Exhibit 10.1

FIRST AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

This First Amendment to Revolving Credit and Term Loan Agreement (“First Amendment”) is made as of June 1, 2022 by Comerica Bank, as administrative agent for the Lenders (defined below) (in such capacity, the “Agent”).

RECITALS

A. Archaea Energy Operating LLC, a Delaware limited liability company, formerly known as LFG Buyer Co, LLC (“Archaea Buyer” and together with any other borrowers from time to time party thereto), the Agent, and the financial institutions from time to time party thereto (the “Lenders”) are party to that certain Revolving Credit and Term Loan Agreement dated September 15, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Certain Advances or other extensions of credit under the existing Credit Agreement bear or are permitted to bear interest, or incur or are permitted to incur fees, commissions or other amounts, based on LIBOR in accordance with the terms of the existing Credit Agreement (prior to the Effective Date).

C. An Early Opt-in Election has occurred in accordance with the Credit Agreement with respect to the LIBOR Rate and the LIBOR Rate has or will be replaced with Adjusted Term SOFR as an alternative Benchmark Rate for purposes of the Credit Agreement for settings of Benchmark Rates that occur on or after the Effective Date in accordance with the Benchmark replacement provisions set forth in the Credit Agreement, and pursuant thereto, the Agent is exercising its right to make certain Benchmark Replacement Conforming Changes in connection with the implementation of the applicable Benchmark Replacement as set forth herein;

D. The amendments and modifications set forth in this First Amendment constitute Benchmark Replacement Conforming Changes for purposes of the Credit Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the following shall be effective:

1. Notwithstanding anything to the contrary contained in the Credit Agreement, effective as of the date hereof (the “Effective Date”), the existing Credit Agreement is hereby amended (a) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and (b) to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case, as set forth in the marked copy of the Credit Agreement attached hereto as Exhibit A hereto and made a part hereof for all purposes.

2. To the extent that the Credit Agreement or any other Loan Document requires the Agent to provide notice to any Borrower, any Lender or any other Person party to the Credit Agreement or any other Loan Document of (i) a Benchmark Transition Event or an Early Opt-in Election with respect to the LIBOR Rate, (ii) a Benchmark Replacement Date, (iii) the implementation of Adjusted Term SOFR as a Benchmark Replacement or (iv) any Benchmark Replacement Conforming Changes in connection with the adoption and implementation of Adjusted Term SOFR or the use and administration thereof, this First Amendment shall constitute such notice.

3. Except as specifically set forth above, this First Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Notes issued thereunder or any of the other Loan Documents. This First Amendment shall not constitute a waiver or release by the Agent or the Lenders of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this First Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders with respect to any other non-compliance by any Borrower or any Guarantor with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

4. Except as specifically defined to the contrary herein, capitalized terms used in this First Amendment shall have the meanings set forth in the Credit Agreement (as in effect prior to the Effective Date) or the Credit Agreement (as amended hereby), as applicable.

5. Any term or provision of this First Amendment that is invalid, illegal or unenforceable in any jurisdiction shall, solely as to that jurisdiction, be ineffective solely to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this First Amendment or affecting the validity, legality or enforceability of any of the terms or provisions of this First Amendment in any other jurisdiction. If any provision of this First Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

6. This First Amendment, the Credit Agreement (as amended hereby) and the other Loan Documents constitute the entire agreement among the parties to the Credit Agreement and other Loan Documents with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and verbal, among such parties or any of them with respect to the subject matter hereof. Any exhibits or annexes attached hereto (including, without limitation, Exhibit A) are hereby incorporated herein by reference and made a part hereof.

7. On and after the Effective Date, each reference in the Credit Agreement to the Credit Agreement, “hereunder”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the Credit Agreement, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to such the Credit Agreement as amended by this Amendment. This First Amendment shall be deemed to be a “Loan Document”, for purposes of the Loan Documents.

8. This First Amendment shall be construed in accordance with and governed by the laws of the State of Texas.

[SIGNATURES FOLLOW ON NEXT PAGE]

2

WITNESS the due execution hereof as of the day and year first above written.

AGENT:

COMERICA BANK, as Agent

By:	/s/ Patrick C. Snow
Name:	Patrick C. Snow
Title:	Vice President

Signature page to First Amendment to Credit Agreement

3

Exhibit A

Amended Credit Agreement

See Attached.

EXECUTION VERSION

ARCHAEA ENERGY OPERATING LLC

REVOLVING CREDIT AND TERM LOAN AGREEMENT
DATED AS OF SEPTEMBER 15, 2021

COMERICA BANK

AS ADMINISTRATIVE AGENT, JOINT LEAD ARRANGER
AND SOLE BOOKRUNNER

CITIZENS BANK, N.A.

AS JOINT LEAD ARRANGER

BANK OF MONTREAL, CHICAGO BRANCH
JPMORGAN CHASE BANK, N.A.

M&T BANK INCORPORATED
CITIBANK, N.A.

AS CO-SYNDICATION AGENTS

TABLE OF CONTENTS

Page

1.	DEFINITIONS.		1
	1.1	Certain Defined Terms	1
	1.2	Other Interpretive Provisions	~~51~~54
	1.3	~~Eurodollar-based Advances; LIBOR Notification 51~~ Rates	55

2.	REVOLVING CREDIT.		~~52~~55
	2.1	Commitment	~~52~~55
	2.2	Accrual of Interest and Maturity; Evidence of Indebtedness.	~~52~~55
	2.3	Requests for and Refundings and Conversions of Advances	~~53~~56
	2.4	Disbursement of Advances.	~~55~~58
	2.5	Swing Line.	~~57~~59
	2.6	Interest Payments; Default Interest.	~~61~~64
	2.7	Optional Prepayments.	~~62~~65
	2.8	Base Rate Advance in Absence of Election or Upon Default	~~63~~65
	2.9	Revolving Credit Facility Fee	~~63~~66
	2.10	Mandatory Repayment of Revolving Credit Advances.	~~63~~66
	2.11	Optional Reduction or Termination of Revolving Credit Aggregate Commitment	~~64~~67
	2.12	Use of Proceeds of Advances	~~65~~68
	2.13	Optional Increase in Revolving Credit	~~65~~68
	2.14	Revolving Credit Extension Offers	~~67~~70

3.	LETTERS OF CREDIT.		~~69~~72
	3.1	Letters of Credit	~~69~~72
	3.2	Conditions to Issuance	~~70~~73
	3.3	Notice	~~71~~74
	3.4	Letter of Credit Fees; Increased Costs.	~~71~~74
	3.5	Other Fees	~~72~~75
	3.6	Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.	~~72~~75
	3.7	Obligations Irrevocable	~~75~~78
	3.8	Risk Under Letters of Credit.	~~76~~79
	3.9	Indemnification	~~77~~79
	3.10	Right of Reimbursement	~~78~~81

4.	TERM LOAN.		~~78~~81
	4.1	Term Loan	~~78~~81
	4.2	Accrual of Interest and Maturity; Evidence of Indebtedness.	~~78~~81
	4.3	Repayment of Principal.	~~79~~82
	4.4	Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan	~~80~~83

i

	4.5	Base Rate Advance in Absence of Election or Upon Default	~~81~~84
	4.6	Interest Payments; Default Interest.	~~81~~84
	4.7	Optional Prepayment of Term Loan.	~~82~~85
	4.8	Mandatory Prepayment of Term Loan.	~~82~~85
	4.9	Use of Proceeds	~~84~~87
	4.10	Optional Increase in Term Loan or Additional Term Loans	~~84~~87
	4.11	Term Loan Extension Offers	~~87~~90

5.	CONDITIONS.		~~88~~91
	5.1	Conditions of Initial Advances	~~88~~91
	5.2	Continuing Conditions	~~92~~95

6.	REPRESENTATIONS AND WARRANTIES.		~~92~~95
	6.1	Corporate Authority	~~92~~95
	6.2	Due Authorization	~~93~~95
	6.3	Good Title; Leases; Assets; No Liens.	~~93~~96
	6.4	Taxes	~~94~~97
	6.5	No Defaults	~~94~~97
	6.6	Enforceability of Agreement and Loan Documents	~~94~~97
	6.7	Compliance with Laws	~~94~~97
	6.8	Non-contravention	~~95~~97
	6.9	Litigation	~~95~~98
	6.10	Consents, Approvals and Filings, Etc	~~95~~98
	6.11	Material Adverse Effect	~~95~~98
	6.12	No Investment Company or Margin Stock	~~95~~98
	6.13	ERISA Compliance	~~96~~98
	6.14	Conditions Affecting Business or Properties	~~97~~100
	6.15	Environmental and Safety Matters	~~97~~100
	6.16	Subsidiaries	~~97~~100
	6.17	[Reserved]	~~97~~100
	6.18	Material Contracts; Material Project Agreements	~~97~~100
	6.19	Franchises, Patents, Copyrights, Tradenames, Etc	~~98~~101
	6.20	Capital Structure	~~98~~101
	6.21	Accuracy of Information; Beneficial Ownership.	~~98~~101
	6.22	Solvency	~~99~~102
	6.23	Employee Matters	~~99~~102
	6.24	No Misrepresentation	~~99~~102
	6.25	Corporate Documents and Corporate Existence	~~100~~102
	6.26	Anti-Money Laundering/Anti-Terrorism	~~100~~102
	6.27	Affected Financial Institution	~~100~~103
	6.28	FERC Compliance	~~100~~103
	6.29	PUHCA; PURPA; Natural Gas Act; Regulatory Status	~~100~~103
	6.30	Exemption from Regulation	~~101~~104

7.	AFFIRMATIVE COVENANTS.		~~101~~104
	7.1	Financial Statements	~~101~~104

	7.2	Certificates; Other Information	~~102~~105
	7.3	Payment of Obligations	~~104~~106
	7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws.	~~104~~106
	7.5	Maintenance of Property; Insurance	~~104~~107
	7.6	Inspection of Property; Books and Records, Discussions	~~105~~108
	7.7	Notices	~~106~~109
	7.8	Hazardous Material Laws.	~~107~~110
	7.9	Financial Covenants.	~~107~~110
	7.10	Governmental and Other Approvals	~~108~~110
	7.11	Compliance with ERISA	~~108~~111
	7.12	[Reserved]	~~108~~111
	7.13	Future Subsidiaries; Additional Collateral.	~~108~~111
	7.14	Accounts	~~110~~113
	7.15	Use of Proceeds	~~111~~113
	7.16	Hedging Transaction	~~111~~114
	7.17	Further Assurances and Information.	~~111~~114
	7.18	Anti-Terrorism Laws	~~112~~114
	7.19	Energy Regulatory Status	~~112~~115
	7.20	Post-Closing Covenants	~~112~~115

8.	NEGATIVE COVENANTS.		~~113~~115
	8.1	Limitation on Debt	~~113~~115
	8.2	Limitation on Liens	~~115~~117
	8.3	Acquisitions	~~116~~119
	8.4	Limitation on Mergers, Dissolution or Sale of Assets	~~116~~119
	8.5	Restricted Payments	~~118~~121
	8.6	[Reserved]	~~119~~122
	8.7	Limitation on Investments, Loans and Advances	~~119~~122
	8.8	Transactions with Affiliates	~~121~~124
	8.9	Sale-Leaseback Transactions	~~122~~124
	8.10	Limitations on Other Restrictions	~~122~~125
	8.11	Prepayment of Debt	~~122~~125
	8.12	Amendment of Subordinated Debt Documents	~~123~~125
	8.13	Modification of Certain Agreements	~~123~~125
	8.14	Management Fees	~~123~~126
	8.15	Fiscal Year	~~123~~126
	8.16	Passive Parent Covenant	~~123~~126

9.	DEFAULTS.		~~123~~126
	9.1	Events of Default	~~123~~126
	9.2	Exercise of Remedies	~~126~~128
	9.3	Rights Cumulative	~~126~~129
	9.4	Waiver by the Borrowers of Certain Laws	~~126~~129
	9.5	Waiver of Defaults	~~126~~129
	9.6	Set Off	~~127~~129

	9.7	Equity Cure	~~127~~130

10.	PAYMENTS, RECOVERIES AND COLLECTIONS.		~~128~~131
	10.1	Payment Procedure.	~~128~~131
	10.2	Application of Proceeds of Collateral	~~129~~132
	10.3	Pro-rata Recovery	~~129~~132
	10.4	Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.	~~130~~132
	10.5	Erroneous Payments.	~~132~~134
	10.6	Certain Payments to the Non-Extending Revolving Credit Lenders and Non-Extending Term Loan Lenders.	~~132~~135

11.	YIELD PROTECTION; INCREASED COSTS; MARGIN ADJUSTMENTS; TAXES; BENCHMARK REPLACEMENT.		~~133~~136
	11.1	Reimbursement of Prepayment Costs	~~133~~136
	11.2	~~Eurodollar Lending Office 134~~[Reserved]	136
	11.3	~~Circumstances Affecting LIBOR Rate Availability134~~Inability to Determine Rates	136
	11.4	~~Laws Affecting LIBOR Rate Availability 134~~Illegality	137
	11.5	Increased ~~Cost of Advances Carried at the LIBOR Rate 135~~Costs	137
	11.6	Capital Adequacy and Other Increased Costs.	~~136~~138
	11.7	Right of Lenders to Fund through Branches and Affiliates	~~136~~139
	11.8	[Reserved]	~~136~~139
	11.9	Delay in Requests	~~136~~139
	11.10	Taxes.	~~137~~139
	11.11	~~Effect of~~ Benchmark ~~Transition Event~~Replacement Setting.	~~138~~141

12.	AGENT.		~~145~~142
	12.1	Appointment of the Agent	~~145~~142
	12.2	Deposit Account with the Agent or any Lender	~~146~~143
	12.3	Scope of the Agent’s Duties	~~146~~143
	12.4	Successor Agent	~~146~~143
	12.5	Credit Decisions	~~147~~144
	12.6	Authority of the Agent to Enforce This Agreement	~~147~~144
	12.7	Indemnification of the Agent	~~148~~145
	12.8	Knowledge of Default	~~148~~145
	12.9	The Agent’s Authorization; Action by Lenders	~~149~~146
	12.10	Enforcement Actions by the Agent	~~149~~146
	12.11	Collateral Matters.	~~149~~146
	12.12	The Agents in their Individual Capacities	~~150~~147
	12.13	The Agent’s Fees	~~150~~147
	12.14	Documentation Agent or other Titles	~~150~~147
	12.15	Subordination Agreements	~~150~~147
	12.16	Indebtedness in respect of Lender Products and Hedging Agreements	~~150~~147
	12.17	No Reliance on the Agent’s Customer Identification Program.	~~151~~148
	12.18	Flood Laws	~~151~~148
	12.19	Lenders’ ERISA Representations.	~~152~~149

13.	MISCELLANEOUS.		~~153~~150
	13.1	Accounting Principles; Divisions.	~~153~~150
	13.2	Consent to Jurisdiction	~~153~~150
	13.3	Governing Law	~~154~~151
	13.4	Interest	~~154~~151
	13.5	Closing Costs and Other Costs; Indemnification.	~~155~~152
	13.6	Notices.	~~156~~153
	13.7	Further Action	~~157~~154
	13.8	Successors and Assigns; Participations; Assignments.	~~157~~154
	13.9	Counterparts	~~161~~158
	13.10	Amendment and Waiver.	~~161~~158
	13.11	Confidentiality	~~165~~162
	13.12	Mitigation Obligations; Substitution or Removal of Lenders.	~~166~~163
	13.13	Withholding Taxes.	~~167~~164
	13.14	WAIVER OF JURY TRIAL	~~169~~166
	13.15	USA Patriot Act Notice	~~170~~167
	13.16	Complete Agreement; Conflicts	~~170~~167
	13.17	Severability	~~170~~167
	13.18	Table of Contents and Headings; Section References	~~170~~167
	13.19	Construction of Certain Provisions	~~170~~167
	13.20	Independence of Covenants	~~171~~168
	13.21	Electronic Transmissions.	~~171~~168
	13.22	Advertisements	~~171~~168
	13.23	Reliance on and Survival of Provisions	~~171~~168
	13.24	Acknowledgment Regarding Any Supported QFCs	~~172~~169
	13.25	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~173~~170
	13.26	Joint and Several Liability.	~~173~~170
	13.27	Third Party Beneficiaries.	~~176~~173

v

EXHIBITS

A FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

B FORM OF REVOLVING CREDIT NOTE

C FORM OF SWING LINE NOTE

D FORM OF REQUEST FOR SWING LINE ADVANCE

E FORM OF NOTICE OF LETTERS OF CREDIT

F FORM OF ASSIGNMENT AGREEMENT

G FORM OF COVENANT COMPLIANCE REPORT

H FORM OF TERM LOAN NOTE

I FORM OF TERM LOAN RATE REQUEST

J FORM OF SWING LINE PARTICIPATION CERTIFICATE

K-1 FORM OF U.S. TAX COMPLIANCE CERTIFICATE

K-2 FORM OF U.S. TAX COMPLIANCE CERTIFICATE

K-3 FORM OF U.S. TAX COMPLIANCE CERTIFICATE

K-4 FORM OF U.S. TAX COMPLIANCE CERTIFICATE

L FORM OF NEW LENDER ADDENDUM

ANNEXES

I	Applicable Margin Grid
II	Percentages and Allocations
III	Notices

SCHEDULES

Schedule 1.1 – Compliance Information

Schedule 1.1(a) – Controlled Joint Ventures

Schedule 1.1(b) – Existing Letters of Credit

Schedule 1.1(c) – Excluded Subsidiaries

Schedule 5.1(c) – Jurisdictions

Schedule 6.3(b) – Borrowers Locations

Schedule 6.4 – Taxes

Schedule 6.9 – Litigation

Schedule 6.10 – Governmental Approval

Schedule 6.16 – Borrowers’ Subsidiaries

Schedule 6.18 – Material Contracts; Material Project Agreements

Schedule 6.20 – Ownership of Borrowers

Schedule 6.28 – FERC Compliance

Schedule 8.1 – Existing Debt

Schedule 8.2 – Existing Liens

Schedule 8.7 – Existing Investments

Schedule 8.8 – Transactions with Affiliates

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Revolving Credit and Term Loan Agreement (“Agreement”) is made as of the 15th day of September, 2021, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”), Joint Lead Arranger and Sole Bookrunner, Citizens Bank, N.A., as Joint Lead Arranger, Bank of Montreal, Chicago Branch, JPMorgan Chase Bank, N.A., M&T Incorporated and Citibank, N.A. as Co-Syndication Agents, and Archaea Energy Operating LLC, a Delaware limited liability company, formerly known as LFG Buyer Co, LLC (“Archaea Buyer” and together with each other Person that from time to time becomes a borrower hereunder, the “Borrowers” and each, individually, a “Borrower”).

RECITALS

A. The Borrowers have requested that the Lenders extend to them credit and letters of credit on the terms and conditions set forth herein.

B.  The Lenders are prepared to extend such credit as aforesaid, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, the Borrowers, the Lenders, and the Agent agree as follows:

1.	DEFINITIONS.

1.1  Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.14 of this Agreement or otherwise, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Acquired Person” shall have the meaning provided in the definition of “Pro Forma Acquisition EBITDA”.

“Acquisition” shall mean the acquisition by Archaea Buyer of 100% of the Equity Interests of the Targets.

“Adjusted Consolidated EBITDA” shall mean, for any Applicable Measuring Period, and as of any date of determination, the sum, without duplication, of (a) Consolidated EBITDA, (b) Pro Forma Adjustments and (c) Pro Forma Acquisition EBITDA.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Applicable Floor, then Adjusted Term SOFR shall be deemed to be the Applicable Floor.

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by a Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, the Term Loan Lenders under Section 4.1 hereof, or the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 4.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c) hereof, and shall include, as applicable, a ~~Eurodollar-based~~Term SOFR Advance, a Base Rate Advance and a Quoted Rate Advance.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 13.12(b) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling (including but not limited to all directors and officers of such Person), Controlled by, or under direct or indirect common Control with such Person.

“Agent” is defined in the preamble, and includes any successor agents appointed in accordance with Section 12.4 hereof.

“Agent’s ~~Correspondent~~Office” shall mean ~~for Eurodollar-based Advances,~~ the Agent’s ~~Grand Cayman Branch (or for the~~address, and as appropriate, account, as set forth on Annex III, or such other address or account ~~of said branch office, at~~as the Agent~~’s main office in Detroit, Michigan, United States)~~ may from time to time notify the Borrowers’ Representative and Lenders.

“Anti-Terrorism Laws” shall mean any applicable laws relating to terrorism, trade sanctions programs and embargoes, money laundering, corruption or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time.

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Annex I.

“Applicable Floor” shall mean (a) as such term is used in the definitions of “~~LIBOR Rate~~Adjusted Term SOFR” and “Benchmark Replacement” (as defined in Section 11.11), zero percent (0.0%) per annum, and (b) as such term is used in the definition of “Base Rate”, one percent (1.0%) per annum.

“Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance and Term Loan Advance, ~~the Eurodollar-based Rate~~Adjusted Term SOFR or the Base Rate, plus, in each case, the Applicable Margin, and (ii) with respect to each Swing Line Advance, the Base Rate or, if made available to the Borrowers by the Swing Line Lender at its option, the Quoted Rate, plus, in each case, the Applicable Margin, in each case as selected by the Borrowers from time to time subject to the terms and conditions of this Agreement.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Annex I.

“Applicable Measuring Period” shall mean the period of four consecutive fiscal quarters ending on the applicable date of determination. For purposes of calculating the Consolidated Fixed Charge Coverage Ratio as of December 31, 2021, March 31, 2022, and June 30, 2022, the Consolidated Fixed Charge Coverage Ratio shall be based on the three, six and nine month periods, respectively, then ended.

~~“Applicable Reference Date” shall mean (i) for all purposes other than clause (c) of the definition of “Base Rate,” the date that is two (2) Business Days prior to the first day of the applicable Eurodollar-Interest Period, and (ii) solely for purposes of clause (c) of the definition of “Base Rate,” any date of determination (or, if such date is not a Business Day, the preceding Business Day).~~

“Asset Sale” shall mean the sale, transfer or other disposition by any Credit Party of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary) to any Person (other than to a Borrower or a Guarantor).

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit F hereto.

“Authorized Signer” shall mean each person who has been authorized by a Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, and (y) under all other circumstances, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or “Term SOFR Interest Period” pursuant to Section 11.11(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Base Rate” shall mean for any day, that per annum rate of interest which is equal to ~~the sum of the Applicable Margin plus~~ the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%) per annum, (c) ~~the LIBOR Rate (using the applicable 30-day or~~Adjusted Term SOFR for a one- month ~~rate) for~~tenor in effect on such day, plus one percent (1.0%) per annum, and (d) the Applicable Floor~~; provided, however, for purposes of determining the Base Rate during any period that the LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4 hereof or during a Benchmark Unavailability Period under Section 11.11 hereof, the Base Rate shall be determined without reference to clause (c) above~~. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or ~~such LIBOR Rate~~Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or ~~the LIBOR Rate~~Adjusted Term SOFR, respectively.

“Base Rate Advance” shall mean an Advance which bears interest at the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 11.11(a).

“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Applicable Floor, the Benchmark Replacement will be deemed to be the Applicable Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.11.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230, as amended from time to time.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowers” is defined in the preamble to this Agreement.

“Borrowers’ Representative” shall mean, initially, Archaea Buyer, or any other Borrower identified as the Borrowers’ Representative in a written notice delivered to the Agent and signed by all Borrowers.

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and New York, New York~~, and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market~~.

“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding expenditures made in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Cash Certification” shall mean a certification by a Responsible Officer of the Borrowers’ Representative in form and substance reasonably satisfactory to the Agent certifying that (i) for purposes of clause (k) of “Permitted Acquisition”, the cash consideration paid or payable by the Credit Parties with respect to such proposed acquisition shall be directly funded in its entirety solely with cash and cash equivalents of the Credit Parties identified on the balance sheet or cash flow statement of the Credit Parties as of such date or (ii) for purposes of Section 8.5(h), (x) the applicable Distribution to be paid by the Credit Parties shall be directly funded in its entirety solely with cash and cash equivalents of the Credit Parties identified on the balance sheet or cash flow statement of the Credit Parties as of such date and (y) both immediately before and after giving effect to such Distribution, the cash and cash equivalents identified on the balance sheet of the Credit Parties shall be not less than $10,000,000 in the aggregate, together with, in the case of each of the foregoing clauses (i) and (ii), such supporting evidence as the Agent may reasonably request to verify that the proposed acquisition or Distribution, as applicable, was not or will not be funded, directly or indirectly, with proceeds of any Advances hereunder.

“Certain Funds Default” shall mean an Event of Default arising from any of the following: Sections 9.1(a) and (b), Section 9.1(c) (only with respect to Sections 7.4(b) (solely with respect to existence of Archaea Buyer), 7.4(e), 7.15, and 7.18), 9.1(e) (only with respect to the Certain Funds Representations and the Purchase Agreement Representations) or 9.1(i).

“Certain Funds Purposes” shall mean (a) payment (directly or indirectly) of a portion of the purchase price payable by Archaea Buyer to the Sellers in respect of the Acquisition, and (b) financing (directly or indirectly) the fees, costs or expenses in respect of the consummation of the Acquisition.

“Certain Funds Representations” shall mean the representations and warranties set forth in Sections 6.1(a)(i), 6.2, 6.3(f), 6.6, 6.7(b), 6.12, 6.21(d), 6.22 and 6.26 of this Agreement.

“Change in Law” shall mean the occurrence, after the Effective Date, or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Lender or Agent on such date, or (ii) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean (a) an event or series of events whereby any Person or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than Rice Acquisition and its co-investors as of the Effective Date, shall either (x) acquire direct or indirect beneficial ownership more than 40% of any outstanding class of common stock of the Parent or any Borrower having ordinary voting power in the election of directors of the Parent or such Borrower, as applicable or (y) obtain the power (whether or not exercised) to elect a majority of the Parent or such Borrower’s directors, as applicable or (b) the Parent shall cease to own and control, directly or indirectly, at least 100% on a fully diluted basis of the aggregate issued and outstanding voting stock (or comparable voting interests) of any Borrower.

“Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Agent, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Credit Party, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as the Agent may reasonably require, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Documents” shall mean the Security Agreement, any Pledge Agreements, any Mortgages, any Account Control Agreements, and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Agent on or after the Effective Date, in which any Credit Party purports to pledge or grant a security interest in any Collateral or assets securing any of the Indebtedness or any such Person purports to guaranty the payment and/or performance of any of the Indebtedness, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Comerica Bank” shall mean Comerica Bank, its successors or assigns.

“Commencement Date” shall mean, in respect of any Material Project, the earlier of (x) the date the construction of such Material Project commences or (y) the date of the first material cash expenditures in connection with the acquisition of any real property to facilitate the construction of such Material Project or any gas or fuel supply rights to facilitate the development and operation of such Material Project.

“Commercial Operation” shall be deemed achieved for any Material Project at such time as the substantial completion of construction (other than punch list items) thereof and the initial placement thereof into service have occurred.

“Commercial Operation Date” shall mean, with respect to any Material Project, the date on which such Material Project has achieved Commercial Operation.

“Commitments” shall mean the Revolving Credit Aggregate Commitment.

“Condemnation Proceeds” shall mean the cash proceeds received by any Credit Party in respect of any condemnation proceeding net of fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the collection thereof.

“Conforming Changes” or “Benchmark Replacement Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” “Term SOFR Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 11.11 and other technical, administrative or operational matters) that the Agent decides (after consultation with the Borrowers but in Agent’s sole discretion) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” (or “consolidated”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” shall refer to the Credit Parties, determined on a Consolidated basis.

“Consolidated EBITDA” shall mean, for any Applicable Measuring Period, Consolidated Net Income for such period plus,

(I)  without duplication and only to the extent not included in Consolidated Net Income for such period, the sum of all cash dividends or distributions actually received by any Credit Party during such period from Assai Energy, LLC and any Controlled Joint Venture, plus

(II)  without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income (including, without duplication, investment income) for such period, the sum of:

(a)  Income Taxes expense or taxes based on income or profits or capital, including, without limitation, federal state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations),

(b)  Consolidated Interest Expense (including (x) net losses of Hedging Transactions or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, net of interest income and gains with respect to such obligations, (y) bank fees and (z) costs of surety bonds in connection with financing activities),

(c) depreciation and amortization expense,

(d)  any non-cash charges, expenses or losses (including non-cash stock compensation expense),

(e)  the amount of any earn-out and other contingent consideration obligations in connection with any Investment permitted hereunder,

(f)  non-recurring fees and expenses associated with the Acquisition incurred prior to or within six (6) months after the Effective Date in an amount not to exceed $10,000,000 in the aggregate, plus such additional amounts as the Agent may consent to (such consent not to be unreasonably withheld),

(g)  expenses and indemnities paid to Rice Acquisition or its Affiliates during such period so long as such expense and indemnities are only paid and accrued as allowed under this Agreement,

(h)  fees and expenses paid to or on behalf of, and the reimbursement of indemnities of, directors,

(i)  fees, costs and expenses related to this Agreement and the other Loan Documents and any amendment thereof (whether or not consummated) to the extent paid or reimbursed to the Agent or any of the Lenders,

(j)  fees and expenses paid to or on behalf of, and the reimbursement or indemnification in connection with any Material Project, Permitted Acquisition, Investment, Distributions, Asset Sales, dispositions or incurrence of Debt, in each case, to the extent permitted under this Agreement, to the extent actually reimbursed or, so long as the Borrowers have made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (A) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (B) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days),

(k)  restructuring charges, accruals or reserves or related charges (including restructuring costs related to acquisitions after the Effective Date), equity based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to accounting functions and integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments, provided that the amount added back pursuant to this clause (k) shall not, in the aggregate, exceed 10.0% of Consolidated EBITDA for such period,

(l)  subject to Agent’s approval (not to be unreasonably withheld), extraordinary, exceptional, and non-recurring or unusual charges, losses, or expenses (including all fees relating thereto) during such period, including, without limitation, in connection with (A) integration costs, transition costs, or other business optimization or strategic initiative expenses (including those related to severance, retention, signing bonuses, recruiting and other employee related costs and any pre-opening, opinion, consolidation and closing costs for facilities), (B) costs, accruals, reserves or other expenses incurred during such period in connection with any Material Project, Permitted Acquisition, Investment, Distributions, Asset Sales, dispositions or incurrence of Debt, in each case, to the extent permitted under this Agreement, (C) restructuring costs and curtailments or modifications to pension and postretirement employee benefit plans and (D) any operating expense reductions, acquisition synergies as a result of any Permitted Acquisition, Asset Sales or other dispositions permitted under this Agreement or cost-saving initiatives,

(m)

(i)  for any Material Projects commenced by any Credit Party with a Commencement Date occurring on or prior to the date of determination, Consolidated EBITDA Adjustments for such Material Project in an aggregate amount not to exceed 40% of Consolidated EBITDA for such period,

(ii) for any Material Projects commenced by a Pledged Controlled Joint Venture with a Commencement Date occurring on or prior to the date of determination, Consolidated EBITDA JV Adjustments for such Material Projects for such period,

(n)  to the extent covered by insurance and directly or indirectly reimbursed, or, so long as the Borrowers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days) reimbursable by a third party, expenses with respect to liability or casualty events or business interruption,

(o)  any net loss from disposed or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of), minus

(III)  without duplication and only to the extent reflected as a gain or increase in the statement of such Consolidated Net Income for such period, any extraordinary and non-recurring gains and any non-cash gains (including Income Tax benefits).

Consolidated EBITDA shall be calculated for each four-fiscal quarter period using the Consolidated EBITDA for the four most recently ended fiscal quarters. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA for purposes of calculating the Consolidated Total Leverage Ratio under this Agreement (i) for the first full fiscal quarter following the Effective Date, Consolidated EBITDA shall be calculated by multiplying the Borrowers’ actual Consolidated EBITDA (without giving effect to any amount received by the Borrowers pursuant to Section 9.7 during such fiscal quarter) for such fiscal quarter by 4, (ii) for the second full fiscal quarter following the Effective Date, Consolidated EBITDA shall be calculated by multiplying the Borrowers’ actual EBITDA (without giving effect to any amount received by the Borrowers pursuant to Section 9.7 during such fiscal quarter) for the prior two fiscal quarter period ending with such fiscal quarter by 2 and (iii) for the third full fiscal quarter following the Effective Date, Consolidated EBITDA shall be calculated by multiplying the Borrowers’ actual EBITDA (without giving effect to any amount received by the Borrowers pursuant to Section 9.7 during such fiscal quarter) for the prior three fiscal quarter period ending with such fiscal quarter by 4/3.

In the calculation of Consolidated EBITDA for any period of calculation (but without duplication of the amounts specified in the provisos below), Consolidated EBITDA shall be determined on a last twelve (12) month basis; provided that, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period, the Disposed EBITDA of any Person or business or attributable to any property or asset sold, transferred, abandoned or otherwise disposed of or closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by any Borrower or any Subsidiary (other than Assai Energy, LLC) during such period (each such Person, business, property or asset so sold or disposed of or closed, a “Sold Entity or Business”).

“Consolidated EBITDA Adjustments” shall mean,

(a)  with respect to any Material Project commenced by any Credit Party, for each Applicable Measuring Period ending prior to or within the fiscal quarter in which the Commercial Operation Date thereof occurs, a percentage (based on the then current completion percentage of such Material Project as of the date of determination, reasonably determined by the Borrowers in good faith, and to the extent engineering, procurement and construction contracts are entered into, by reference to scheduled completion specified in the engineering, procurement and construction contracts in connection with such Material Project) of the Projected Consolidated EBITDA attributable to such Material Project, net of actual Consolidated EBITDA attributable to or generated by such Material Project for such period, which percentage of Projected Consolidated EBITDA may, at the Borrowers’ option, be added to actual Consolidated EBITDA for the Applicable Measuring Period commencing with the fiscal quarter in which the Commencement Date in respect of such Material Project occurs and for each such period thereafter until the Commercial Operation Date of such Material Project (but including the Applicable Measuring Period ending with the fiscal quarter in which such Commercial Operation Date occurs); provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for the Applicable Measuring Period ending after the Scheduled Commercial Operation Date to (and including) the Applicable Measuring Period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then estimated delay (estimated on the date of determination), whichever is longer): (i) 90 days or less, 0%; (ii) longer than 90 days, but not more than 180 days, 25%; (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%, and

(b) in connection with any Material Project, beginning with the Applicable Measuring Period ending with the first full fiscal quarter after which the Commercial Operation Date of such Material Project occurs and for the Applicable Measuring Periods ending with the three immediately succeeding full fiscal quarters, an amount equal to the Projected Amount, which Projected Amount shall be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing, no such Consolidated EBITDA Adjustment shall be allowed (a) with respect to any Material Project, unless prior to (x) the date for which a Covenant Compliance Report is due for the Applicable Measuring Period for which the Borrowers desire to commence inclusion of such Consolidated EBITDA Adjustment with respect to a Material Project or (y) any applicable date on which pro forma compliance with Section 7.9(a) or (b) is being tested, the Borrowers shall have delivered to the Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Applicable Measuring Period following the Scheduled Commercial Operation Date with respect to such Material Project and (b) in the case of any Material Project, prior to (x) the date for which a Covenant Compliance Report is due (or pro forma compliance with Section 7.9(a) or (b) is being tested), for the initial fiscal quarter for which the Borrowers desire to commence inclusion of such Consolidated EBITDA Adjustment with respect to a Material Project or (y) any applicable date on which pro forma compliance with Section 7.9(a) or (b) is being tested, the Borrowers shall have provided a certificate showing the calculation of such Projected Consolidated EBITDA together with all assumptions used in such calculations, and the Agent shall have approved (such approval not to be unreasonably withheld) such projections and the Agent shall have received such other information and documentation as the Agent may reasonably request with respect to such Material Project, all in form and substance reasonably satisfactory to the Agent.

“Consolidated EBITDA JV Adjustments”

(a)  with respect to any Material Project commenced by a Pledged Controlled Joint Venture, for each Applicable Measuring Period ending prior to or with the fiscal quarter in which the Commercial Operation Date thereof occurs, a percentage (based on the then current completion percentage of such Material Project as of the date of determination, reasonably determined by the Borrowers in good faith, and to the extent engineering, procurement and construction contracts are entered into, by reference to scheduled completion specified in the engineering, procurement and construction contracts in connection with such Material Project) of the Projected Cash Distribution attributable to such Material Project, net of actual returns (including dividends, interest, distributions, returns of principal, profits on sale, repayment, income and similar amounts) received in cash or cash equivalents by a Credit Party and attributable to or generated by such Material Project for such period, which percentage of Projected Cash Distribution may, at the Borrowers’ option, be added to actual Consolidated EBITDA for such period commencing with the fiscal quarter in which the Commencement Date in respect of such Material Project occurs and for each such Applicable Measuring Period thereafter until the Commercial Operation Date of such Material Project (but including the Applicable Measuring Period ending with the fiscal quarter in which such Commercial Operation Date occurs); provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Applicable Measuring Periods ending after the Scheduled Commercial Operation Date to (and including) the Applicable Measuring Period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then estimated delay (estimated on the date of determination), whichever is longer): (i) 90 days or less, 0%; (ii) longer than 90 days, but not more than 180 days, 25%; (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%, and

(b) in connection with any Material Project, beginning with the Applicable Measuring Period ending with the first full fiscal quarter after which the Commercial Operation Date of such Material Project occurs and for the Applicable Measuring Periods ending with the three immediately succeeding full fiscal quarters, an amount equal to the Projected JV Amount, which Projected JV Amount shall be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing, no such Consolidated EBITDA JV Adjustment shall be allowed (a) with respect to any Material Project, unless prior to (x) the date for which a Covenant Compliance Report is due for the Applicable Measuring Period for which the Borrowers desire to commence inclusion of such Consolidated EBITDA JV Adjustment with respect to a Material Project or (y) any applicable date on which pro forma compliance with Section 7.9(a) or Section 7.9(b) is being tested, the Borrowers shall have delivered to the Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Applicable Measuring Period following the Scheduled Commercial Operation Date with respect to such Material Project and (b) in the case of any Material Project, prior to (x) the date for which a Covenant Compliance Report is due (or pro forma compliance with Section 7.9(a) or Section 7.9(b) is being tested), for the initial fiscal quarter for which the Borrowers desire to commence inclusion of such Consolidated EBITDA JV Adjustment with respect to a Material Project or (y) any applicable date on which pro forma compliance with Section 7.9(a) or Section 7.9(b) is being tested, the Borrowers shall have provided a certificate showing the calculation of such Projected Cash Distribution together with all assumptions used in such calculations, and the Agent shall have approved (such approval not to be unreasonably withheld) such projections and the Agent shall have received such other information and documentation as the Agent may reasonably request with respect to such Material Project and the applicable Pledged Controlled Joint Venture, all in form and substance reasonably satisfactory to the Agent.

“Consolidated Fixed Charges” shall mean, for any Applicable Measuring Period, the sum, without duplication, of (i) all cash Consolidated Interest Expense paid or payable in cash in respect of such period on Consolidated Funded Debt, plus (ii) all regularly scheduled principal amortization payments on Consolidated Funded Debt for such period (without giving effect to any prepayments made under Section 4.8(e)), all calculated for the Credit Parties on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” shall mean for any Applicable Measuring Period, the ratio of (a) (i) Consolidated EBITDA for such period, minus (ii) Maintenance Capital Expenditures, minus (iii) cash Income Taxes paid during such period (net of any cash refund in respect of such Taxes received during such period), minus (iv) Permitted Tax Distributions, minus (v) fees and expenses paid to or on behalf of, and the reimbursement of indemnities of, directors not to exceed the amount permitted hereunder to be paid during such period, minus (vi) Distributions paid during such period, to extent permitted to be paid pursuant to Section 8.5 hereof, to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Debt” shall mean at any date, the aggregate amount of all Funded Debt of the Credit Parties at such date, determined on a Consolidated basis.

“Consolidated Interest Expense” shall mean for any Applicable Measuring Period total cash interest expense (including that attributable to Capitalized Leases and excluding non-cash interest expense) of the Credit Parties determined on a Consolidated basis plus, without duplication, capitalized interest expense, plus any portion of the Letter of Credit Fees allocable to such period in accordance with GAAP.

“Consolidated Net Income” shall mean for any Applicable Measuring Period, the consolidated net income (or loss) of the Credit Parties (other than the Excluded Subsidiaries), determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person acquired prior to the date it becomes a Subsidiary or is merged into or consolidated with the Credit Parties, (b) the income (or deficit) of any Person (other than a Subsidiary of any of the Credit Parties) in which any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Credit Parties in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrowers to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Debt on such date, including Subordinated Debt, to (b) Adjusted Consolidated EBITDA for the Applicable Measuring Period.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power (i) to vote 35% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Joint Venture” shall mean a joint venture identified on Schedule 1.1(a) hereto (which such schedule may be amended, restated or supplemented with the approval of the Borrowers’ Representative and the Agent and which schedule shall identify whether such joint venture is a Pledged Controlled Joint Venture) of which a Credit Party is a member and either (a) with respect to which a Credit Party has the power to determine the amount of such joint venture’s distributable cash and the timing for distribution of such distributable cash to the joint venture members or (b) the applicable joint venture agreement requires such joint venture’s available cash (net of amounts for expenses, debt service, capital expenditures, reasonable reserves, and similar customary payments) to be distributed on a periodic basis to the joint venture members.

“Covenant Compliance Report” shall mean the report to be furnished by the Borrowers to the Agent pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit G and certified by a Responsible Officer of the Borrowers, in which report the Borrowers shall set forth the information specified therein and which shall include a statement of then applicable level for the Applicable Margin and Applicable Fee Percentages as specified in Annex I attached to this Agreement.

“Covered Entity” shall mean (a) each Credit Party, any other Persons that guaranty the Indebtedness and/or pledge collateral to secure the Indebtedness, (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above, and (c) all brokers or other agents of any Credit Party acting in any capacity in connection with this Agreement. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Parties” shall mean the Parent, the Borrowers and their respective Subsidiaries (other than Assai Energy, LLC), and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.

“Cumulative Amount” shall mean, on any date of determination (the “Reference Date”), as set forth (in reasonable detail) in the most recent Covenant Compliance Report delivered to Agent (or as updated, from time to time, in a subsequent supplemental report) the total of (without duplication):

(a)	$25,000,000; plus

(b)	to the extent not already included in the calculation of Consolidated Net Income of the Credit Parties, the aggregate amount of all returns, dividends, profits and other distributions and similar amounts received in cash by any Credit Party from any Investments (including any joint ventures) during the period from the Business Day immediately following the Effective Date through and including the Reference Date solely to the extent the original Investment therein was made using the

Cumulative Amount and solely up to the original amount of the Investment therein made using the Cumulative Amount, to the extent Not Otherwise Applied; plus

(c)	to the extent not already included in the calculation of Consolidated Net Income of the Credit Parties, the aggregate amount of all Net Cash Proceeds received by any Credit Party in connection with the sale, transfer or other disposition of its ownership interest in any Investments (including any joint ventures) during the period from the Business Day immediately following the Effective Date through and including the Reference Date solely to the extent the original Investment therein was made using the Cumulative Amount and solely up to the original amount of the Investment therein made using the Cumulative Amount, to the extent Not Otherwise Applied; minus

(d)	(i) the aggregate amount of Debt incurred pursuant to Section 8.1 using the Cumulative Amount, (ii) the aggregate amount of Liens incurred pursuant to Section 8.2 using the Cumulative Amount, and (iii) the aggregate amount of Investments made pursuant to Section 8.7 using the Cumulative Amount, in each case during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date).

“Cure Notice” is defined in Section 9.7.

“Cure Proceeds” is defined in Section 9.7.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, (f) all obligations of such Person in respect of Disqualified Equity Interests and (g) any Off Balance Sheet Liabilities.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Lender, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Agent or any Issuing Lender or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrowers, to confirm in writing to the Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swing Line Lender and each Lender.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrowers and the Subsidiaries (other than Assai Energy, LLC) in the definition of Consolidated EBITDA were references to such Sold Entity or Business), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than in exchange solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of all Indebtedness that is accrued and payable and the termination of the commitments hereunder), or is redeemable at the option of the holder thereof (other than in exchange for Equity Interests that are not Disqualified Equity Interests), in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day following the Latest Maturity Date, or (b) is or becomes convertible into or exchangeable for (i) Debt or debt securities or (ii) any Equity Interests that would constitute Disqualified Equity Interests, in each case at any time prior to the 91st day following the Latest Maturity Date.

“Disqualified Institution” shall mean, on any date, (i) any Person that is a competitor of the Borrowers or any of their Subsidiaries operating in the same or similar line of business as the Borrowers or any of their Subsidiaries, which Person has been designated by the Borrowers as a “Disqualified Institution” by written notice to the Agent from time to time, (ii) any Person identified in writing to the Agent on or prior to the date of that certain Commitment Letter dated April 7, 2021 by and between the Agent and Archaea Buyer, as mutually agreed upon by the Agent and Archaea Buyer, and (iii) any Person that is (x) identified by the Borrowers as an Affiliate of any of the foregoing Persons, and/or (y) a reasonably identifiable Affiliate of any of the foregoing Persons solely on the basis of such Affiliate’s name (including funds managed, sponsored or advised by such Person); provided that “Disqualified Institutions” shall exclude (a) competitors of Rice Acquisition that are not otherwise competitors of the Borrowers or any of their Subsidiaries, and (b) any Person that the Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time; provided further that the Agent shall have the right, and the Borrowers hereby expressly authorize the Agent, to provide the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time to each Lender requesting the same, provided that the Agent shall not be responsible for, nor have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation to or disclosure of confidential information to, a Disqualified Institution.

“Distribution” is defined in Section 8.5 hereof.

“Dividing Person” is defined in the definition of “Division”.

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” shall mean any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Foreign Holdco” shall mean any Subsidiary substantially all of whose assets (directly and/or indirectly through one or more Subsidiaries) are capital stock (and, if applicable, debt) of one or more Subsidiaries that are CFCs and/or other Domestic Foreign Holdcos.

“Domestic Subsidiary” shall mean any Subsidiary of a Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not (i) a “controlled foreign corporation” as defined under Section 957 of the Code (each, a “CFC”) (or a Subsidiary of a CFC) or (ii) a Domestic Foreign Holdco, in each case provided such Subsidiary is directly owned by such Borrower or a Domestic Subsidiary of such Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an

Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) the Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless an Event of Default under Section 9.1(a), (b), (c) (with respect to Sections 7.9(a) or (b) only), or (i) has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed), provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided further that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers, or any of the Borrower’s Affiliates or Subsidiaries, or any Disqualified Institution; and (y) no assignment shall be made to a Defaulting Lender (or any Person who would be a Defaulting Lender if such Person was a Lender hereunder) without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender.

“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA and any other material employee benefit plan, program or arrangement, in any case, maintained for employees of the Borrower or any Subsidiary, or with respect to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.

“Employee Pension Benefit Plan” shall have the meaning assigned to such term in Section 3(2) of ERISA.

“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended or modified, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) the failure by any Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by any Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (j) the engagement by any Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon any Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payments” is defined in Section 10.5 hereof.

“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

~~“Eurodollar-based Advance” shall mean any Advance which bears interest at the Eurodollar-based Rate.~~

~~“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the quotient of:~~

~~(a) the LIBOR Rate, divided by~~

~~(b) a percentage equal to 100% minus the maximum rate on such date at which the Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category,~~

~~such sum to be rounded upward, if necessary, in the discretion of the Agent to the seventh decimal place.~~

~~“Eurodollar-Interest Period” shall mean, for any Eurodollar-based Advance, an Interest Period of one or three months (or any shorter or longer periods agreed to in advance by the Borrowers, the Agent and the Lenders) as selected by the Borrowers, for such Eurodollar-based Advance pursuant to Section 2.3 or 4.4 hereof, as the case may be.~~

~~“Eurodollar Lending Office” shall mean, (a) with respect to the Agent, the Agent’s office located at its Grand Caymans Branch or such other branch of the Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to the Borrowers and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to the Borrowers and the Agent.~~

“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” shall mean (a) any Account exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, (b) any Account used solely as a zero balance account, (c) escrow, trust, fiduciary or similar Account exclusively holding funds or property for the benefit of third parties, and (d) any Account that, as of any applicable date of determination, has not had a balance at any time in the preceding thirty (30) days in excess of $5,000,000; provided, that the aggregate balance of all such Accounts under this clause (d) shall not exceed $5,000,000 at any time.

“Excluded Assets” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiaries” shall mean (a) Immaterial Subsidiaries, (b) any Subsidiary of a Credit Party that is a joint venture of which a Borrower or a Subsidiary is a member (other than any joint venture that is a Controlled Joint Venture), and (c) Assai Energy, LLC. The Excluded Subsidiaries as of the Effective Date are identified on Schedule 1.1(c) hereto.

“Excluded Swap Obligation” shall mean any obligation of any Credit Party to any Lender with respect to a “swap,” as defined in Section 1a(47) of the Commodity Exchange Act (“CEA”), if and to the extent that such Credit Party’s guaranteeing of, or granting of a security interest or lien to secure, such swap obligation, is or becomes illegal under the CEA, or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant,” as defined in Section 1a(18) of the CEA and the regulations thereunder, at the time such guarantee or such security interest grant becomes effective with respect to such swap obligation. If any such swap obligation arises under a master agreement governing more than one swap, the foregoing exclusion shall apply only to those swap obligations that are attributable to swaps in respect of which such Credit Party’s guaranteeing of, or granting of a security interest or lien to secure, such swaps is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by any Borrower under Section 13.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Sections 11.10 and 13.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.13 and (d) any withholding Taxes imposed under FATCA.

“Exempt Wholesale Generator” shall mean an “exempt wholesale generator” as defined in PUHCA.

“Existing Letters of Credit” shall mean the letters of credit described on Schedule 1.1(b)

hereto.

“Extended Revolving Credit Maturity Date” shall mean any Revolving Credit Maturity Date of Extending Revolving Credit Lenders established from time to time pursuant to a Revolving Credit Extension Agreement entered into after the Effective Date pursuant to Section 2.14 hereof.

“Extended Term Loan Maturity Date” shall mean any Term Loan Maturity Date of Extending Term Loan Lenders established from time to time pursuant to a Term Loan Extension Agreement entered into after the Effective Date pursuant to Section 4.11 hereof.

“Extending Lender” is defined in Section 2.14 hereof.

“Extending Revolving Credit Lender” shall have the meaning set forth in Section 2.14 hereof and, for the avoidance of doubt, shall include, without limitation, any Lender which has acquired the interest of a Non-Extending Lender by assignment under Section 13.12(a)(v) hereof.

“Extending Term Loan Lender” shall have the meaning set forth in Section 4.11 hereof and, for the avoidance of doubt, shall include, without limitation, any Lender which has acquired the interest of a Non-Extending Term Loan Lender by assignment under Section 13.12(a)(v) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

“Federal Power Act” shall mean the Federal Power Act of 1935, as amended, and FERC’s implementing regulations.

“Fee Letter” shall mean the fee letter by and between the Borrower and Comerica Bank dated as of April 7, 2021 relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

“Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by the Borrowers to the Lenders, the Issuing Lender or the Agent hereunder or under the Fee Letter.

“FERC” shall mean the Federal Energy Regulatory Commission, or any successor.

“Financial Covenant Default” is defined in Section 9.7.

“Fiscal Year” shall mean the twelve-month period ending on each December 31.

“Flood Hazard Zone” shall mean an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Laws” shall mean collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” shall mean any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Credit Party with respect to employees employed outside the United States (other than any governmental arrangement).

“Foreign Subsidiary” shall mean any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.

“Fronting Exposure” shall mean, at any time there is an Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Line Advances made by the Swing Line Lender.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (excluding (x) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP and (y) operating leases and trade liabilities incurred in the ordinary course of business (including on an intercompany basis) and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument (and, in the case of letters of credit, to the extent of the drawn portion thereof), (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person (and, in the case of letters of credit, to the extent of the drawn portion thereof), (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect on the Effective Date.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitral body (public or private) central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Obligations” shall mean noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

“Guarantor(s)” shall mean Parent and each Domestic Subsidiary of a Borrower (other than Excluded Subsidiaries) which has executed and delivered to the Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement).

“Guaranty” shall mean, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 5.1 hereof and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 hereof or otherwise, in each case in form and substance satisfactory to Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws due to its hazardous or dangerous properties or characteristics.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-Governmental Authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of its hazardous or dangerous properties or characteristics posing a health, safety or environmental risk and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material due to its hazardous or dangerous properties or characteristics, as now or at any time during the term of the Agreement in effect.

“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between the Borrowers and any Lender or an Affiliate of a Lender.

“Hedging Transaction” shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Hereof”, “hereto”, “hereunder” and similar terms shall, unless the context requires otherwise, refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Immaterial Subsidiaries” shall mean any Subsidiaries that (i) are not Material Subsidiaries or (ii) with respect to which a determination is made, in the reasonable judgment of the Agent and the Borrowers (as agreed in writing), that the cost of providing a guarantee by such Subsidiary of the Indebtedness shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of the Credit Parties (including, without limitation, all corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to the Agent or any Lender arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication. Notwithstanding the foregoing, the term “Indebtedness” shall not be deemed to include any Excluded Swap Obligation.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Reinvestment Period” shall mean a 180-day period during which Reinvestment must be commenced under Section 4.8(b) and (d) of this Agreement.

“Insurance Proceeds” shall mean the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred solely in connection with the recovery thereof.

“Intercompany Note” shall mean any promissory note issued or to be issued by any Credit Party to evidence an intercompany loan in form and substance satisfactory to the Agent.

“Interest Period” shall mean (a) with respect to a ~~Eurodollar-based~~Term SOFR Advance, ~~a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 or 4.4 hereof,~~an interest period of one or three months (or, with the consent of all affected Lenders, any shorter or longer periods (in each case subject to availability thereof) as selected by the Borrowers, in any request for, conversion to, or continuation of such Term SOFR Advance; and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Borrowers, the Agent and the Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a ~~Eurodollar-based~~Term SOFR Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a ~~Eurodollar-based~~Term SOFR Advance begins on the last Business Day of a calendar month or on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, ~~and~~ (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date~~, as applicable~~ and (iv) no tenor that has been removed from this definition pursuant to Section 11.11 shall be available for election in any Request for Advance or Term Loan Rate Request.

“Inventory” shall mean any inventory as defined under the UCC.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person, (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person and (c) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business or division of such Person.

“Issuing Lender” shall mean each of Comerica Bank, in its capacity as issuer of one or more Letters of Credit hereunder, and each other Revolving Credit Lender (if any) as the Borrowers and the Agent may from time to time select as an Issuing Lender hereunder, provided that such Lender has agreed to be an Issuing Lender, or, in each case, another Lender designated as such Issuing Lender’s successor by the Borrowers and the Revolving Credit Lenders.

“Issuing Office” shall mean such office as Issuing Lender shall designate as its Issuing Office.

“Latest Maturity Date” shall mean the last to occur of (i) the Revolving Credit Maturity Date, or (ii) the Term Loan Maturity Date.

“Lender Products” shall mean any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Lenders” is defined in the preamble, and shall include the Revolving Credit Lenders, the Term Loan Lenders, the Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.8 hereof.

“Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrowers in respect of each Letter of Credit, in each case reasonably satisfactory to the Issuing Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.7(a) hereof.

“Letter of Credit Fees” shall mean the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

“Letter of Credit Maximum Amount” shall mean Fifty Million Dollars ($50,000,000).

“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Lender at the request of or for the account of the Borrowers pursuant to Article 3 hereof.

~~“LIBOR Rate” shall mean the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service at or about 11:00 a.m. (London, England time) (or soon thereafter as practical) on the Applicable Reference Date. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Agent and the Borrowers, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on the Applicable Reference Date in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than the Applicable Floor.~~

“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute; provided, that in no event shall an operating lease in and of itself be deemed a Lien.

“Liquidity” shall mean, as of any date of determination, the sum of (i) unrestricted cash and cash equivalents (which, for the avoidance of doubt, shall include cash and cash equivalents restricted solely in favor of the Agent and the Lenders) of the Credit Parties and not subject to any Lien (other than the Liens in favor of the Agent (for the benefit of the Lenders)), plus (ii) the Unused Revolving Credit Availability as of such date.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, any Subordination Agreements, any Collateral Access Agreements, the Collateral Documents, and any other documents, certificates or agreements that are executed in favor of or provided to the Agent or any Lender in connection with this Agreement or any of the foregoing documents, as such documents may be amended, restated, supplemented or otherwise modified from time to time.

“Maintenance Capital Expenditures” shall mean, with respect to any period, all Capital Expenditures of any Borrower or any Subsidiary (other than Assai Energy, LLC) of any Borrower made during such period to repair or replace existing machinery, equipment, and facilities of any Borrower or any Subsidiary (other than Assai Energy, LLC) of any Borrower.

“Majority Lenders” shall mean at any time, Lenders holding more than 51% of the sum of (i) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit), plus (ii) the aggregate principal amount then outstanding under the Term Loan; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”; provided that the amount of any participation in any Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.

“Majority Revolving Credit Lenders” shall mean at any time, the Revolving Credit Lenders holding more than 51% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the Revolving Credit); provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Revolving Credit

Lenders, considering any Revolving Credit Lender and its Affiliates as a single Revolving Credit Lender, “Majority Revolving Credit Lenders” shall mean all Revolving Credit Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Revolving Credit Lenders”; provided that the amount of any participation in any Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.

“Majority Term Loan Lenders” shall mean at any time with respect to Term Loan, Term Loan Lenders holding more than 51% of the aggregate principal amount then outstanding under Term Loan; provided however that so long as there are fewer than three Term Loan Lenders, considering any Term Loan Lender and its Affiliates as a single Term Loan Lender, “Majority Term Loan Lenders” shall mean all Term Loan Lenders. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan Lenders”.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of the Credit Parties taken as a whole, (b) the ability of the Credit Parties taken as a whole to perform their obligations under this Agreement, the Notes (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean (i) each agreement or contract to which any Credit Party is a party or in respect of which any Credit Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $10,000,000, (ii) each Material Project Agreement and (iii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.

“Material Project Agreements” shall mean, collectively, all power purchase agreements, interconnection agreements, offtake agreements, fuel supply agreements (including gas rights agreements) and site leases, in each case, in connection with any Material Project.

“Material Projects” shall mean, collectively, any capital project of any Borrower, any of its Subsidiaries or a Controlled Joint Venture the aggregate cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrowers to exceed, or exceeds, $5,000,000.

“Material Subsidiary” shall mean a Subsidiary that, as of the date of the financial statements most recently delivered pursuant to Sections 7.1(a) or (b), (a) generates annual revenue in excess of 5.0% of the consolidated annual revenue of the Credit Parties or (b) owns assets the book value of which exceed 5.0% of the consolidated book value of the total assets of the Credit Parties; provided, that (i) no Subsidiary shall be excluded as an Immaterial Subsidiary if the consolidated total assets or consolidated revenue of such Subsidiary, taken together with the consolidated total assets and consolidated revenue of all other Subsidiaries then excluded as Immaterial Subsidiaries, exceeds 10.0% of consolidated total assets or consolidated revenue, as the case may be, of the Credit Parties, (ii) no Borrower shall be an Immaterial Subsidiary by operation of this definition until such time as Borrower Representative shall have designated in writing to the Agent that such Borrower is an Immaterial Subsidiary, provided, that no Borrower may be designated as an Immaterial Subsidiary if any Event of Default then exists or would be caused thereby, (iii) no Subsidiary that is a Guarantor shall be an Immaterial Subsidiary by operation of this definition until such time as Borrower Representative shall have designated in writing to the Agent that such Subsidiary is an Immaterial Subsidiary, and (iv) no Immaterial Subsidiary may hold Equity Interests in any Credit Party.

“Maximum Optional Increase Amount” shall mean One Hundred Million Dollars ($100,000,000).

“MBR Authority” shall mean (a) authorization by FERC pursuant to the Federal Power Act to sell electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC of a tariff providing for such sales, and (c) granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under section 204 of the Federal Power Act to issue securities and assume liabilities.

“MIRE Event” shall mean, if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Advances (excluding (i) any continuation or conversion of Advances, (ii) the making of any Advance or (iii) the issuance, renewal or extension of Letters of Credit).

“Mortgaged Property” shall mean the real properties from time to time subject to a Mortgage.

“Mortgages” shall mean the mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered after the Effective Date by a Credit Party pursuant to Section 7.13 hereof or otherwise, and “Mortgage” shall mean any such document, as such documents may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” shall mean an Employee Pension Benefit Plan with respect to which any Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Natural Gas Act” shall mean the Natural Gas Act of 1938, as amended, and FERC’s implementing regulations.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party in cash or cash equivalents, as and when received from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt or Disqualified Equity Interests, as the case may be, net of (i) the direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, (ii) property taxes, transfer taxes, income taxes and any other taxes, in each case, paid or payable by such Credit Party in respect of any sale or issuance, and (iii) the principal amount of, premium (if any) and interest on any Debt (other than the Indebtedness) which is secured by a Lien permitted under Section 8.2 hereof on the asset subject to such disposition (other than a Lien expressly subordinated to the Lien securing the Indebtedness), to the extent such Debt is required to be repaid in connection with such transaction or event.

“New Lender Addendum” shall mean an addendum substantially in the form of Exhibit L attached hereto, to be executed and delivered by any Lender becoming a party to this Agreement pursuant to Section 2.13, or Section 4.10 hereof.

“New Revolving Credit Lender(s)” is defined in Section 2.13(b) hereof.

“New Term Loan Lender(s)” is defined in Section 4.10(b) hereof.

“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender.

“Non-Extended Revolving Credit Maturity Date” shall mean any Revolving Credit Maturity Date of Non-Extending Revolving Credit Lenders established from time to time pursuant to a Revolving Credit Extension Agreement entered into after the Effective Date pursuant to Section 2.14 hereof.

“Non-Extended Term Loan Maturity Date” shall mean any Term Loan Maturity Date of Non-Extending Term Loan Lenders established from time to time pursuant to a Term Loan Extension Agreement entered into after the Effective Date pursuant to Section 4.11 hereof.

“Non-Extending Revolving Credit Lender” shall have the meaning set forth in Section 2.14 hereof.

“Non-Extending Term Loan Lender” shall have the meaning set forth in Section 4.11 hereof.

“Notes” shall mean the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes.

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Indebtedness pursuant to Section 4.8 hereof (or otherwise), (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) in the case of Cure Proceeds, the inclusion thereof in the calculation of Consolidated EBITDA for purposes of curing a Default under Section 7.9(a) or (b), and (d) was not previously applied to increase the Cumulative Amount pursuant to the definition thereof.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

“OpCo LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings, LLC).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.12(b)).

“Paid in Full” or “Payment in Full” shall mean (i) the payment in full in cash of all outstanding Advances and Reimbursement Obligations, together with accrued and unpaid interest thereon, (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit, or at the discretion of the Agent a backup standby letter of credit reasonably satisfactory to the Agent and the Issuing Lender, in an amount equal to 103% of the Letter of Credit Obligations as of the date of such payment), (iii) the payment in full in cash of the accrued and unpaid fees, (iv) the payment in full in cash of all reimbursable expenses and other Indebtedness (other than contingent obligations or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (v) the termination of all Commitments, and (vi) the termination of the Hedging Agreements and Lender Products or entering into other arrangements reasonably satisfactory to the Lenders or their affiliates that are counterparties thereto.

“Parent” shall mean LFG Holdings LLC, a Delaware limited liability company (formerly LFG Intermediate Co, LLC).

“Parent Documents” is defined in Section 8.16.

“Participant Register” is defined in Section 13.8(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” shall mean any Employee Pension Benefit Plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by any Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage, or the Weighted Percentage.

“Periodic Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean any acquisition by any Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, complementary to, similar or ancillary to, or a reasonable extension of, the business of such Borrower or such Guarantor;

(b) If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Domestic Subsidiary of a Borrower or of a Guarantor and the applicable Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.13 hereof or (Y) provided that the Credit Parties continue to comply with Section 7.4(a) hereof, be merged with and into such Borrower or such Guarantor (and, in the case of a Borrower, with such Borrower being the surviving entity);

(c) If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by the Borrowers or any of them or a Guarantor (subject to compliance with Section 7.4(a) hereof);

(d) The applicable Borrowers shall have delivered to the Agent not less than five (5) (or such shorter period of time agreed to by the Agent) nor more than ninety (90) days prior to the date of such acquisition, (i) notice of such acquisition together with copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), in each case in form and substance reasonably satisfactory to the Agent and (ii) in the case of any acquisitions for which the cash consideration exceeds $10,000,000 (or, if Agent shall have received a Cash Certification in connection with such proposed acquisition, $75,000,000), unless waived by Agent in its sole discretion, Pro Forma Projected Financial Information and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Agent;

(e) Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information (if applicable), no Default or Event of Default shall have occurred and be continuing;

(f) [Reserved];

(g) The Agent shall have received satisfactory evidence showing that on and immediately after the date such acquisition is consummated (and taking into account any Advances or Letters of Credit to be made or issued, as the case may be, in connection with the proposed acquisition), the Liquidity of the Borrowers shall be at least $10,000,000;

(h) If applicable, the board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall have approved such transaction or recommended that such transaction be approved;

(i) All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to such Borrower or such Guarantor making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals shall have been obtained which, in each case, are material and the failure to acquire such licenses, authorizations, exemptions, qualifications, consents and approvals could not reasonably be expected to result in a Material Adverse Effect, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made;

(j) There shall be no actions, suits or proceedings pending or, to the knowledge of any Credit Party threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Credit Party threatened against the Credit Party that is making the acquisition which would materially adversely affect the ability of such Credit Party to enter into or perform its obligations in connection with the proposed acquisition; and

(k) The cash consideration paid or required to be paid by the Credit Parties with respect to such proposed acquisition, (X) is less than $10,000,000 (or, if Agent shall have received a Cash Certification in connection with such proposed acquisition, $75,000,000) in the aggregate and (Y) when added to the cash consideration paid or required to be paid for each other acquisition consummated hereunder as a Permitted Acquisition during the same Fiscal Year as the applicable acquisition (not including acquisitions specifically consented to which fall outside of the terms of this definition), does not exceed $30,000,000 (or, if Agent shall have received a Cash Certification in connection with such proposed Acquisition, $100,000,000) in the aggregate.

“Permitted Investments” shall mean with respect to any Person:

(a) Investments in cash and cash equivalents;

(b) Governmental Obligations;

(c) Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(d) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(e) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 365 days after the date of issue;

(f) Secured repurchase agreements against obligations itemized in clause (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(g) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (f) above.

“Permitted Liens” shall mean with respect to any Person:

(a) Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d) any attachment or judgment lien not giving rise to an Event of Default;

(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP;

(g) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(h) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business provided that such Liens do not (i) interfere in any material respect with the ordinary conduct of the business of the Credit Parties and their Subsidiaries, and (ii) secure any Debt; and

(j) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or bailee arrangements entered into in the ordinary course of business.

Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Credit Party granted to any Person other than to the Agent for the benefit of the Lenders shall be deemed a “Permitted Lien” under the terms of this Agreement.

“Permitted Refinancing Debt” shall mean any Debt (“Refinancing Debt”) incurred to refinance, refund, redeem, convert, purchase, renew or extend (including, without limitation, pursuant to any exchange offer) any Debt (the “Initial Debt”); provided that, (a) the principal amount of any Refinancing Debt is not increased above the outstanding principal amount of the Initial Debt refinanced thereby (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Debt), except as otherwise permitted under Section 9.1, (b) Initial Debt of a Borrower or a Guarantor may not be refinanced with Refinancing Debt incurred or guaranteed by any Subsidiary that is not a Guarantor, (c) if the Initial Debt is Subordinated Debt or secured on a junior basis to the Indebtedness, then such Refinancing Debt shall be Subordinated Debt or secured on a junior basis to the Indebtedness to at least the same extent as the Initial Debt, (d) other than with respect to a refinancing, refunding, renewal or extension of permitted purchase money debt, such Refinancing Debt (x) does not have a final maturity on or prior to the final maturity of the Initial Debt refinanced thereby, (y) other than in the case of Refinancing Debt with respect to permitted Debt described in Section 8.1(c) and revolving Debt, does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Initial Debt and (z) does not have any mandatory redemption, mandatory offer to purchase or sinking fund obligation (other than (i) prepayment or redemption events not more onerous to the Borrowers and its Subsidiaries than those set forth in Sections 2.10 or 4.8 or which would occur after the Latest Maturity Date and (ii) customary acceleration rights after an event of default) at a date that is earlier than any mandatory redemption, mandatory offer to purchase or sinking fund obligation in the Initial Debt, and (e) the terms and conditions applicable to such Refinancing Debt (including as to collateral), when taken as a whole, shall be comparable to, or not materially less favorable to the Borrowers and their Subsidiaries than the terms and conditions of the applicable Initial Debt.

“Permitted Tax Distributions” shall mean any tax distributions permitted by Section 5.2 of the OpCo LLC Agreement, as in effect on the Effective Date (disregarding for this purpose any limitations on such tax distributions imposed by reference to any financing or credit agreements).

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

“Pledge Agreement(s)” shall mean any pledge agreement executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered from time to time after the Effective Date by any Credit Party pursuant to Section 7.13 hereof or otherwise, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to the Agent amended, restated, supplemented or otherwise modified from time to time.

“Pledged Controlled Joint Venture” shall mean any Controlled Joint Venture of which the Equity Interests owned by a Borrower or Guarantor are pledged solely in favor of the Agent (for the benefit of the Lenders) under the Collateral Documents (and which Equity Interests do not constitute Excluded Assets) and which pledge and any Lien created thereby is not restricted under any joint venture agreement or other similar agreement applicable to such Controlled Joint Venture or under any third party debt financing in respect of any Material Project commenced by such Controlled Joint Venture (in each case, notwithstanding that such restrictions may be permitted under Section 8.10 hereof).

“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Projected Amount” shall mean, as of any date of determination, the sum of the Quarterly Projected Amounts with respect to a Material Project, in respect of only the fiscal quarters for which financial statements have not yet been (and are not yet required to be) delivered pursuant to Section 7.1(a) and (b); provided that, for the avoidance of doubt, for any determination of whether a Default has occurred for failure to comply with Section 7.9(a), “Projected Amount” shall not include Quarterly Projected Amounts on account of periods ending on or prior to the relevant date of determination.

“Projected Cash Distributions” shall mean, in respect of any Material Project owned by a Pledged Controlled Joint Venture, the projected after-tax returns (including dividends, interest, distributions, returns of principal, profits on sale, repayment, income and similar amounts) to be received by a Credit Party in cash or cash equivalents attributable to such Material Project for each fiscal quarter of the Applicable Measuring Period beginning with the first full fiscal quarter following the fiscal quarter in which the Commercial Operation Date in respect thereof occurs, such amount to be determined by the Borrowers in good faith and approved by the Agent (such approval not to be unreasonably withheld) based upon projected revenues that are reasonably likely on the basis of sound financial planning practice and prudent industry practices, the creditworthiness and applicable projected volumes of the prospective customers, capital and other costs, operating, shipping and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions, the class and amount of Equity Interests of such Material Project owned, directly or indirectly, by a Credit Party and other factors reasonably deemed appropriate by the Borrowers in good faith and as approved by the Agent (such approval not to be unreasonably withheld).

Notwithstanding the foregoing, in connection with the calculation of any Consolidated EBITDA JV Adjustment on any date of determination in respect of any Material Project, Projected Cash Distribution for such Material Project shall be deemed to be zero unless the Borrowers certify to the Agent in good faith in the Covenant Compliance Report delivered pursuant to Section 7.2(a) in connection with such date of determination that no event or condition has occurred or exists that could reasonably be expected to result in any materially adverse change to the Projected Cash Distribution relating to such Material Project (including, without limitation, any materially adverse changes to the creditworthiness and applicable projected volumes of the prospective customers), or, if the Borrowers are unable to make such certification or determine that the Projected Cash Distribution has increased, the Borrowers provide the Agent with written and revised pro forma projections of the Projected Cash Distribution attributable to such Material Project recalculated by the Borrowers in good faith and taking into account any such event or condition, which revised projections shall then be used to determine the Projected Cash Distribution as set forth in the first paragraph of this definition in respect of such Material Project if approved by the Agent (such approval not to be unreasonably withheld).

“Projected Consolidated EBITDA” shall mean, in respect of any Material Project, the projected Consolidated EBITDA attributable to such Material Project for each fiscal quarter of the Applicable Measuring Period beginning with the first full fiscal quarter following the fiscal quarter in which the Commercial Operation Date in respect thereof occurs, such amount to be determined by the Borrowers in good faith and approved by the Agent (such approval not to be unreasonably withheld) based upon projected revenues that are reasonably likely on the basis of sound financial planning practice and prudent industry practices, the creditworthiness and applicable projected volumes of the prospective customers, capital and other costs, operating, shipping and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions, the class and amount of Equity Interests of such Material Project owned, directly or indirectly, by the Borrowers and other factors reasonably deemed appropriate by the Borrowers in good faith and as approved by the Agent (such approval not to be unreasonably withheld).

Notwithstanding the foregoing, in connection with the calculation of any Consolidated EBITDA Adjustment on any date of determination in respect of any Material Project, Projected Consolidated EBITDA for such Material Project shall be deemed to be zero unless the Borrowers certify to the Agent in good faith in the Covenant Compliance Report delivered pursuant to Section 7.2(a) in connection with such date of determination that no event or condition has occurred or exists that could reasonably be expected to result in any materially adverse change to the Projected Consolidated EBITDA relating to such Material Project (including, without limitation, any materially adverse changes to the creditworthiness and applicable projected volumes of the prospective customers), or, if the Borrowers are unable to make such certification or determine that the Projected Consolidated EBITDA has increased, the Borrowers provide the Agent with written and revised pro forma projections of the Projected Consolidated EBITDA attributable to such Material Project recalculated by the Borrowers in good faith and taking into account any such event or condition, which revised projections shall then be used to determine the Projected Consolidated EBITDA as set forth in the first paragraph of this definition in respect of such Material Project if approved by the Agent (such approval not to be unreasonably withheld).

“Projected JV Amount” shall mean, as of any date of determination, the sum of the Quarterly Projected JV Amounts with respect to a Material Project, in respect of only the fiscal quarters for which financial statements have not yet been (and are not yet required to be) delivered pursuant to Section 7.1(a) and (b); provided that, for the avoidance of doubt, for any determination of whether a Default has occurred for failure to comply with Section 7.9(a), “Projected JV Amount” shall not include Quarterly Projected JV Amounts on account of periods ending on or prior to the relevant date of determination.

“Pro Forma Acquisition EBITDA” shall mean, for any Applicable Measuring Period, to the extent not included in the calculation of Consolidated EBITDA, other pro forma adjustments subject to the Agent’s approval (not to be unreasonably withheld), the Consolidated EBITDA of Persons acquired during the period of determination (each such Person acquired and not subsequently disposed of, an “Acquired Person”) (plus, any non-recurring, duplicative or eliminated private company expenses related to the Consolidated EBITDA of such acquired Person (such as owner compensation and pro forma operating cost savings and including pro forma cost reductions)) to the extent such expenses will not continue to be incurred following such acquisition; provided, that, for purposes of calculating Consolidated EBITDA, an amount equal to $7,500,000 related to Big Run Power Producers LLC shall be added to the calculation of Consolidated EBITDA for the end of the month during which the start of commercial operations occurs, and shall be amortized evenly thereafter at the end of each month thereafter for the following twelve (12) months until it is $0.

“Pro Forma Adjustments” shall mean, for any Applicable Measuring Period (or, with respect to the Acquisition, the eighteen (18) months following the Effective Date), with respect to the Pro Forma Acquisition EBITDA, and to the extent not included in the calculation of Consolidated EBITDA, other good faith pro forma adjustments, to the Consolidated EBITDA of Persons arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of the applicable Acquired Persons with the operations of the Borrowers and their Subsidiaries (other than Assai Energy, LLC), in each case, being given pro forma effect, that (i) have been realized or (ii) will be implemented following such transaction and are quantifiable and expected to be realized within the succeeding eighteen (18) months and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Persons and the consolidated financial statements of the Borrowers and their Subsidiaries (other than Assai Energy, LLC), assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions (or other Investment not prohibited hereunder) or conversions that have been consummated during the period, and any Debt or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination); provided, that, so long as such actions are initiated within thirty (30) months after the Effective Date or related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and similar transactions or initiatives (including the modification and renegotiation of contracts and other arrangements) consummated after the Effective Date and projected by Borrowers in good faith to result from actions either taken or expected to be taken within thirty (30) months after the end of such merger or other business combination, acquisition, divestiture, restructuring, operating improvement or cost savings initiative or other similar initiative that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers) (the “Post-Acquisition Period”) or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Pro Forma Acquisition EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Applicable Measuring Period, or such additional costs, as applicable, will be incurred during the entirety of such Applicable Measuring Period; provided, further, that (1) to the extent such Pro Forma Adjustments for Pro Forma Acquisition EBITDA exceed the lesser of (a) 12.5% of Consolidated EBITDA for such period (calculated pro forma after giving effect to any such Pro Forma Adjustment) and (b) $5,000,000 in the aggregate for such period, then such Pro Forma Adjustments shall be subject to the Agent’s approval (which may not be unreasonably withheld) and (2) to the extent pro forma financial statements are required to be prepared by the Parent under Regulation S-X of the Exchange Act (“Reg. S-X”) reflecting such transaction for any period, all pro forma calculations made hereunder with respect to such transaction and for such period shall be in conformity with Reg. S-X at all times after such pro-forma financial statements reflecting such transactions are required to be filed by the Parent under Reg. S-X.

“Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of the Borrowers which has been certified by a Responsible Officer of the Borrowers that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement and the other Loan Documents.

“Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by the Borrowers (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 7.9 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Agent or the Lenders shall reasonably request.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PUHCA” shall mean the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“Purchase Agreement Representations” shall mean the representations and warranties relating to the Targets made by or on behalf of the Targets or their respective businesses in any Purchase Agreement as are material to the interest of the Lenders, but only to the extent that Rice Acquisition, Parent, Archaea Buyer, or any of their affiliates have the right to terminate its obligations under such Purchase Agreement or to decline to consummate the Acquisition as a result of a breach of such representation in such Purchase Agreement.

“Purchase Agreements” shall mean, collectively, (i) that certain Business Combination Agreement (including all schedules, exhibits and attachments thereto) by and among Rice Acquisition Holdings LLC, Parent, Archaea Buyer, Aria Energy LLC, Aria Renewable Energy Systems LLC, Inigo Merger Sub, LLC and Rice Acquisition dated April 7, 2021 and (ii) that certain Business Combination Agreement (including all schedules, exhibits and attachments thereto) by and among Rice Acquisition Holdings LLC, Parent, Archaea Buyer, Archaea Energy LLC, Archaea Energy II LLC, Fezzik Merger Sub, LLC and Rice Acquisition dated April 7, 2021, in each case, as amended, restated or otherwise modified from time to time to the extent permitted hereunder.

“Purchasing Lender” shall have the meaning assigned to such term in Section 13.12(b).

“PURPA” shall mean the Public Utility Regulatory Policies Act of 1978, as amended, and FERC’s implementing regulations.

“Qualifying Facility” shall mean a “qualifying facility” as defined in PURPA.

“Quarterly Projected Amount” shall mean, as the context requires, the Projected Consolidated EBITDA attributable to a Material Project for each fiscal quarter of the Applicable Measuring Period beginning with the first full fiscal quarter following the fiscal quarter in which the Commercial Operation Date of such Material Project occurs

“Quarterly Projected JV Amount” shall mean, as the context requires, the Projected Cash Distribution attributable to a Material Project for each fiscal quarter of the Applicable Measuring Period beginning with the first full fiscal quarter following the fiscal quarter in which the Commercial Operation Date of such Material Project occurs.

“Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance and accepted by the Borrowers.

“Quoted Rate Advance” shall mean any Swing Line Advance which bears interest at the Quoted Rate.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Recipient” shall mean (a) the Agent, (b) any Lender, and (c) any Issuing Lender.

“Register” is defined in Section 13.8(h) hereof.

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).

“Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person, and the term “Reinvested” shall have a meaning correlative thereto.

“Reinvestment Certificate” is defined in Section 4.8(b) hereof.

“Reinvestment Period” shall mean a 365-day period during which Reinvestment must be completed under Section 4.8(b) and (d) of this Agreement.

“Related Parties” shall mean with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.

“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by a Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A.

“Request for Revolving Credit Increase” is defined in Section 2.13(a) hereof.

“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by a Borrower under Section 2.5(b) of this Agreement in the form attached hereto as Exhibit D.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Person, (i) the chief executive officer, the chief financial officer, the treasurer, the vice treasurer, the president, any executive vice president, any vice president, the assistant, the general counsel or the controller and any manager, managing member or general partner, in each case, of such Person, or any other individual of such Person designated in writing to the Agent by any of the foregoing Persons or (ii) with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

“Revolving Credit” shall mean the revolving credit loans to be advanced to the Borrowers by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” shall mean a borrowing requested by a Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(c) hereof, and may include, subject to the terms hereof, ~~Eurodollar-based~~Term SOFR Advances and Base Rate Advances.

“Revolving Credit Aggregate Commitment” shall mean Two Hundred Fifty Million Dollars ($250,000,000), subject to increases pursuant to Section 2.13 hereof by an amount not to exceed the Maximum Optional Increase Amount and subject to reduction or termination under Section 2.10, 2.11 or 9.2 hereof.

“Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Annex II, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

“Revolving Credit Extension Agreement” is defined in Section 2.14 hereof.

“Revolving Credit Facility Fee” shall mean the fee payable to the Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9 hereof.

“Revolving Credit Increase” is defined in Section 2.13(a) hereof.

“Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) September 15, 2026 (or, if a Revolving Credit Extension Agreement has been entered into after the Effective Date and is in effect, then (x) for each Non-Extending Revolving Credit Lender, the Non-Extended Revolving Credit Maturity Date and (y) for each Extending Revolving Credit Lender, the Extended Revolving Credit Maturity Date), in each case as such date may be extended from time to time pursuant to Section 2.14 hereof and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement, and, as used herein, if an Revolving Credit Extension Agreement has been entered into after the Effective Date and is in effect, Revolving Credit Maturity Date shall refer either to the Revolving Credit Maturity Date applicable to the Non-Extending Revolving Credit Lenders or the Revolving Credit Maturity Date applicable to the Extending Revolving Credit Lenders, as the case may be.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by the Borrowers to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Percentage” shall mean, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Annex II, as adjusted from time to time in accordance with the terms hereof.

“Rice Acquisition” shall mean Rice Acquisition Corp., a Delaware corporation.

“Sanctioned Country” shall mean a country subject to a comprehensive sanctions program maintained under any applicable Sanctions (currently including, Cuba, Iran, North Korea, Syria, and the Crimea region of the Ukraine).

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Sanction(s)” shall mean any applicable sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, or other relevant sanctions authority.

“Scheduled Commercial Operation Date” shall mean, with respect to any Material Project, the date originally scheduled as the day on which such Material Project shall achieve Commercial Operation as specified in the notice to be delivered to the Agent with respect to such Material Project as specified in the second paragraph of the definition of Consolidated EBITDA Adjustments or Consolidated EBITDA JV Adjustments, as applicable.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by the Borrowers and the Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, in form and substance satisfactory to the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Sellers” shall mean, collectively, the Archaea Holders and the Aria Holders (each as defined in the OpCo LLC Agreement), including any transferees thereof as permitted by the OpCo LLC Agreement.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Sold Entity or Business” has the meaning set forth in the definition of “Consolidated EBITDA”.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Subordinated Debt” shall mean any unsecured Funded Debt of any Credit Party and other obligations under the Subordinated Debt Documents and any other Funded Debt of any Credit Party which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent.

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordination Agreements” shall mean, collectively, any subordination agreements entered into by any Person from time to time in favor of the Agent in connection with any Subordinated Debt, the terms of which are acceptable to the Agent, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Borrowers.

“Sweep Agreement” shall mean any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Borrowers and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line” shall mean the revolving credit loans to be advanced to the Borrowers by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean a borrowing requested by the Borrowers and made by Swing Line Lender pursuant to Section 2.5 hereof and may include, subject to the terms hereof, Quoted Rate Advances and Base Rate Advances.

“Swing Line Lender” shall mean Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.

“Swing Line Maximum Amount” shall mean Ten Million Dollars ($10,000,000).

“Swing Line Note” shall mean the swing line note which may be issued by the Borrowers to Swing Line Lender pursuant to Section 2.5(b)(ii) hereof in the form attached hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by the Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) hereof in the form attached hereto as Exhibit J.

“Targets” shall mean, collectively, (i) Aria Energy, LLC, a Delaware limited liability company, and its Subsidiaries and (ii) Archaea Energy II LLC, a Delaware limited liability company and its Subsidiaries.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean the term loan to be made to the Borrowers by the Term Loan Lenders pursuant to Section 4.1(a) hereof, in the aggregate principal amount of Two Hundred Twenty Million Dollars ($220,000,000), as it may be increased pursuant to the terms of this Agreement.

“Term Loan Advance” shall mean a borrowing requested by the Borrowers and made by the Term Loan Lenders pursuant to Section 4.1(a) hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.4 hereof, and may include, subject to the terms hereof, ~~Eurodollar-based~~Term SOFR Advances and Base Rate Advances.

“Term Loan Amount” shall mean with respect to any Term Loan Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.

“Term Loan Extension Agreement” is defined in Section 4.11 hereof.

“Term Loan Increase” is defined in Section 4.10 hereof.

“Term Loan Lenders” shall mean the financial institutions from time to time parties hereto as lenders of Term Loan.

“Term Loan Maturity Date” shall mean September 15, 2026 (or, if a Term Loan Extension Agreement has been entered into after the Effective Date and is in effect, then (x) for each Non-Extending Term Loan Lender, the Non-Extended Term Loan Maturity Date and (y) for each Extending Term Loan Lender, the Extended Term Loan Maturity Date), in each case as such date may be extended from time to time pursuant to Section 4.11 hereof and, as used herein, if a Term Loan Extension Agreement has been entered into after the Effective Date and is in effect, Term Loan Maturity Date shall refer either to the Term Loan Maturity Date applicable to the Non-Extending Term Loan Lenders or the Term Loan Maturity Date applicable to the Extending Term Loan Lenders, as the case may be.

“Term Loan Notes” shall mean the term notes described in Section 4.2(e) hereof, made by the Borrowers to each of the Term Loan Lenders in the form attached hereto as Exhibit H, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan Percentage” shall mean with respect to any Term Loan Lender, the percentage specified opposite such Term Loan Lender’s name in the column entitled “Term Loan Percentage” on Annex II, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of a Term Loan submitted by the Borrowers under Section 4.4 of this Agreement in the form attached hereto as Exhibit I.

“Term SOFR” shall mean:

(a)   for any calculation with respect to a Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Detroit time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)   for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Detroit time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” shall mean, for any calculation with respect to a Base Rate Advance or a Term SOFR Advance, a percentage per annum as set forth below for the applicable type of such Advance and (if applicable) Interest Period therefor:

(a)	a Base Rate Advance, 0.11448% (11.448 basis points) per annum; and

(b)	a Term SOFR Advance, (i) for a one month period, 0.11448% (11.448 basis points) per annum, (ii) for a three month period, 0.26161% (26.161 basis points) per annum, and (iii) for any other period, such other adjustment as established by Agent from time to time in accordance with current market standards.

“Term SOFR Advance” shall mean any Advance which bears interest at Adjusted Term SOFR.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Texas.

“Unused Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the Revolving Credit Aggregate Commitment, minus (x) the aggregate outstanding principal amount of all Advances (including Swing Line Advances) and (y) the Letter of Credit Obligations.

“U.S. Borrower” is any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 13.13.

“USA Patriot Act” is defined in Section 6.7.

“Weighted Average Life to Maturity” when applied to any Debt, Disqualified Equity Interests or preferred stock (or commitment therefor), as the case may be, at any date, means the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of or commitment reduction for such Debt or redemption or similar payment with respect to such Disqualified Equity Interests or preferred stock multiplied by the amount of such payment or reduction, by (2) the sum of all such payments or reductions.

“Weighted Percentage” shall mean with respect to any Lender, its weighted percentage calculated by dividing (i) the sum of (x) its Revolving Credit Commitment Amount plus (y) its Term Loan Amount by (ii) the sum of (x) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit, including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances), plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan. Annex II reflects each Lender’s Weighted Percentage and may be revised by the Agent from time to time to reflect changes in the Weighted Percentages of the Lenders.

“Withholding Agent” shall mean any Credit Party and the Agent.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2  Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document or unless the context requires otherwise, (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) any pronoun shall include the corresponding masculine, feminine and neuter forms, (c)  the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document (including Loan Documents) shall be construed as referring to such agreement, instrument or other document as amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document), (g) the words “herein”, “hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement or any other Loan Document and not to any particular section or provision of this Agreement or such other Loan Document, (h) all references to “articles”, “sections,” “clauses,” “exhibits” and “schedules” in this Agreement or any other Loan Document shall be to articles, sections, clauses, exhibits and schedules, respectively, of this Agreement or such other Loan Agreement, (i) any reference to any law or applicable law shall include any Requirement of Law, and any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, (j)

the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

1.3 ~~Eurodollar-based Advances; LIBOR Notification~~Rates. The ~~interest rate on Eurodollar-based Advances is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar-based Advances. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Sections 11.11(a) and 11.11(b) provide the mechanism for determining an alternative rate of interest. The Agent will promptly notify the Borrowers, pursuant to Section 11.11(d), of any change to the reference rate upon which the interest rate on Eurodollar-based Advances is based. However, the~~ Agent does not warrant or accept ~~any~~ responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the ~~London interbank offered rate or other~~Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition ~~of “LIBOR Rate”~~thereof, or ~~with respect to~~ any alternative ~~or~~, successor or replacement rate thereto~~, or replacement rate thereof~~ (including~~, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Sections 11.11(a) or 11.11(b), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of~~ any Benchmark Replacement ~~Conforming Changes pursuant to Section 11.11(c)~~), including ~~without limitation,~~ whether the composition or characteristics of any such alternative, successor or replacement ~~reference~~ rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, ~~the LIBOR Rate~~ or have the same volume or liquidity as ~~did~~, the ~~London interbank offered rate~~Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent, the Lenders and their respective affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to any Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate,

Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.	REVOLVING CREDIT.

2.1  Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally agrees to make Advances of the Revolving Credit in Dollars to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2  Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)  The Borrowers hereby jointly and severally and unconditionally promise to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to the Borrowers on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b)  Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c)  The Agent shall maintain the Register pursuant to Section 13.8(h), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each ~~Eurodollar-~~Interest Period applicable to any ~~Eurodollar-based~~Term SOFR Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Borrowers in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d)  The entries made in the Register maintained pursuant to clause (c) of this Section 2.2 and Section 13.8(h) shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Borrowers by the Revolving Credit Lenders in accordance with the terms of this Agreement.

(e)  The Borrowers agree that, upon written request to the Agent by any Revolving Credit Lender, the Borrowers will promptly execute and deliver, to such Revolving Credit Lender, at the Borrowers’ own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender.

2.3 Requests for and Refundings and Conversions of Advances. The Borrowers may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to the Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Borrowers, subject to the following:

(a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i) the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

(ii) whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and

(iii) whether such Revolving Credit Advance is to be a Base Rate Advance or a ~~Eurodollar-based~~Term SOFR Advance, and, ~~except in the case of a Base Rate~~with respect to each Term SOFR Advance, the first ~~Eurodollar-~~Interest Period applicable thereto, provided, however, that the initial Revolving Credit Advance made under this Agreement shall be a Base Rate Advance, which may then be converted into a ~~Eurodollar-based~~Term SOFR Advance in compliance with this Agreement.

(b) each such Request for Revolving Credit Advance shall be delivered to the Agent by 12:00 p.m. (Detroit time) three (3) U.S. Government Securities Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Base Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Revolving Credit Advance;

(c) on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication, the Advances that are deemed to be disbursed by the Agent under Section 3.6(c) hereof in respect of the Borrowers’ Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the Revolving Credit Aggregate Commitment;

(d) in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $1,500,000 or the remainder available under the Revolving Credit Aggregate Commitment if less than

$1,500,000;

(e) in the case of a ~~Eurodollar-based~~Term SOFR Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same ~~Eurodollar-~~Interest Period, if any, shall be at least $2,500,000 (or a larger integral multiple of $100,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than $2,500,000 and at any one time there shall not be in effect more than five (5) different ~~Eurodollar-~~Interest Periods;

(f) a Request for Revolving Credit Advance, once delivered to the Agent, shall not be revocable by the Borrowers and shall constitute a certification by the Borrowers as of the date thereof that:

(i) all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied, and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);

(ii) there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

(iii) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

The Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the Borrowers to make such requests and, in the event the Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to the Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. The Borrowers hereby authorize the Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, the Borrowers acknowledge that the Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrowers shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance from a Borrower under Section 2.3 hereof, the Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to the Agent~~, as follows:~~

~~(i) for Base Rate Advances,~~ at ~~the office of~~ the Agent ~~located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226,~~’s Office not later than 1:00 p.m. (Detroit time) on the ~~date of such Advance; and~~

~~(ii) for Eurodollar-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12:00 p.m. (the time of the Agent’s Correspondent) on the~~proposed date of such Advance.

(b) Subject to submission of an executed Request for Revolving Credit Advance by a Borrower without exceptions noted in the compliance certification therein, the Agent shall make available to the Borrowers the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies~~:~~

~~(i) for Base Rate Advances, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance,~~ by credit to an account of the Borrowers ~~(or an account of any other Credit Party as approved by the Agent in its reasonable discretion)~~ maintained with the Agent ~~or, if approved in advance by the Agent in its sole discretion, to such other account or third party as such Borrower may request in writing; and~~

~~(ii) for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Revolving Credit Advance, by credit to an account of the Borrowers (or an account of any other Credit Party as approved by the Agent in its reasonable discretion) maintained with the Agent’s Correspondent~~ or, if approved in advance by the Agent in its sole discretion, to such other account or third party as such Borrower may request in writing.

(c) The Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless the Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to the Agent such

Revolving Credit Lender’s Percentage of such Advance, the Agent may assume that such Revolving Credit Lender has made such amount available to the Agent on such date, as aforesaid. The Agent may, but shall not be obligated to, make available to the Borrowers the amount of such payment in reliance on such assumption. If such amount is not in fact made available to the Agent by such Revolving Credit Lender, as aforesaid, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon the Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Borrowers, the Agent shall promptly notify the Borrowers and the Borrowers shall pay such amount to the Agent, if such notice is delivered to the Borrowers prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the Borrowers shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing the Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrowers shall retain their claim against such Revolving Credit Lender with respect to the amounts repaid by them to the Agent and, if such Revolving Credit Lender subsequently makes such amounts available to the Agent, the Agent shall promptly make such amounts available to the Borrowers as a Revolving Credit Advance. The Agent shall also be entitled to recover from such Revolving Credit Lender or the Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by the Agent to the Borrowers, to the date such amount is recovered by the Agent, at a rate per annum equal to:

(i) in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances (plus any administrative, processing or similar fees assessed by Agent in connection with the foregoing); and

(ii) in the case of the Borrowers, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid the Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to the Borrowers or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.

2.5 Swing Line.

(a) Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

(b) Accrual of Interest and Maturity; Evidence of Indebtedness.

(i) Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii) The Borrowers agree that, upon the written request of Swing Line Lender, the Borrowers will execute and deliver to Swing Line Lender a Swing Line Note.

(iii) The Borrowers jointly and severally and unconditionally promise to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c) Requests for Swing Line Advances. A Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for such Borrower, subject to the following:

(i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Base Rate Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto;

(ii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by the Borrowers as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and

Letters of Credit requested by the Borrowers on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(c) hereof in respect of the Borrowers’ Reimbursement Obligations hereunder), the sum of (x)  the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the Revolving Credit Aggregate Commitment;

(iv) (A) in the case of a Swing Line Advance that is a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and at any time there shall not be in effect more than five (5) Interest Periods;

(v) each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

(vi) each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by the Borrowers, and shall constitute and include a certification by the Borrowers as of the date thereof that:

(A) all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

(B) there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

(C) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(vii) At the option of the Agent, subject to revocation by the Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, the Borrowers may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to

Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, the Borrowers shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.5(c). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Line Advances shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. The Agent may suspend or revoke the Borrowers’ privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrowers for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. The Agent may, at its option, also elect to make Swing Line Advances upon the Borrowers’ telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrowers comply with the provisions set forth in this Section 2.5.

(d) Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the Borrowers and the satisfaction of the conditions set forth in Section 2.5(c) hereof, Swing Line Lender shall, at its option, make available to the Borrowers the amount so requested in Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of the Borrowers maintained with the Agent or, if approved in advance by the Agent in its sole discretion, to such other account or third party as such Borrower may request in writing. Swing Line Lender shall promptly notify the Agent of any Swing Line Advance by telephone, telex or telecopier.

(e) Refunding of or Participation Interest in Swing Line Advances.

(i) The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrowers (which hereby irrevocably direct the Agent to act on their behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to the Borrowers, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided however that the Swing Line Advances carried at the Quoted Rate which are refunded with Revolving Credit Advances at the request of the Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against the Borrowers or the Revolving Credit Lenders as a consequence of such refunding. The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Lender shall retain its claim against the Borrowers for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1 hereof.

(ii) If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

(iii) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by any Borrower or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(e)(i) or (ii) hereof, as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.

(iv) Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to make or refund such Swing Line Advance or purchase a participation in such Swing Line Advance shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

2.6 Interest Payments; Default Interest.

(a) Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate plus the Applicable Margin, and shall be payable in immediately available funds quarterly in arrears commencing on December 1, 2021, and on the first day of each March, June, September and December thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) ~~Interest on each Eurodollar-based Advance~~All Term SOFR Advances of the Revolving Credit shall ~~accrue at its Eurodollar-based Rate~~bear interest for each Interest Period at a per annum interest rate equal to Adjusted Term SOFR for such Interest Period plus the Applicable Margin and shall be payable in immediately available funds on the last day of the ~~Eurodollar-~~Interest Period applicable thereto (and, if any ~~Eurodollar-~~Interest Period shall exceed three months, then on the last Business Day of the third month of such ~~Eurodollar-~~Interest Period, and at three month intervals thereafter). Interest accruing at ~~the Eurodollar-based Rate~~Term SOFR shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the ~~Eurodollar-~~Interest Period applicable thereto to but not including the last day thereof.

(c) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

(d) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof and any Swing Line Advance refunded pursuant to Section 2.5(e) hereof, shall be due and payable in full on the date such Advance is refunded or converted.

(e) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence and during the continuance thereof, and in the case of any other Event of Default, immediately upon receipt by the Agent of notice from the Majority Revolving Credit Lenders and thereafter during the continuance of such Event of Default, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of ~~Eurodollar-based~~Term SOFR Advances and Quoted Rate Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus two percent (2%).

2.7 Optional Prepayments.

(a) (i) The Borrowers may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, provided that, in the case of any partial prepayment, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to such partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least Five Hundred Thousand Dollars ($500,000), and (ii) subject to Section 2.10(c) hereof, the Borrowers may prepay all or part of the outstanding principal of any ~~Eurodollar-based~~Term SOFR Advance of the Revolving Credit at any time (subject to not less than five (5) Business Days’ notice to the Agent) provided that, in the case of any partial prepayment, after giving effect to such partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least Two Hundred Fifty Thousand Dollars ($250,000).

(b) (i) The Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Base Rate at any time, provided that in the case of any partial prepayment, after giving effect to such partial prepayment, the aggregate balance of such Base Rate Advances remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000) and (ii) subject to Section 2.10(c) hereof, the Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the Swing Line Lender) provided that, in the case of any partial prepayment, after giving effect to such partial prepayment, the aggregate balance of Swing Line Advances remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000).

(c) Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty.

2.8 Base Rate Advance in Absence of Election or Upon Default. If, (a) as to any outstanding ~~Eurodollar-based~~Term SOFR Advance of the Revolving Credit or any outstanding Quoted Rate Advance of the Swing Line, the Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any ~~Eurodollar-based~~Term SOFR Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Lenders, be converted automatically to a Base Rate Advance and the Agent shall thereafter promptly notify the Borrowers of said action. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.

2.9 Revolving Credit Facility Fee. From the Effective Date to the Revolving Credit Maturity Date, the Borrowers shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing December 1, 2021, and on the first day of each March, June, September and December thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, the Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.

2.10 Mandatory Repayment of Revolving Credit Advances.

(a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, shall exceed the Revolving Credit Aggregate Commitment, the Borrowers shall within one (1) Business Day reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 103% of the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on terms satisfactory to the Agent. The Borrowers acknowledge that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to ~~Eurodollar-based~~Term SOFR Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

(b) Upon the payment in full of the Term Loan, any prepayments required to be made on the Term Loan pursuant to Sections 4.8(b), (c) and (d) of this Agreement shall instead be applied to prepay any amounts outstanding under the Revolving Credit, without resulting in a permanent reduction in the Revolving Credit Aggregate Commitment. Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, next to ~~Eurodollar-based~~Term SOFR Advances under the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate. If any amounts remain thereafter, such additional prepayment amounts shall be applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to the Borrowers.

(c) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the ~~Eurodollar-based Rate~~Term SOFR and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to the Agent and upon such deposit the obligation of the Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each ~~Eurodollar-~~Interest Period attributable to the ~~Eurodollar-based~~Term SOFR Advances of such Revolving Credit Advance, thereby avoiding ~~breakage~~ costs and expenses under Section 11.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, the Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such ~~Eurodollar-based~~Term SOFR Advances prior to the last day of the applicable ~~Eurodollar-~~Interest Period, and the Borrowers will be obligated to pay any resulting ~~breakage~~ costs and expenses under Section 11.1.

2.11 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Borrowers may, upon at least three (3) Business Days’ prior written notice (which notice may state that such notice is conditioned upon the effectiveness of other transactions) to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or a larger integral multiple of One Hundred Thousand Dollars ($100,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) the Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless the Borrowers so elect, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a ~~Eurodollar-based~~Term SOFR Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such ~~Eurodollar-based~~Term SOFR Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, the Borrowers shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such prepayment in a collateral account as provided in Section 2.10(c). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by the Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Credit Percentage thereof, and will not be available for reinstatement by or readvance to the Borrowers, and any accompanying prepayments of Advances of the Swing Line shall be distributed by the Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrowers. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to ~~Eurodollar-based~~Term SOFR Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

2.12 Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to finance (i) working capital, (ii) Permitted Acquisitions and Investments and Capital Expenditures permitted hereunder, and (iii) other lawful general corporate purposes.

2.13 Optional Increase in Revolving Credit. The Borrowers may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such requests under this Section 2.13) not to exceed the Maximum Optional Increase Amount (as reduced by the amount of any Additional Term Loans and Term Loan Increases made in accordance with Section 4.10), subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a) The Borrowers shall have delivered to the Agent a written request for such increase, specifying the amount of the requested increase (each such request, a “Request for Revolving Credit Increase”, and each such increase a “Revolving Credit Increase”); provided, however, that if Borrowers previously delivered a Request for Revolving Credit Increase pursuant to this Section 2.13, Borrowers may not deliver a subsequent Request for Revolving Credit Increase until all the conditions to effectiveness of such first Request for Revolving Credit Increase have been fully satisfied (or such Request for Revolving Credit Increase has been withdrawn); and provided further that the Borrowers may make no more than five (5) Requests for Revolving Credit Increases;

(b) within three (3) Business Days after the Agent’s receipt of the Request for Revolving Credit Increase, the Agent shall inform each Revolving Credit Lender of the requested increase in the Revolving Credit Aggregate Commitment, offer each Revolving Credit Lender the opportunity to increase its Commitment by an amount equal to its Percentage of the requested increase in the Revolving Credit Aggregate Commitment, and ask each such Revolving Credit Lender to notify the Agent in writing whether such Revolving Credit Lender desires to increase its Commitment by the requested amount. Each Revolving Credit Lender approving an increase in its Commitment by the requested amount shall deliver its written consent thereto no later than ten (10) Business Days after the Agent’s informing such Revolving Credit Lender of the Request for Revolving Credit Increase; if the Agent shall not have received a written consent from a Revolving Credit Lender within such time period, such Lender shall be deemed to have elected not to increase its applicable Commitment. If any one or more Revolving Credit Lenders shall elect not to increase its commitment, then the Agent may offer the remaining increase amount to each other Revolving Credit Lender hereunder on a non-pro rata basis, or to (A) any other Lender hereunder, or (B) any other Person meeting the requirements of Section 13.8 hereof (including, for the purposes of this Section 2.13, any existing Revolving Credit Lender which agrees to increase its commitment hereunder, the “New Revolving Credit Lender(s)”), to increase their respective applicable commitments (or to provide a commitment);

(c) the New Revolving Credit Lender(s) shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount for each such New Revolving Credit Lender that was not an existing Revolving Credit Lender of $5,000,000 and an aggregate amount for all such New Revolving Credit Lenders of that portion of the requested increase, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.13) covered by the applicable Request for Revolving Credit Increase; provided, however, that each New Revolving Credit Lender shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 2.13) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Revolving Credit Lenders based upon the new Percentages as determined below;

(d) no New Revolving Credit Lender shall receive compensation (whether in the form of a fee, original issue discount or interest rate pricing) for its commitment under the Revolving Credit, except as set forth in this Agreement;

(e) the Borrowers shall have paid to the Agent for distribution to the existing Revolving Credit Lenders, as applicable, all interest, fees (including the Revolving Credit Facility Fee, which shall not be duplicative) and other amounts, if any, accrued to the effective date of such increase and any ~~breakage fees~~costs and expenses attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding ~~Eurodollar-based~~Term SOFR Advances, calculated on the basis set forth in Section 11.1 hereof as though the Borrowers had prepaid such Advances;

(f) if requested, the Borrowers shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Revolving Credit Lenders in the face amount of each such New Revolving Credit Lender’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13), and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Revolving Credit Lenders in the face amount of each such Revolving Credit Lender’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13), dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Revolving Credit Lenders, including the New Revolving Credit Lenders);

(g) no existing Revolving Credit Lender or other Lender hereunder shall be under any obligation to fund the increase of the Revolving Credit Aggregate Commitment and any such decision whether to do so shall be in such Lender’s sole and absolute discretion;

(h) prior to the date the increased commitment becomes available, the Borrowers shall have delivered to the Agent, in each case dated as of the date of the applicable increase:

(i) a pro forma Covenant Compliance Report demonstrating that, upon giving effect to the applicable increase, all financial covenants set forth in Section 7.9 would be satisfied on a pro forma basis, in each case on such date and for the most recent determination period for which the Borrowers have delivered or is required to have delivered financial statements pursuant to Section 7.1(a) or (b);

(ii) a certificate signed by a Responsible Officer of the Borrowers Representative (A) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date such increase becomes available, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (2) no Default or Event of Default shall have occurred and be continuing; and

(i) any Revolving Credit Increase made pursuant to this Section 2.13, and any Advances made in respect thereof, shall be subject to the same terms as are applicable to the existing Revolving Credit Aggregate Commitment and any Advances made in respect thereof;

(j) such amendments to reflect any changes to the Loan Documents in order to give effect to any such Revolving Credit Increase and such acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by the Borrowers as required by the Agent, in its reasonable discretion; and

(k) prior to the date the Revolving Credit Increase becomes available, each Lender shall have completed its flood due diligence and flood insurance compliance as required by applicable law or such Lender’s internal requirements as a result of such increase.

2.14	Revolving Credit Extension Offers.

(a) The Borrowers may, by written notice to the Agent from time to time (provided that no Default or Event of Default has occurred and is continuing on the date of such notice), make one or more offers (each, a “Revolving Credit Extension Offer”) to the Lenders to enter into one or more Permitted Revolving Credit Amendments (as defined below) to extend the Revolving Credit Maturity Date pursuant to procedures to be established by the Agent (in its reasonable discretion), in consultation with the Borrowers. Such notice shall set forth (i) the proposed terms and conditions of the requested Permitted Revolving Credit Amendments and (ii) the date on which such Permitted Revolving Credit Amendment is requested to become effective (which shall not be less than thirty (30) Business Days after the date of such notice, unless such period is shortened by Agent in its sole discretion). Permitted Revolving Credit Amendments shall become effective only upon the acceptance by the Agent, the Issuing Lender and the Swing Line Lender and only with respect to the Advances and Commitments of those Lenders which accept the applicable Revolving Credit Extension Offer (such Lenders, the “Extending Lenders” and those Lenders which do not accept the applicable Revolving Credit Extension Offer, the “Non-Extending Lenders”).

(b) The Borrowers and each Extending Lender shall execute and deliver to the Agent an extension agreement (each such agreement, a “Revolving Credit Extension Agreement”) which may take the form of an amendment or supplement to this Agreement, an amendment and restatement of this Agreement, or other form, and such other documentation as the Agent shall reasonably require to evidence the acceptance of the Permitted Revolving Credit Amendments and the terms and conditions thereof. No consent of any Non-Extending Revolving Credit Lender shall be required for the entry into any Permitted Revolving Credit Amendments pursuant to this Section 2.14. The Agent shall promptly notify each Lender as to the effectiveness of each Revolving Credit Extension Agreement. The Lenders hereby irrevocably authorize and direct the Agent to enter into technical amendments to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the transactions contemplated by the Permitted Revolving Credit Amendments. Notwithstanding the foregoing, no Revolving Credit Extension Agreement shall become effective under this Section 2.14 unless (i) the Agent shall have received a certificate of a Responsible Officer of the Borrowers, board resolutions and such other corporate authority or other documents as the Agent may reasonably request (including legal opinions if requested by Agent), in each case in form and substance reasonably satisfactory to the Agent, (ii) no Default or Event of Default has occurred and is continuing on the proposed effective date thereof, after giving effect to such Revolving Credit Extension Agreement and (iii) each of the other continuing conditions set forth in Section 5.2 are satisfied.

(c) As used in this Section 2.14, “Permitted Revolving Credit Amendments” shall consist of (i) an extension of the Revolving Credit Maturity Date as to the Advances and Commitments of the Extending Revolving Credit Lenders (provided that such extensions may not result in having more than one additional final maturity date under this Agreement in any year without the consent of the Agent), (ii) changes in the Applicable Margin or the Applicable Fee Percentage with respect to the applicable Advances and Commitments of the Extending Revolving Credit Lenders and the payment of increased commitment fees and/or other additional fees to the Extending Revolving Credit Lenders, (iii) the requirement that all Letters of Credit or Swing Line Advances be drawn only under a subfacility provided solely by the Extending Revolving Credit Lenders, (iv) technical requirements and other changes related to borrowings, prepayments, refundings, conversions or cancellations of existing Advances (including Swing Line Advances) or Letters of Credit and other similar matters, including without limitation, any other amendments necessary to treat the Advances and Commitments of the Extending Revolving Credit Lenders as having been extended or to include as a separate class, as appropriate, to include the Extending Lenders in any determination of Majority Revolving Credit Lenders, and to incorporate appropriately the Extending Revolving Credit Lenders (and any Advances funded or otherwise maintained by them, whether under a separate subfacility or otherwise) into the provisions of Sections 2, 3, 5, 9, 10, 11 or 13 (and any related definitions) or other similar provisions, and (v) the payment to the Non-Extending Revolving Credit Lenders only (on a non pro rata basis vis-a-vis the Extending Revolving Credit Lenders) of all sums due and payable to such Lenders on the Revolving Credit Maturity Date applicable to such Lenders, on which date the commitments of such Non-Extending Revolving Credit Lenders shall terminate; provided, however, that no Permitted Revolving Credit Amendment shall amend or modify any matter requiring the approval of all Lenders or all affected Lenders under Section 13.10(a) hereof (other than the matters covered by clauses (i) through (v) of this paragraph) without the approval of all Lenders or all such affected Lenders, as applicable.

3.	LETTERS OF CREDIT.

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender may, but shall not be required to (provided, however, that the Issuing Lender hereby agrees, subject to satisfaction of all conditions herein, to issue on the Effective Date back to back Letters of Credit or a replacement Letter of Credit with respect to the Existing Letters of Credit), through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of the Borrowers accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of the Borrowers, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) twelve (12) months after the date of issuance thereof and (ii) five (5) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof, unless such Letter of Credit is backstopped at the time of issuance of such Letter of Credit by a letter of credit reasonably satisfactory to the Issuing Lender or the Borrowers have posted on the date of issuance of such Letter of Credit cash collateral to an account at the Issuing Lender and in which the Borrowers grant a security interest to the Agent (for the benefit of the Lenders) in an amount equal to 103% of the face amount of the outstanding Letters of Credit as of such date on terms satisfactory to the Agent and the Issuing Lender in their reasonable discretion, in which case the expiry date of such cash collateralized or backstopped Letters of Credit may be up to twelve (12) months after the date of issuance thereof, provided that any standby Letter of Credit with a 1-year tenor may provide for automatic renewal thereof for additional 1-year periods (which, in no event shall extend beyond the date referred to in the foregoing clause (ii), except to the extent cash collateralized or backstopped in accordance with the foregoing at the time of issuance thereof), unless the Issuing Lender notifies the beneficiary thereof prior to the then applicable expiration date that such Letter of Credit will not be renewed. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to such industry rules and governing law as are reasonably acceptable to the Issuing Lender. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2 Conditions to Issuance. No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of the Borrowers unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a) (i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by the Agent under Section 3.6(c) hereof in respect of the Borrowers’ Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the Revolving Credit Aggregate Commitment;

(b) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(c) there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d) the Borrowers shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

(e) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(f) there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Texas or the respective jurisdictions in which the Revolving Credit Lenders, the Borrowers and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (f), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;

(g) if any Revolving Credit Lender is a Defaulting Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations; and

(h) Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by the Borrowers of the matters set forth in Sections 5.2 hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, the Agent shall give notice, substantially in the form attached as Exhibit E, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Percentage thereof.

3.4 Letter of Credit Fees; Increased Costs.

(a) The Borrowers shall pay letter of credit fees as follows:

(i) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Annex I to this Agreement) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(ii) A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account, in accordance with the terms of the applicable Fee Letter.

(b) All payments by the Borrowers to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Borrowers by the Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in advance on the first day of each March, June, September and December and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and quarterly in advance thereafter. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

(c) If any Change in Law shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, the Borrowers shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Base Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrowers shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(a) Upon issuance by the Issuing Lender of each Letter of Credit hereunder (and on the Effective Date with respect to each existing Letter of Credit), each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.

(b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Borrowers agree to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable and invoiced out-of-pocket expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), in Dollars, on (i) the Business Day that the Borrowers received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that the Borrowers received such notice, if such notice is received after 11:00 a.m. (Detroit time).

(c) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrowers do not reimburse the Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrowers shall be deemed to have immediately requested that the Revolving Credit Lenders make a Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a ~~Eurodollar-based~~Term SOFR Advance pursuant to Section 2.3 hereof) in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable and invoiced out-of-pocket expenses paid or incurred by the Agent relative thereto. The Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.

(d) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrowers do not reimburse the Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Lender from the Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then the Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable and invoiced out-of-pocket expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Borrowers hereunder). Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Revolving Credit Lender fails to make such amount available to the Agent by 11:00 am Detroit time on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to the Agent, at the rate applicable under Section 2.4(c)(i) in respect of Revolving Credit Advances. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent.

(e) In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 5 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of the Borrowers to the Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the lesser of the Borrowing Base or the then applicable Revolving Credit Aggregate Commitment).

(f) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to the Borrowers on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless the Borrowers shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Lender) as required under this Section 3.6. The Issuing Lender shall further use reasonable efforts to provide notice to the Borrowers prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrowers under this Section 3.6.

(g) Notwithstanding the foregoing however no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable.

(h) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

(i) In the event that any Revolving Credit Lender becomes a Defaulting Lender, the Issuing Lender may, at its option, require that the Borrowers enter into arrangements satisfactory to Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations.

3.7 Obligations Irrevocable. The obligations of the Borrowers to make payments to the Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c) The existence of any claim, setoff, defense or other right which the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f) Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

(g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Borrowers from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Borrowers have or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Borrowers against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent the Borrowers, after satisfaction in full of the absolute and unconditional obligations of the Borrowers hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against the Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from the Borrowers, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of the Borrowers or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of the Borrowers or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Borrowers’ creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

(d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, the Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to the Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. The Borrowers hereby indemnify and agree to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, and invoiced out-of-pocket costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit INCLUDING ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES RESULTING FROM THE REVOLVER CREDIT LENDERS’, THE SWING LINE LENDER’S, THE ISSUING LENDER’S OR THE AGENT’S OWN NEGLIGENCE (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to clauses (a) through (e) hereof, (i) no Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Agent and the Issuing Lender shall be liable to each Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by any Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit. Notwithstanding anything to the contrary, it is agreed that none of the Credit Parties shall be required to reimburse legal fees or expenses of more than one counsel (and, if deemed necessary by the Agent, one firm of local counsel in each relevant material jurisdiction) or more than one other advisor to all indemnitees described above, taken as a whole (other than such additional counsel as may be appointed in the event of conflict).

3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by the Borrowers pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrowers or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including

Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Borrowers, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4. TERM LOAN.

4.1 Term Loan. Subject to the terms and conditions hereof, each Term Loan Lender, severally and for itself alone, agrees to lend to the Borrowers, in a single disbursement in Dollars on the Effective Date an amount equal to such Lender’s Percentage of the Term Loan.

4.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) (i) The Borrowers hereby unconditionally promise to pay to the Agent for the account of each Term Loan Lender such Lender’s Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.

(b) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Term Loan Lender resulting from each Advance of the Term Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.8(h), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each ~~Eurodollar-~~Interest Period applicable to any ~~Eurodollar-based~~Term SOFR Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Term Loan Lender hereunder in respect of the Advances of the Term Loan, and (iii) both the amount of any sum received by the Agent hereunder from the Borrowers in respect of the Advances of the Term Loan and each Term Loan Lender’s share thereof.

(d) The entries made in the Register pursuant to clause (c) of this Section 4.2 and Section 13.8(h) shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded;

provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Advances of the Term Loan (and all other amounts owing with respect thereto) made to the Borrowers by the Term Loan Lenders in accordance with the terms of this Agreement.

(e) The Borrowers agree that, upon written request to the Agent by any Term Loan Lender, the Borrowers will promptly execute and deliver to such Term Loan Lender, at the Borrowers’ expense, a Term Loan Note evidencing the outstanding Advances under the Term Loan owing to such Term Loan Lender.

4.3 Repayment of Principal.

(a) The Borrowers shall repay the Term Loan on the dates and in the amounts set forth below, until the Term Loan Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full:

Payment Dates	Payment (to be made on each stated date)
December 1, 2021, March 1, 2022, June 1, 2022, September 1, 2022	$1,375,000
December 1, 2022, March 1, 2023, June 1, 2023, September 1, 2023 December 1, 2023, March 1, 2024, June 1, 2024, September 1, 2024 December 1, 2024, March 1, 2025, June 1, 2025, September 1, 2025 December 1, 2025, March 1, 2026, June 1, 2026, September 1, 2026	$2,750,000
Term Loan Maturity Date	Any amounts of principal or interest then outstanding on Term Loan

(b) Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

4.4 Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan. On the Effective Date, the Applicable Interest Rate for all Term Loan Advances shall be the Base Rate; provided that, to the extent that Borrowers have delivered to Agent a funding indemnity letter duly executed by the Borrowers and in form and substance reasonably satisfactory to Agent on or prior to the Effective Date, then such Term Loan Advance made on the Effective Date may be a ~~Eurodollar-based~~Term SOFR Advance. Thereafter, the Borrowers may refund all or any portion of any Advance of the Term Loan as a Term Loan Advance with a like ~~Eurodollar-~~Interest Period or convert each such Advance of such Term Loan to an Advance with a different ~~Eurodollar-~~Interest Period, but only after delivery to the Agent of a Term Loan Rate Request executed in connection with such Term Loan by an Authorized Signer and subject to the terms hereof and to the following:

(a) each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form with respect to such Term Loan, including without limitation:

(i) whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;

(ii) in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iii) whether such Term Loan Advance (or any portion thereof) is to be a Base Rate Advance or a ~~Eurodollar-based~~Term SOFR Advance, and, in the case of a ~~Eurodollar-based~~Term SOFR Advance, the ~~Eurodollar-~~Interest Period(s) applicable thereto.

(b) each such Term Loan Rate Request shall be delivered to the Agent (i) by 1:00 p.m. (Detroit time) three (3) U.S. Government Securities Business Days prior to the proposed date of the refunding or conversion of a ~~Eurodollar-based~~Term SOFR Advance or (ii) by 1:00 p.m. on the proposed date of the refunding or conversion of a Base Rate Advance;

(c) the principal amount of such Advance of such Term Loan plus the amount of any other Advance of such Term Loan to be then combined therewith having the same Applicable Interest Rate and ~~Eurodollar-~~the Interest Period, if any, shall be (i) in the case of a Base Rate Advance, at least Three Million Dollars ($3,000,000), or the remaining principal balance outstanding under the applicable Term Loan, whichever is less, and (ii) in the case of a ~~Eurodollar-based~~Term SOFR Advance, at least Five Million Dollars ($5,000,000) or the remaining principal balance outstanding under the applicable Term Loan, whichever is less, or in each case a larger integral multiple of Five Hundred Thousand Dollars ($500,000);

(d) no Term Loan Advance shall have ~~a Eurodollar-~~an Interest Period ending after the Term Loan Maturity Date, and, notwithstanding any provision hereof to the contrary, the Borrowers shall select ~~Eurodollar-~~Interest Periods (or the Base Rate) for sufficient portions of the Term Loan such that the Borrowers may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 below;

(e) at no time shall there be more than five (5) ~~Eurodollar-~~Interest Periods in effect for Advances of each Term Loan; and

(f) a Term Loan Rate Request, once delivered to the Agent, shall not be revocable by the Borrowers.

4.5 Base Rate Advance in Absence of Election or Upon Default. In the event the Borrowers shall fail with respect to any ~~Eurodollar-based~~Term SOFR Advance of a Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 4.4 hereof (and such Advance has not been paid in full on the last day of the ~~Eurodollar-~~Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable ~~Eurodollar-~~Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable ~~Eurodollar-~~Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and the Agent shall thereafter promptly notify the Borrowers thereof. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 4.5 shall be due and payable in full on the date such Advance is converted.

4.6 Interest Payments; Default Interest.

(a) Interest on the unpaid principal of all Base Rate Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate plus the Applicable Margin, and shall be payable in immediately available funds quarterly in arrears commencing on December 1, 2021, and on the first day of each March, June, September and December thereafter. Whenever any payment under this Section 4.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) ~~Interest on the unpaid principal of each Eurodollar-based Advance~~All Term SOFR Advances of the Term Loan shall bear interest for each Interest Period at a per annum interest rate equal to Adjusted Term SOFR for such Interest Period plus the Applicable Margin. In the case of Term SOFR Advances having a related ~~Eurodollar-~~Interest Period of three (3) months or less ~~shall accrue at its applicable Eurodollar-based Rate and~~, accrued interest shall be payable in immediately available funds on the last day of the ~~Eurodollar-~~Interest Period applicable thereto. Interest shall be payable in immediately available funds on each ~~Eurodollar-based~~Term SOFR Advance of the Term Loan outstanding from time to time having ~~a Eurodollar-~~an Interest Period of six (6) months or longer, at intervals of three (3) months after the first day of the applicable ~~Eurodollar-~~Interest Period, and shall also be payable on the last day of the ~~Eurodollar-~~Interest Period applicable thereto. Interest accruing at ~~the Eurodollar-based Rate~~Term SOFR shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the ~~Eurodollar-~~Interest Period applicable thereto to, but not including, the last day thereof.

(c) Notwithstanding anything to the contrary in Section 4.6(a) or (b) hereof, all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 4.4 hereof shall be due and payable in full on the date such Term Loan Advance is refunded or converted.

(d) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence and during the continuance thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan Lenders and thereafter during the continuance of such Event of Default in regards to Term Loan, interest shall be payable on demand on the principal amount of all Advances of the Term Loan from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of ~~Eurodollar-based~~Term SOFR Advances, two percent (2%) for the remainder of the then existing ~~Eurodollar-~~Interest Period, if any, and at all other such times and for all Base Rate Advances, at a per annum rate equal to the Base Rate plus two percent (2%).

4.7 Optional Prepayment of Term Loan.

(a) Subject to clause (b) hereof, the Borrowers (at their option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Base Rate at any time, and may prepay all or any portion of the outstanding principal of the Term Loan bearing interest at the ~~Eurodollar-based Rate~~Term SOFR upon one (1) Business Day’s notice (which notice may state that such notice is conditioned upon the effectiveness of other transactions) to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Base Rate shall be without premium or penalty and any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is ~~the Eurodollar-based Rate~~Term SOFR shall be without premium or penalty, except to the extent set forth in Section 11.1.

(b) Each partial prepayment of a Term Loan shall be applied first to the next principal installment that is due under such Term Loan (in the order due) and then the balance shall be applied to the principal payments of such Term Loan due thereunder on a pro rata basis to all such principal payments as follows: first to that portion of such Term Loan outstanding as a Base Rate Advance, second to that portion of such Term Loan outstanding as ~~Eurodollar-based~~Term SOFR Advances which have ~~Eurodollar-~~Interest Periods ending on the date of payment, and last to any remaining Advances of such Term Loan being carried at ~~the Eurodollar-based Rate~~Term SOFR.

(c) All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the applicable Term Loan Lenders in accordance with their respective Term Loan Percentages.

4.8 Mandatory Prepayment of Term Loan.

(a) [Reserved].

(b) Subject to clauses (e) and (f) hereof, promptly (and in event no later than five (5) Business Days after receipt) upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales (other than Asset Sales permitted by Sections 8.4(a), (b), (f) and (h) through (p)) in excess of $5,000,000 in the aggregate in any Fiscal Year which are not Reinvested as described in the following sentence, the Borrowers shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds provided, however that the Borrowers shall not be obligated to prepay the Term Loan with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, the Borrowers provide to the Agent a certificate executed by a Responsible Officer of the Borrowers (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrowers shall promptly pay such proceeds to the Agent, to be applied to repay the Term Loan in accordance with clauses (e) and (f) hereof.

(c) Subject to clauses (e) and (f) hereof, immediately upon receipt by any Credit Party of Net Cash Proceeds from the issuance after the Effective Date of any Debt not otherwise permitted hereunder, the Borrowers shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(d) Subject to clauses (e) and (f) hereof, promptly (and in any event no later than five (5) Business Days after receipt) upon receipt by any Credit Party of any Insurance Proceeds or Condemnation Proceeds, the Borrowers shall be obligated to prepay the Term Loan by an amount equal to one hundred percent (100%) of such Insurance Proceeds or Condemnation Proceeds in excess of $5,000,000 in the aggregate in any Fiscal Year, as the case may be; provided, however, that any Insurance Proceeds or Condemnation Proceeds, as the case may be, may be Reinvested by the applicable Credit Party if the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, the Borrowers provide to the Agent a Reinvestment Certificate stating (x) that no Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds or Condemnation Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, as the case may be, (ii) the Reinvestment of such proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrowers shall promptly pay such proceeds to the Agent, to be applied to repay the Term Loan in accordance with clauses (e) and (f) hereof.

(e) Subject to clause (f) hereof, each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of the Term Loan shall be applied to installments of principal on the Term Loan on a pro rata basis.

(f) To the extent that, on the date any mandatory prepayment of any Term Loan under this Section 4.8 is due, the Indebtedness under any Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at ~~the Eurodollar-based Rate~~Term SOFR and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to the Agent and upon such deposit, the obligation of each Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of such Term Loan on the last day of each ~~Eurodollar-~~Interest Period attributable to the ~~Eurodollar-based~~Term SOFR Advances of the such Term Loan, thereby avoiding ~~breakage~~ costs and expenses under Section 11.1.

4.9 Use of Proceeds. On the Effective Date, the proceeds of the Term Loan shall be used by the Borrowers solely for the Certain Funds Purposes. After the Effective Date, the proceeds of the Term Loan shall be used by the Borrowers for general corporate purposes.

4.10 Optional Increase in Term Loan or Additional Term Loans. Borrowers may request an increase to the Term Loan (any such increase, the “Term Loan Increase”) and/or additional commitments to make term loans to be structured as a separate term loan tranche on substantially the same terms as the Term Loan (any such separate term loan, an “Additional Term Loan”) in an amount (for all such requests made pursuant to this Section 4.10) not to exceed the Maximum Optional Increase Amount (as reduced by the amount of any increases in the Revolving Credit Aggregate Commitment made in accordance with Section 2.13), subject, in each case, to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a) Borrowers shall have delivered to the Agent a written request for such Term Loan Increase or Additional Term Loan, specifying the amount of such Term Loan Increase or Additional Term Loan (as applicable) thereby requested (each such request, a “Term Loan Request”); provided, however, that in the event Borrowers have previously delivered a Term Loan Request pursuant to this Section 4.10, Borrowers may not deliver a subsequent Term Loan Request until all the conditions to effectiveness of such first Term Loan Request have been fully satisfied (or such Term Loan Request has been withdrawn); and provided further that the Borrowers may make no more than five (5) Term Loan Requests;

(b) within three (3) Business Days after the Agent’s receipt of a Term Loan Request, the Agent shall inform each Term Loan Lender of the Term Loan Request, offer each Term Loan

Lender to fund a portion of the Term Loan Increase or Additional Term Loan in an amount equal to its applicable Term Loan Percentage of the requested Term Loan Increase or Additional Term Loan, and request each such Term Loan Lender to notify the Agent in writing whether such Lender desires to fund its pro rata share of the Term Loan Increase or Additional Term Loan. Each Lender that agrees to fund its pro rata share of the Term Loan Increase or Additional Term Loan shall deliver its written consent thereto no later than five (5) Business Days of the Agent’s informing such Lender of Term Loan Request; if the Agent shall not have received a written consent from a Lender within such time period, such Lender shall be deemed to have declined to consent to fund its pro rata share of the requested Term Loan Increase or Additional Term Loan. If any one or more Lenders shall fail to consent to fund their pro rata shares of the requested Term Loan Increase or Additional Term Loan, then the Agent may offer to each other Term Loan Lender on a non-pro rata basis, or to (A) any other Lender under this Agreement or (B) any other Person meeting the requirements of Section 13.8(c) hereof (including, for the purposes of this Section 4.10, any existing Term Loan Lender which agrees to fund any portion of the increase or Additional Term Loans hereunder, the “New Term Loan Lenders”), the opportunity to fund a portion of the Term Loan Increase or Additional Term Loan;

(c) each New Term Loan Lender shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount for each such New Term Loan Lender that was not an existing Term Loan Lender of Five Million Dollars ($5,000,000) and an aggregate amount for all such New Term Loan Lenders of that portion of the Term Loan Increase or Additional Term Loan, taking into account the amount of any prior increase (pursuant to this Section 4.10) covered by the applicable Term Loan Request; provided, however, that each New Term Loan Lender shall remit to the Agent funds in an amount equal to its pro rata share of such Term Loan Increase or Additional Term Loans;

(d) if requested, Borrowers shall have executed and delivered to the Agent new Notes (or, if applicable, renewal and replacement notes) payable to each of the New Term Loan Lenders in the face amount of each such New Term Loan Lender’s Percentage of the Term Loan and/or the Additional Term Loan (in each case after giving effect to this Section 4.10), in each case dated as of the effective date of such Term Loan Increase or Additional Term Loan (with appropriate insertions relevant to such Notes and acceptable to the applicable Lenders, including the New Term Loan Lenders);

(e) no existing Term Loan Lender or other Lender hereunder shall be under any obligation to fund the Term Loan Increase in the Term Loan or make any Additional Term Loan and any such decision whether to do so shall be in such Lender’s sole and absolute discretion;

(f) prior to the funding of any such Term Loan Increase or any such Additional Term Loan, the Borrowers shall have delivered to the Agent a pro forma Covenant Compliance Report demonstrating that, upon giving effect to the funding of any such Term Loan Increase or Additional Term Loan and any Permitted Acquisition or permitted Investment consummated in connection therewith, as applicable, all financial covenants set forth in Section 7.9 would be satisfied on a pro forma basis, in each case on such date and for the most recent determination period for which the Borrowers have delivered or is required to have delivered financial statements pursuant to Section 7.1(a) or (b);

(g) the Borrowers shall deliver to the Agent a certificate of each Credit Party dated as of the date of such Term Loan Increase or Additional Term Loan (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (A) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Term Loan Increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such Term Loan Increase, (1) the representations and warranties contained in Section 6 and the other Loan Documents are true and correct in all material respects on and as of the date of such Term Loan Increase or the making of such Additional Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (2) no Default or Event of Default has occurred and is continuing;

(h) with respect to any Additional Term Loan, (A) the obligations of the Credit Parties in respect of such Additional Term Loan shall constitute Indebtedness under the Loan Documents, and shall be entitled to all of the benefits afforded by, this Agreement and the other Loan Documents, and the security interests and Liens created by the Collateral Documents (and the Borrowers shall take any actions reasonably required by the Agent to ensure and/or demonstrate that the requirements of this clause (A) are satisfied after the funding of such Additional Term Loan), (B) the final maturity of such Additional Term Loan shall be no earlier than the Term Loan Maturity Date or the final maturity date of any then existing Additional Term Loan, (C) the initial principal amount of such Additional Term Loan shall not amortize (pursuant to scheduled amortization) during any calendar year in a percentage amount greater than the percentage of the outstanding principal amount of the Term Loan scheduled to amortize during such calendar year in accordance with Section 4.3 as in effect as of the date such Additional Term Loans are funded, (D) the Lenders providing such Additional Term Loan shall be entitled to voting rights on a pro rata basis with the Lenders holding the Term Loan and any Additional Term Loan then existing and shall be entitled to receive proceeds of prepayments on a pro rata basis with the Lenders holding the Term Loan and any Additional Term Loans then existing, and (E) the yield applicable to such Additional Term Loan (taking into account the interest rate applicable to such Additional Term Loan, any original issue discount and any upfront fees payable to the Lenders making such Additional Term Loan, with such upfront fees or original issue discount, as applicable, to be equated to interest based on an assumed three year average life to maturity) shall not be higher than the then-current Applicable Interest Rate on the Term Loan (it being understood that the pricing of the Term Loan will be increased and/or additional fees will be paid to existing Lenders holding the Term Loan to the extent necessary to satisfy such requirement);

(i) no Default or Event of Default shall have occurred and be continuing;

(j) the all-in-yield for the Additional Term Loans shall be equal to the all-in-yield for any existing Term Loans (including any existing Additional Term Loans); provided, however that in determining the yield applicable to the existing Term Loans (including the existing Additional Term Loans) and the Additional Term Loans:

(i) original issue discount (“OID”) or up-front fees (which shall be deemed to constitute like amounts of OID) payable by the Borrowers to the Lenders of the existing

Term Loans (including any existing Additional Term Loans) in the primary syndication thereof shall be included (with OID in respect of the existing Term Loans or Additional Term Loans being equated to interest based on an assumed three year life to maturity); and

(ii) customary arrangement, structuring or commitment fees payable to the Agent (or its Affiliates) in connection with the existing Term Loans or the Additional Term Loans shall be excluded; and

(k) such other amendments (including, without limitation an amendment to or amendment and restatement of this Agreement) to incorporate the terms of any such Term Loan Increase or Additional Term Loan and such acknowledgments, consents, documents, opinions or instruments or registrations, if any, shall have been executed and delivered and/or obtained by Borrowers as required by the Agent, in its reasonable discretion; and

(l) prior to the date the Additional Term Loans or Term Loan Increase become available, each Lender shall have completed its flood insurance due diligence and flood insurance compliance as required as a result of such increase.

4.11 Term Loan Extension Offers.

(a) The Borrowers may, by written notice to the Agent from time to time (provided that no Default or Event of Default has occurred and is continuing on the date of such notice), make one or more offers (each, a “Term Loan Extension Offer”) to the Lenders to enter into one or more Permitted Term Loan Amendments (as defined below) to extend the Term Loan Maturity Date pursuant to procedures to be established by the Agent (in its reasonable discretion), in consultation with the Borrowers. Such notice shall set forth (i) the proposed terms and conditions of the requested Permitted Term Loan Amendments and (ii) the date on which such Permitted Term Loan Amendment is requested to become effective (which shall not be less than thirty (30) Business Days after the date of such notice, unless such period is shortened by Agent in its sole discretion). Permitted Term Loan Amendments shall become effective only upon the acceptance by the Agent and only with respect to the Advances and Commitments of those Lenders which accept the applicable Term Loan Extension Offer (such Lenders, the “Extending Term Loan Lenders” and those Lenders which do not accept the applicable Term Loan Extension Offer, the “Non-Extending Term Loan Lenders”). Notwithstanding anything to the contrary contained herein, no Lenders shall be required to accept any Term Loan Extension Offer or become an Extending Term Loan Lender.

(b) The Borrowers and each Extending Term Loan Lender shall execute and deliver to the Agent an extension agreement (each such agreement, a “Term Loan Extension Agreement”) which may take the form of an amendment or supplement to this Agreement, an amendment and restatement of this Agreement, or other form, and such other documentation as the Agent shall reasonably require to evidence the acceptance of the Permitted Term Loan Amendments and the terms and conditions thereof. No consent of any Non-Extending Term

Loan Lender shall be required for the entry into any Permitted Term Loan Amendments pursuant to this Section 4.11. The Agent shall promptly notify each Lender as to the effectiveness of each Term Loan Extension Agreement. The Lenders hereby irrevocably authorize and direct the Agent to enter into technical amendments to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the transactions contemplated by the Permitted Term Loan Amendments. Notwithstanding the foregoing, no Term Loan Extension Agreement shall become effective under this Section 4.11 unless (i) the Agent shall have received a certificate of a Responsible Officer of the Borrowers, board resolutions and such other corporate authority or other documents as the Agent may reasonably request (including legal opinions if requested by Agent), in each case in form and substance reasonably satisfactory to the Agent, and (ii) no Default or Event of Default has occurred and is continuing on the proposed effective date thereof, after giving effect to such Term Loan Extension Agreement.

(c) As used in this Section 4.11, “Permitted Term Loan Amendments” shall consist of (i) an extension of the Term Loan Maturity Date as to the Advances and Commitments of the Extending Term Loan Lenders (provided that such extensions may not result in having more than one additional final maturity date under this Agreement in any year without the consent of the Agent), (ii) changes in the Applicable Margin or the Applicable Fee Percentage with respect to the applicable Advances and Commitments of the Extending Term Loan Lenders and the payment of increased commitment fees and/or other additional fees to the Extending Term Loan Lenders, (iii) [reserved], (iv) technical requirements and other changes related to borrowings, prepayments, refundings, conversions or cancellations of existing Advances and other similar matters, including without limitation, any other amendments necessary to treat the Advances and Commitments of the Extending Term Loan Lenders as having been extended or to include as a separate class, as appropriate, to include the Extending Term Loan Lenders in any determination of Majority Term Loan Lenders, and to incorporate appropriately the Extending Term Loan Lenders (and any Advances funded or otherwise maintained by them, whether under a separate subfacility or otherwise) into the provisions of Sections 4, 5, 9, 10, 11 or 13 (and any related definitions) or other similar provisions, and (v) the payment to the Non-Extending Term Loan Lenders only (on a non pro rata basis vis-a-vis the Extending Term Loan Lenders) of all sums due and payable to such Lenders on the Term Loan Maturity Date applicable to such Lenders, on which date the Commitments of such Non-Extending Term Loan Lenders shall terminate; provided, however, that no Permitted Term Loan Amendment shall amend or modify any matter requiring the approval of all Lenders or all affected Lenders under Section 13.10(a) hereof (other than the matters covered by clauses (i) through (v) of this paragraph) without the approval of all Lenders or all such affected Lenders, as applicable.

5.	CONDITIONS.

The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

5.1 Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(a) Notes, this Agreement and the other Loan Documents. The Borrowers shall have executed and delivered to the Agent for the account of each Lender requesting Notes, the Swing Line Note, the Revolving Credit Notes and/or the Term Loan Notes, as applicable; the Borrowers shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.

(b) Corporate Authority. The Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

(i) corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of the Borrowers, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

(ii) the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of the Borrowers, the officers who are authorized to execute any requests for Advance, or requests for the issuance of Letters of Credit,

(iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where such Credit Party is qualified to do business as of the Effective Date, which jurisdictions are listed on Schedule 5.1(c) attached hereto, and

(iv) copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

(c) Collateral Documents, Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to the Agent and fully executed by each party thereto:

(i)	The following Collateral Documents, each dated as of the Effective Date:

(A)	the Security Agreement, executed and delivered by the Credit Parties; and

(B)	the Guaranty, executed and delivered by the Guarantors.

(ii)	[Reserved].

(iii) (A) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdiction noted on Schedule 5.1(c) which name any Credit Party as of the date hereof (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office for the Credit Parties dated a date reasonably prior to the Effective Date.

(iv) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by the Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to the Agent in proper form for filing, registration or recordation.

Notwithstanding the foregoing, to the extent any Collateral or any security interest therein is not or cannot be provided and/or perfected on the Effective Date (other than, to the extent required under the Loan Documents, (i) a Lien on the Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code and (ii) a pledge of the Equity Interests of the Targets and the Guarantors (along with stock powers endorsed in blank) to the extent such Equity Interests are certificated, but only to the extent received from the Sellers after use of commercially reasonable efforts by the Borrowers to obtain such certificates on or prior to the Effective Date; provided that if any such stock or equivalent certificates or stock powers are not delivered on the Effective Date, then such deliverables will be required to be delivered within sixty (60) days following the Effective Date (or such longer period as may be mutually agreed by the Borrowers and the Agent)) after use of commercially reasonable efforts by the Borrowers to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability of the credit facilities hereunder and initial funding of Advances on the Effective Date and may instead be delivered and/or perfected after the Effective Date pursuant to arrangements to be mutually agreed by the Borrowers and the Agent acting reasonably.

(d) Equity. On or before the Effective Date, the Agent shall have received evidence satisfactory to it that Archaea Buyer shall have not less than $1,000,000,000 in equity capitalization, including at least $470,000,000 in new cash equity plus “rollover equity” from the Targets.

(e) Revolving Credit Availability. Agent shall have received satisfactory evidence that, as of the Effective Date, the Revolving Credit shall be undrawn (other than the Letters of Credit issued on the Effective Date).

(f) Liquidity. Agent shall have received satisfactory evidence that, as of the Effective Date, the Borrowers shall have cash on hand in an amount equal to at least $150,000,000 (after giving effect to the consummation of the Acquisition and any borrowings set to occur on the Effective Date, excluding, for the avoidance of doubt, any cash held at Assai Energy, LLC).

(g) Opinions of Counsel. The Credit Parties shall furnish the Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.

(h) [Reserved].

(i) Pro Forma Balance Sheet. The Borrowers shall have delivered to the Lenders and the Agent, in form and substance satisfactory to the Agent the Pro Forma Balance Sheet.

(j) [Reserved].

(k) [Reserved].

(l) Material Project Agreements. The Agent shall have received copies of all Material Project Agreements described on Schedule 6.18 hereof.

(m) [Reserved].

(n) Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of the Borrowers’ Representative dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the Certain Funds Representations are true and correct or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects; (c) the Purchase Agreement Representations are true and correct; (d) no Certain Funds Default shall have occurred and be continuing; and (e) since December 31, 2020, no event shall have occurred which has had, or could reasonably be expected to have, a “Material Adverse Effect” (as defined in any Purchase Agreement).

(o) [Reserved].

(p) Customer Identification Forms. The Agent shall have received (i) the completed Beneficial Ownership Certification from the Borrowers and each Guarantor and (ii) all other documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Borrower, Guarantor and any other Person who provides guaranty or collateral support for all or any of the Indebtedness, in each case, to the extent requested by the Agent in writing at least eight (8) Business Days prior to the Effective Date.

(q) Acquisition. The Acquisition shall have been consummated, or substantially concurrently with the initial Advances, shall be consummated, on terms consistent in all material respects with the Purchase Agreements, without any amendment, modification or waiver thereof or any consent thereunder that is materially adverse to the interests of the Lenders without the prior written consent of Agent, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, any amendment to (or any consent, modification or waiver related thereto) the definition of “Material Adverse Effect” under any Purchase Agreement, or any amendment to the provisions of Sections 2.5, 6.11, 9.1, 9.2, 11.7, and 11.12 (or waiver of the conditions under such Sections 9.1 and 9.2) of any Purchase Agreement shall be deemed materially adverse to the interests of the Lenders.

(r) Purchase Agreement Representations. The Purchase Agreement Representations shall be true and correct.

(s) Certain Funds Representations. Each of the Certain Funds Representations shall be true and correct in all material respects as of the date of such Advance on the Effective Date as if made on and as of the Effective Date (other than any representation or warranty that expressly speaks only as of a different date).

(t) No Certain Funds Default. No Certain Funds Default shall exist as of the Effective Date.

(u) Material Adverse Effect. Since December 31, 2020, no event shall have occurred which has had, or could reasonably be expected to have, a “Material Adverse Effect” (as defined in any Purchase Agreement).

5.2 Continuing Conditions. The obligations of each Lender to make Advances (other than any readvance, refunding or conversion) (excluding the initial Advance on the Effective Date) and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualification applicable thereto) as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.	REPRESENTATIONS AND WARRANTIES.

The Parent and Borrowers represent and warrant to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:

6.1 Corporate Authority. Each Credit Party (a) (i) is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and (ii) is duly qualified and authorized to do business as a foreign entity in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a (i) as of the Effective Date, “Material Adverse Effect” (as defined in any Purchase Agreement) and (ii) as of any other date, Material Adverse Effect, and (b) has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business, except where for this clause (b), the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.2 Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by the Borrowers (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in material contravention of any law, or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that failure to obtain such consent or approval could not reasonably be expected to result, individually or in the aggregate, in (i) as of the Effective Date, a “Material Adverse Effect” (as defined in any Purchase Agreement) and (ii) as of any other date, a Material Adverse Effect.

6.3 Good Title; Leases; Assets; No Liens.

(a) Each Credit Party, to the extent applicable, has good and valid title (or, in the case of owned real property, good and marketable title) to all material assets owned by it, subject only to the Liens permitted under section 8.2 hereof, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its material leased real property;

(b) Schedule 6.3(b) hereof identifies, as of the Effective Date, all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;

(c) The Credit Parties will collectively own or collectively have a valid leasehold interest in all their assets to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses except as could not reasonably be expected to have a Material Adverse Effect;

(d) Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the knowledge of the Borrowers, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property, in each case, except as could not reasonably be expected to have a Material Adverse Effect;

(e) There are no Liens on any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement; and

(f) Subject to the last paragraph of Section 5.1(c), the Security Agreement creates in favor of the Agent, for its own benefit and the benefit of the Lenders, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally) security interest in the Collateral described therein and proceeds thereof. In the case of the certificated pledged shares described in the Security Agreement, when the Agent obtains control of stock certificates representing such pledged shares (if any), and in the case of the other Collateral described in Security Agreement, upon the filing of appropriate financing statements with the offices of the Secretary of State or other appropriate office of the state of organization of each Credit Party, and the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case in favor of the Agent for its own benefit and the benefit of the Lenders, the Security Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filings or other action required thereunder as security for the Indebtedness, in each case subject to solely the Liens permitted by Section 8.2 of this Agreement.

6.4 Taxes. Except as set forth on Schedule 6.4 hereof, each Credit Party (i) has filed on or before their respective due dates or within the applicable grace periods, all material United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and (ii) has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.

6.5 No Defaults. No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

6.6 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7 Compliance with Laws. (a) Each Credit Party is in compliance with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate, in any material respect, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.8 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

6.9 Litigation. Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the Borrowers, threatened in writing against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party the outcome of which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

6.10 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.10 hereof, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is (a) required in connection with the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent, and (z) any authorizations, consents, approvals, licenses, qualifications, or formal exemptions which the failure to obtain could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

6.11 Material Adverse Effect. Since December 31, 2020, no Material Adverse Effect has occurred.

6.12 No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

6.13 ERISA Compliance.

(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws and (ii) each Employee Pension Benefit Plan that is maintained for employees of any Borrower or any Subsidiary, or with respect to which any Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which any Borrower has any liability, and that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Employee Pension Benefit Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrowers, threatened in writing or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c) No ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(e) To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. No Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of any Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(f) None of the Credit Parties is (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code, (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (4) a “governmental plan” within the meaning of ERISA.

6.14 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

6.15 Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.10 and 6.15:

(a) all facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws, except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect;

(b) to the knowledge of the Borrowers, except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect, there are no unresolved and outstanding past, and there are no pending or threatened in writing:

(i) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

(ii) written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(c) [Reserved].

6.16 Subsidiaries. Except as disclosed on Schedule 6.16 hereto, no Credit Party has any Subsidiaries as of the Effective Date.

6.17 [Reserved].

6.18 Material Contracts; Material Project Agreements. Schedule 6.18 attached hereto is an accurate and complete list of all Material Contracts in effect on or as of the Effective Date to which any Credit Party is a party or is bound. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) neither the Parent, any Borrower nor any Subsidiary, nor, to Parent’s or any Borrower’s knowledge, any other party to a Material Project Agreement, is in default (and no event has occurred which with lapse of time or notice or action could result in a default) in the performance of or compliance with any Material Project Agreement, (ii) each Material Project Agreement in existence as of the date of this Agreement and listed on Schedule 6.18 is in full force and effect and (iii) to the knowledge of the Parent and the Borrowers, no force majeure event has occurred and is continuing under any Material Project Agreement. The Material Project Agreements listed on Schedule 6.18 are valid and binding agreements enforceable by the Parent, the Borrowers and their Subsidiaries, as applicable, in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

6.19 Franchises, Patents, Copyrights, Tradenames, Etc. The Credit Parties possess or have a right to use all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, necessary for the conduct of their business substantially as now conducted without known conflict with any rights of others, except as could not reasonably be expected to have a Material Adverse Effect.

6.20 Capital Structure. Schedule 6.20 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for Liens permitted by Section 8.2 of this Agreement) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, as of the Effective Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.

6.21 Accuracy of Information; Beneficial Ownership.

(a) The audited financial statements for the Fiscal Year ended December 31, 2020, furnished to the Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Credit Parties and their respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of each Borrower to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ materially from the projected results set forth therein.

(b) [Reserved].

(c) To the knowledge of the Credit Parties, as of the Effective Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

(d) As of the Effective Date, to the knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

6.22 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, the Credit Parties, taken as a whole, are solvent, able to pay their indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which they are about to engage. This Agreement is being executed and delivered by the Borrowers to the Agent and the Lenders in good faith and in exchange for fair, reasonably equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. As of the Effective Date, the Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

6.23 Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or labor disputes pending or, to the knowledge of the Borrowers, threatened in writing against any Credit Party by any employees of any Credit Party, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no Credit Party is party to any collective bargaining agreement with any labor organization.

6.24 No Misrepresentation. As of the Effective Date, all written factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about a Borrower’s industry) furnished by or on behalf of a Credit Party in writing to the Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about any Borrower’s industry) hereafter furnished by or on behalf of a Credit Party in writing to the Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.25 Corporate Documents and Corporate Existence. As of the Effective Date, as to each Credit Party, (a) it is an organization as described on Schedule 1.1 hereto and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.1 hereto.

6.26 Anti-Money Laundering/Anti-Terrorism. No Covered Entity (A) is a Sanctioned Person; or (B), either in its own right or through any third party, (1) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (2) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (3) engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.

6.27 Affected Financial Institution. No Credit Party is an Affected Financial Institution.

6.28 FERC Compliance. Except as disclosed on Schedule 6.28, the Parent, the Borrowers and each of their Subsidiaries, is in compliance in all material respects with the terms and conditions of all orders issued by FERC applicable to Parent, the Borrowers and their Subsidiaries.

6.29 PUHCA; PURPA; Natural Gas Act; Regulatory Status.

(a) Any Credit Party that is a “public utility” under the Federal Power Act qualifies for the exemptions set forth in 18 C.F.R. §292.601(c) or has MBR Authority.

(b) Each of the electrical generating facilities owned by any Credit Party located in the United States is, or will be, beginning at the time of first generating electric energy,(i) a Qualifying Facility (such status as a Qualifying Facility, “QF Status”); and/or (ii) an “eligible facility” owned and/or operated by an Exempt Wholesale Generator (such status as an Exempt Wholesale Generator, “EWG Status”).

(c) The QF Status of each such electrical generating facility that relies on QF Status to satisfy the representation in Section 6.29(b) has been or will be, by the time such facility begins to generate electric energy, validly obtained through certification or self-certification pursuant to PURPA, except when certification or self-certification is not required in order to establish QF Status pursuant to 18 C.F.R. § 292.203(d).

(d) The EWG Status of each such electrical generating facility that is eligible for EWG Status and that does not (1) have QF Status and (2) qualify for the exemption from regulation provided under 18 C.F.R. § 292.602(b) has been or will be, by the time such facility begins to generate electric energy, validly obtained through either self-certification pursuant to the FERC’s regulations at 18 C.F.R. §366.7(a) or determination pursuant to FERC’s regulations at 18 C.F.R. §366.7(b).

(e) To the extent any Credit Party qualifies as a “holding company” pursuant to PUHCA:

(i)	With respect to those “public-utility companies” within the United States, is a “holding company” under PUHCA solely with respect to one or more Qualifying Facilities and/or Exempt Wholesale Generators;

(ii)	it is exempt from, or not subject to, the requirements of 18 C.F.R. §§ 366.2 and 366.21, relating to FERC access to books and records, to the extent provided for in 18 C.F.R. § 366.3(a); and

(iii)	it qualifies for blanket authorizations under Section 203(a)(2) of the Federal Power Act that are provided for in 18 C.F.R. § 33.1(c)(6) and (c)(8).

(f) No Credit Party is subject to regulation as a “natural gas company” as defined in the Natural Gas Act and FERC’s implementing regulations with respect to rates, terms and conditions of service, accounting and recordkeeping, or other matters; provided that a Credit Party may be a “natural gas company” solely with respect to wholesale sales of natural gas eligible for the blanket marketing certificate granted by regulation at 18 C.F.R. § 284.402 or any successor provision thereto.

(g) No Credit Party is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

(h) No Credit Party sells or distributes electricity or natural gas to the general public at retail.

(i) Each Credit Party that sells electric energy, capacity and/or ancillary services, but that is not eligible for the exemption from sections 205 and 206 of the Federal Power Act set forth in 18 C.F.R. § 292.601(c)(1), has MBR Authority, and such Credit Party’s MBR Authority is in full force and effect.

6.30  Exemption from Regulation. None of Agent, nor any Lender nor any of its “affiliates” (as defined in PUHCA), solely by virtue of the execution, delivery and performance of or the consummation of the transactions contemplated by this Agreement, shall be or become subject to or not exempt from regulation under PUHCA, PURPA, the Federal Power Act, the Natural Gas Act or any applicable law with respect to the regulation of “public service corporations,” “public utilities”, “natural gas companies” or other similar terms; provided that, any exercise of remedies under this Agreement that results in the direct or indirect ownership or control of a project by Agent, any Lender or any of its “affiliates” (as defined in PUHCA) may subject the Agent, any Lender and any of its “affiliates” (as defined in PUHCA) to regulation under PUHCA, the Federal Power Act, the Natural Gas Act or other applicable laws with respect to the regulation of “public service corporations,” “public utilities”, “natural gas companies” or other similar terms.

7.	AFFIRMATIVE COVENANTS.

Parent and each Borrower covenants and agrees that, until the Payment in Full of all of the Indebtedness, it will, and, as applicable, it will cause each of the other Credit Parties to:

7.1 Financial Statements. Furnish to the Agent the following documents:

(a) within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the audited Consolidated financial statements of the Parent and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows, as applicable, of the Borrowers and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year (provided that such comparative figures shall only be required beginning with the financial statements delivered for the Fiscal Year ending December 31, 2022), certified as being fairly stated in all material respects and reported upon without being subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (except that it may include a “going concern” qualification relating to an upcoming maturity date, or any actual or prospective failure to meet a financial covenant) by an independent, nationally recognized certified public accounting firm and such information is accompanied by unaudited consolidating information prepared by the Parent or Borrowers that explains in reasonable detail the differences between the information relating to Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Consolidated Subsidiaries of the Parent which are not Borrowers or Guarantors, on the other hand;

(b) within sixty (60) days after the end of the first three fiscal quarters of each Fiscal Year of the Credit Parties, the Borrower-prepared unaudited Consolidated balance sheets of the Parent and its Consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited statements of income, stockholders equity and cash flows of the Parent and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year (provided that such comparative figures shall only be required beginning with the financial statements delivered for the fiscal quarter ending September 30, 2022), and certified by a Responsible Officer of the Borrowers as being fairly stated in all material respects and such information is accompanied by unaudited consolidating information prepared by the Parent or Borrowers that explains in reasonable detail the differences between the information relating to Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Consolidated Subsidiaries of the Parent which are not Borrowers or Guarantors, on the other hand; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

Notwithstanding the foregoing, information required to be delivered pursuant to Section 7.1(a) and Section 7.1(b) above shall be deemed to have been delivered if such information, or a copy of a Form 10-K or Form 10-Q, as applicable, filed with the SEC containing such information shall have been delivered to Agent.

7.2 Certificates; Other Information. Furnish to the Agent the following documents:

(a) Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each Fiscal Year, and 7.1(b) for the first three fiscal quarters of each Fiscal Year end, a Covenant Compliance Report duly executed by a Responsible Officer of the Borrowers’ Representative;

(b) Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each Fiscal Year, and 7.1(b) for the first three fiscal quarters of each Fiscal Year end, a management discussion and analysis report, in reasonable detail, describing the operations and financial condition of the Credit Parties for the Fiscal Year then ended, including, without limitation, updates on job progress and backlog reports at all applicable sites under development until commercial operations commence, provided, the information required to be delivered pursuant to this Section 7.2(b) shall be deemed to have been delivered if such information, or a copy of a Form 10-K or Form 10-Q, as applicable, filed with the SEC containing such information shall have been delivered to Agent;

(c) Promptly upon receipt thereof, copies of all material reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants that is filed or required to be filed with the SEC;

(d) Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(e) Within ninety (90) days after the end of each Fiscal Year, projections for the Credit Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrowers as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of the Borrowers;

(f) Promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements that any Credit Party may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;

(g) Promptly after receipt thereof by Credit Party, copies of each material notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) resulting in an investigation or possible investigation by such agency regarding financial or other operational results of Credit Party; and

(h) Such additional financial and/or other information as the Agent or any Lender may from time to time reasonably request, promptly following such request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage in their respective lines of business and operations substantially as conducted or contemplated to be conducted immediately prior to the Effective Date, it being understood that this Section 7.4(a) shall not be construed to limit any activities or operations incidental, ancillary, reasonably related to the Credit Parties’ lines of business or reasonable extensions thereof;

(b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (excluding ordinary wear and tear and, subject to Section 4.8, casualty or condemnation); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate and in the event of any Mortgaged Property located in a Flood Hazard Zone, maintain at all times flood insurance on such property from such insurance providers, on such terms and in such amounts as required under the Flood Laws or as otherwise reasonably required by any Lender; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all public liability insurance policies, such policies shall list the Agent as an additional insured, as the Agent may reasonably request; and (e) if requested by the Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with the Agent, such certificates being in form and substance reasonably acceptable to the Agent; provided that if any Credit Party fails to insure or fails to pay the premiums on any required insurance (including, without limitation, flood insurance), Agent may (but is not obligated to), and, with respect to flood insurance only, any Lender may (but shall not be obligated to), following forty-five (45) days’ notice to Agent and the Borrowers, have the insurance issued or renewed (and pay the premiums on it for the account of the applicable Credit Party) in amounts and with companies and at premiums as Agent or such Lender deems appropriate or, with respect to flood insurance, as required by the Flood Laws; provided, further, that no Lender may have insurance issued or renewed if Agent or any other Lender shall have issued or renewed insurance pursuant to the foregoing. If Agent or any Lender elects to have insurance issued or renewed to insure the interests of the applicable Credit Party, Agent or such Lender shall have no obligation to also insure such Credit Party’s interest or to notify such Credit Party of its actions. Any sums paid by Agent or any Lender for insurance as provided above shall be added to the Indebtedness.

7.6 Inspection of Property; Books and Records, Discussions. Permit the Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours upon reasonable prior written notice (which notice shall not be required upon the occurrence and during the continuance of a Default or Event of Default), upon the request of the Agent or such Lender, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours upon reasonable prior written notice (which notice shall not be required upon the occurrence and during the continuance of a Default or Event of Default), upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by the Agent and consented to by the Borrowers (such consent not to be unreasonably withheld), with all reasonable and invoiced out-of-pocket costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, the Borrowers shall not be required to reimburse the Agent for such audits or appraisals more frequently than once each Fiscal Year; (c) during normal business hours upon reasonable prior written notice (which notice shall not be required upon the occurrence and during the continuance of a Default or Event of Default) and at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours upon reasonable prior written notice (which notice shall not be required upon the occurrence and during the continuance of a Default or Event of Default) and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable, and, by this provision, the Borrowers authorize, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants; provided however, that without limiting any exercises of rights or remedies of Agent or any Lender set forth in any Loan Document upon the occurrence and during the continuation of an Event of Default, neither the Agent nor any Lender shall be permitted to conduct any analysis, testing or invasive or intrusive sampling of any environmental media except to the extent reasonably necessary to investigate an Event of Default.

7.7 Notices. Promptly give written notice to the Agent of:

(a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b) any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;

(c) the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d) promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(e) (i) the acquisition or creation of any new Subsidiaries and (ii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not later than ten (10) Business Days after such change (or such longer period to which the Agent may consent);

(f) not less than fifteen (15) Business Days (or such other shorter period to which the Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents;

(g) promptly notify the Agent of the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect; and

(h) any default or event of default by any Person under any Subordinated Debt Document or any Material Project Agreement, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrowers’ Representative setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.

7.8 Hazardous Material Laws.

(a) Use and operate all of its facilities and properties in compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Hazardous Material Laws except, in each case, as could not reasonably be expected to have a Material Adverse Effect;

(b) (i) Promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure any actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party which, if adversely determined, could reasonably be expected to have a Material

Adverse Effect, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves; and

(c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect.

7.9 Financial Covenants.

(a) Consolidated Total Leverage Ratio. Maintain, as of the last day of each fiscal quarter, a Consolidated Total Leverage Ratio of not more than:

(i) for the fiscal quarters ending December 31, 2021 through December 31, 2022, 4.50 to 1.00;

(ii) for the fiscal quarters ending March 31, 2023 through December 31, 2023 4.25 to 1.00; and

(iii) for the fiscal quarters ending March 31, 2024 and thereafter, 4.00 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. Maintain, as of the last day of each fiscal quarter, commencing with the quarter ending December 31, 2021, a Consolidated Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by the Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, any Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain in effect could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with ERISA. With respect to Employee Benefits Plans, comply in all material respects with all material requirements imposed by ERISA and the Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

7.12 [Reserved]

7.13 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which becomes a Domestic Subsidiary (other than any Excluded Subsidiary), or ceases to be an Excluded Subsidiary, of any Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition, Investment, Division or otherwise, cause such new Domestic Subsidiary (other than any Excluded Subsidiary) to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by the Agent):

(i) within forty-five (45) days (or such longer time period as the Agent may determine) after the date such Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary) or ceases to be an Excluded Subsidiary, a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty; and

(ii) within forty-five (45) days (or such longer time period as the Agent may determine) after the date such Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary) or ceases to be an Excluded Subsidiary, a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by (b) of this Section 7.13 and Excluded Assets) as set forth in the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement;

(iii) within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;

(b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition, Division or otherwise) (i) a Domestic Subsidiary (other than an Excluded Subsidiary) subsequent to the Effective Date, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement, over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by a Credit Party, such Pledge Agreements to be executed and delivered (unless waived by the Agent) within forty-five days (45) days (or such longer time period as the Agent may agree) after the date such Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary) or ceases to be an Excluded Subsidiary; (ii) a Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by a Borrower or one of its Domestic Subsidiaries, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement, over sixty-five percent (65%) of the Equity Interests of such Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by the Agent) within forty-five (45) days (or such longer time period as the Agent may agree) after the date such Person becomes a Foreign Subsidiary (other than an Excluded Subsidiary) or ceases to be an Excluded Subsidiary; and (iii) a Controlled Joint Venture subsequent to the Effective Date, the Equity Interests of which is held directly by a Borrower or a Guarantor, and which the Borrowers elect to designate as a Pledged Controlled Joint Venture (by delivering written notice to the Agent thereof), cause the Borrower or Guarantor that holds such Equity Interests to execute and deliver such Pledge Agreements, amendments to Security Agreement or such other agreements or instruments as reasonably requested by the Agent, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Controlled Joint Venture (or, in the case of a Controlled Joint Venture that is a CFC or a Domestic Foreign Holdco, sixty-five percent (65%) of the Equity Interests of such Controlled Joint Venture);

(c) (i) With respect to the acquisition of a fee interest in real property with a fair market value (as reasonably determined by the Borrowers in good faith) in excess of $10,000,000 by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than sixty (60) days (or such longer time period as the Agent may agree) after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary (other than an Excluded Subsidiary) or ceases to be an Excluded Subsidiary, such Credit Party shall execute or cause to be executed (unless waived by the Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such additional real estate documentation, environmental reports, title insurance policies and surveys as may be reasonably required by the Agent and all flood hazard determination certifications, acknowledgments and evidence of flood insurance and other flood-related documentation with respect to such real property as required by Flood Laws and as otherwise reasonably required by the Agent; and (ii) with respect to the acquisition of any leasehold interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than sixty (60) days (or such longer time period as the Agent may agree) after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (other than an Excluded Subsidiary) or ceases to be an Excluded Subsidiary, the applicable Credit Party shall deliver to the Agent a copy of the applicable lease agreement and shall use commercially reasonable efforts to cause to be executed, at the Agent’s option, unless otherwise waived by the Agent, a Collateral Access Agreement in form and substance reasonably acceptable to the Agent together with such other documentation as may be reasonably required by the Agent;

in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent. Upon the Agent’s reasonable request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

Notwithstanding the foregoing, (y) the Agent shall not enter into any Mortgage in respect of any real property acquired by a Credit Party after the Effective Date until sixty (60) days after the Agent or the Borrowers have delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) sufficient information to allow each

Lender to conduct flood insurance due diligence and flood insurance compliance with respect to such property (such information to include without limitation such property’s street address that will be used in the Mortgage with respect to such property and in the mortgage title insurance policy and any other Loan Documents to be delivered in connection with such Mortgage), (ii) a completed flood hazard determination from a third party vendor; (iii) if any part of such property is located in a Flood Hazard Zone, a notification to the applicable Credit Parties of that fact and, if applicable, notification to the applicable Credit Parties that flood insurance coverage is not available and evidence of the receipt by the applicable Credit Parties of such notice; provided that (subject to clause (z) below) the Agent may enter into such Mortgage prior to the end of such sixty (60) day period if the Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction; provided further that any deadline to enter into a Mortgage imposed by the Loan Documents shall be automatically extended until such 60 day period has expired and (z) if any part of such property is located in a Flood Hazard Zone and flood insurance coverage is not available, no party shall enter into a Mortgage with respect to such property and the Credit Parties’ obligation to enter into such Mortgage shall be deemed satisfied.

7.14 Accounts. Not later than one hundred and twenty (120) days after the Effective Date (or such later date as the Agent may agree in its sole discretion), maintain all primary deposit accounts and securities accounts (other than Excluded Accounts) of any Credit Party with the Agent or a Lender, provided that, with respect to any such accounts (other than Excluded Accounts) maintained with Agent, any Lender or any other Person in accordance with the foregoing within the later of (x) one hundred and twenty (120) days after the Effective Date or sixty (60) days after the opening or acquisition of such Account, such Credit Party shall cause to be executed and delivered an Account Control Agreement in form and substance reasonably satisfactory to the Agent.

7.15 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.12 hereof and the proceeds of the Term Loan as set forth in Section 4.9 hereof. The Borrowers shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation and not use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.

7.16 Hedging Transaction. Within ninety (90) days following the Effective Date, the Borrowers shall enter into a Hedging Agreement sufficient, at the minimum, to cover fifty percent (50%) of the aggregate outstanding principal amount of the Term Loan for a minimum of a three-year period following the execution of such Hedging Agreement. The Hedging Agreement shall be in form and substance reasonably acceptable to the Agent.

7.17 Further Assurances and Information.

(a) Take such actions as the Agent may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral (other than Excluded Assets), subject only to those Liens permitted under Section 8.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as the Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to the Agent, and prepared at the expense of the Borrowers.

(b) Execute and deliver or cause to be executed and delivered to the Agent within a reasonable time following the Agent’s request, and at the expense of the Borrowers, such other documents or instruments as the Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

(c) Promptly provide Agent and the Lenders with any information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” anti-money laundering rules and regulations, including under the USA Patriot Act and any the Beneficial Ownership Regulation.

(d) With respect to all or any portion of a Mortgaged Property (a) at any time upon the Agent’s or any Lender’s request, provide the Agent and each Lender with sufficient information to allow the Agent and each Lender to conduct flood insurance due diligence and flood insurance compliance with respect to such property (such information to include without limitation such property’s street address that is used in the Mortgage with respect to such property and in the mortgage title insurance policy and any other Loan Documents delivered in connection with such Mortgage), and (b) if any part of such Mortgaged Property is determined to be in a Flood Hazard Zone, deliver or cause to be delivered to Agent and the Lenders, within forty five (45) days after receipt by the applicable Credit Party of notice from the Agent or a Lender that any part of such Mortgaged Property is located in a Flood Hazard Zone, evidence of flood insurance on such property from such insurance providers on such terms and in such amounts as required under the Flood Laws or as otherwise reasonably required by any Lender.

(e) For the avoidance of doubt, the requirements set forth in Sections 7.17(a) and (b) above shall not apply to any assets that constitute Excluded Assets.

7.18 Anti-Terrorism Laws. Not permit (i) any Covered Entity to take any actions that could reasonably be expected to cause it to become a Sanctioned Person, (ii) any Covered Entity, either in its own right or through any third party, to (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C)

engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Indebtedness to be derived from any unlawful activity, and (iv) any Covered Entity to violate any applicable Anti-Terrorism Laws. The Credit Parties shall maintain in effect policies and procedures designed to promote compliance by the Credit Parties with Sanctions and Anti-Terrorism Laws.

7.19 Energy Regulatory Status. The Parent and the Borrowers shall take, and shall cause each of their Subsidiaries to take, such actions as are required such that they can make the representations in Section 6.29 hereof, in each case, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.20 Post-Closing Covenants. The Borrowers agree as follows with respect to the period following the Effective Date:

(a) On or before forty five (45) days after the Effective Date (or such later date as agreed to by the Agent), Borrowers shall use commercially reasonable efforts to deliver to the Agent consents to any collateral assignments of the Material Project Agreements if required based on the terms of the contracts with Borrowers.

(b) On or before ninety (90) days after the Effective Date (or such later date as agreed by the Agent), the Borrowers shall use commercially reasonable efforts to deliver to the Agent Collateral Access Agreements for each real property location (including each warehouse or other storage location) leased by any Credit Party as a lessee (such locations being disclosed and identified as such on Schedule 6.3(b) hereto).

(c) On or before thirty (30) days after the Effective Date (or such later date as agreed by the Agent), the Borrowers shall deliver to the Agent evidence of termination of the UCC-1 financing statements filed against Gulf Coast Environmental Systems, LLC in favor of JPMorgan Chase Bank, N.A. (with initial filing no. 07/0025481481 and 07/0031998411).

(d) On or before thirty (30) days after the Effective Date (or such later date as agreed by the Agent), the Borrowers shall deliver to the Agent a replacement stock certificate representing the Equity Interests of Aria Energy Corp. to reflect the current legal name of Aria Energy LLC as the holder of such Equity Interests.

8.	NEGATIVE COVENANTS.

Parent and each Borrower covenants and agrees that, until the Payment in Full of all Indebtedness, it will not, and, as applicable, it will not permit any other Credit Party to:

8.1	Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a)	Indebtedness of any Credit Party to the Agent or any Lender;

(b) any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto and any Permitted Refinancing Debt in respect of such Debt, provided that, at the time of the incurrence of such Permitted Refinancing Debt, no Event of Default has occurred and is continuing or would result therefrom;

(c) any Debt of such Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1 hereof) shall not exceed $10,000,000, and any Permitted Refinancing Debt in respect of such Debt, provided that, at the time of the incurrence of such Permitted Refinancing Debt, no Event of Default has occurred and is continuing or would result therefrom;

(d) Subordinated Debt;

(e) Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) Debt arising from judgments or decrees not deemed to be an Event of Default under subsection (g) of Section 9.1;

(g) Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7 hereof;

(h) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(i) Debt (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business, (ii) in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”) incurred in the ordinary course of business or (iii) arising under or in connection with cash management services in the ordinary course of business;

(j) Debt consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(k) unsecured Debt owing to current or former consultants, employees, officers or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase of the Equity Interests of the Parent or any Borrower that have been issued to such Persons;

(l) Debt of any Credit Party (i) in respect of guarantee obligations of the obligations of suppliers, customer and licensees in the ordinary course of business and (ii) incurred in the ordinary course of business in respect of obligations to pay the deferred purchase price of goods and services or progress payments in connection with such goods or services;

(m) Debt to the extent constituting Permitted Investments;

(n) Debt incurred in respect of workers compensation claims, unemployment insurance, other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(o) Debt in an aggregate principal amount or face amount at any time outstanding not to exceed $10,000,000 in respect of letters of credit, bank guaranties, surety bonds and similar instruments issued for general corporate purposes and denominated in currencies other than Dollars;

(p) unfunded pensions fund, unfunded defined benefit health plans and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default hereunder;

(q) Debt (including any indemnification, adjustment of purchase price, deferred compensation (or other similar arrangements), earnouts or similar obligations) owing to sellers of assets or Equity Interests to a Credit Party (other than the Parent) that is incurred by the applicable Credit Party (other than the Parent) in connection with (i) the disposition of any business, assets or a Subsidiary to the extent not prohibited hereunder, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition or (ii) a Permitted Acquisition (or other Investment not prohibited hereunder), in each case other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such disposition, Permitted Acquisition or other Investment not prohibited hereunder; provided, that in the case of each of the foregoing, to the extent any such Debt requires cash payments prior to the Latest Maturity Date in excess of $10,000,000 in any Fiscal Year, (x) such Debt shall be unsecured and subordinated to the Indebtedness on the terms and conditions reasonably acceptable to the Agent, (y) such Debt shall not mature prior to the date that is twelve (12) months after the Latest Maturity Date, and (z) such Debt shall not provide for amortization in excess of 5.0% per annum;

(r) additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed $15,000,000 plus the Cumulative Amount at any one time outstanding.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)	Permitted Liens;

(b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease) or the proceeds thereof, (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which the Agent has received a Mortgage or for which such Credit Party is required to execute a Mortgage pursuant to the terms of this Agreement;

(c) Liens created pursuant to the Loan Documents;

(d) other Liens securing Debt existing on the Effective Date and set forth on Schedule 8.2, and any Permitted Refinancing Debt in respect of such Debt, provided that, at the time of the incurrence of such Permitted Refinancing Debt, no Event of Default has occurred and is continuing or would result therefrom;

(e) Liens securing any Credit Party’s obligations in connection with the making or entering into of bids, tenders, statutory obligations, licenses, or leases in the ordinary course of business, except that such Liens shall not attach to any Accounts or Inventory of a Credit Party;

(f) Liens granted in the ordinary course of business securing the financing of insurance premiums to the extent permitted under Section 8.1, so long as such Liens are in solely in favor of the provider of such insurance policies;

(g) Liens solely on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or other Investment not prohibited hereunder;

(h) Liens assumed by any Credit Party in connection with a Permitted Acquisition that secure acquired Debt that is permitted under this Agreement; provided, that such Liens are not created in connection with, or in contemplation or anticipation of, such Permitted Acquisition or other similar Investment not prohibited hereunder and do not attach to any asset of the Parent, the Borrower, or any of other Credit Party other than the assets that secure such acquired Debt prior to the assumption thereof and proceeds and products thereof and improvements and accessions thereto;

(i) Liens arising under sale-leaseback transactions permitted under Section 8.9;

(j) Liens on cash, Permitted Investments or other property arising in connection with the defeasance, discharge or redemption of Debt to the extent such defeasance, discharge or redemption is not prohibited by this Agreement;

(k) Liens or activity and use limitations imposed under any applicable Hazardous Material Law; and

(l) other Liens, provided that such Liens shall not encumber properties or assets with an aggregate fair market value in excess of $15,000,000 plus the Cumulative Amount.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of any Borrower or any Subsidiary (other than Assai Energy, LLC) of any Borrower (except for those Liens for the benefit of the Agent and the Lenders) shall be permitted under the terms of this Agreement.

8.3 Acquisitions. Except for the Acquisition, Permitted Acquisitions and other Investments permitted under Section 8.7 hereof, purchase or otherwise acquire (including pursuant to any merger with or as a Division Successor pursuant to the Division of, any Person that was not a Credit Party prior to such merger or Division) or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation, or consummate a Division as the Dividing Person, or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a) Inventory and other goods held for sale to buyers or leased to lessees leased or sold in the ordinary course of business;

(b) obsolete, damaged, uneconomic or worn out machinery or equipment, or machinery or equipment no longer used or useful in the conduct of the applicable Credit Party’s business;

(c) Permitted Acquisitions;

(d) mergers or consolidations of any Subsidiary of a Borrower with or into any Borrower or any Guarantor so long as such Borrower or such Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;

(e) any Subsidiary of a Borrower may liquidate or dissolve into a Borrower or a Guarantor if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(f) sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to a Borrower or a Guarantor, provided that the applicable Borrowers or Guarantor takes such actions as the Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(g) subject to Section 4.8(b) hereof, (i) Asset Sales in which the sales price is at least equal to the fair market value of the assets sold and at least 75% of the consideration received is cash or cash equivalents, provided that the aggregate amount of such Asset Sales does not exceed $15,000,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;

(h) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;

(i) any Credit Party (other than a Borrower) that is a limited liability company may consummate a Division as the Dividing Person provided that, if the Credit Party is a Guarantor, then immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Borrowers or Guarantors at such time; provided further that if the foregoing requirements are not satisfied, such Division shall be permitted if such Division, in the aggregate, would otherwise result in an Asset Sale permitted by clause (g) above;

(j) dispositions of owned or leased vehicles in the ordinary course of business;

(k) subject to Section 4.8(d) hereof, (i) any loss, damage or destruction of property including any transfers in connection with casualty events and (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(l) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Borrower (so long as a Change of Control does not occur as a result thereof and such sale or issuance is not otherwise prohibited hereunder);

(m) the lapse of patents, trademarks and other intellectual property of any Credit Party to the extent the lapse could not reasonably be expected by such Credit Party to result in a Material Adverse Effect;

(n) the making of a Distribution that is expressly permitted to be made pursuant to Section 8.5 of this Agreement;

(o) leases, subleases, or licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not interfere in any material respect with the business of the Credit Parties, taken as a whole;

(p) dispositions (other than dispositions of assets constituting Accounts and Inventory of Credit Parties) in connection with any sale-leaseback or similar transaction; provided, that the fair market value of all property so disposed of shall not exceed $10,000,000 in the aggregate during the term of this Agreement;

(q) the unwinding of Hedging Agreements if, on a pro forma basis, the Credit Parties are in compliance with Section 7.16;

(r) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights, or other litigation claims in the ordinary course of business (other than, for the avoidance of doubt, as part of an accounts receivables financing transaction); and

(s) any swap of assets (other than cash, cash equivalents and assets constituting Accounts or Inventory of the Credit Parties) in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Borrowers or any Subsidiary as a whole, as determined in good faith by the Borrowers.

The Lenders hereby consent and agree to the release by the Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.

8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a) each Credit Party may pay cash Distributions to any Borrower or any Guarantor;

(b) each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution;

(c) Parent may make Distributions consisting of repurchases of Equity Interests deemed to occur upon the non-cash exercise of stock options and warrants;

(d) each of the Credit Parties may make Distributions (directly or indirectly) to LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC) to allow such entity to make Permitted Tax Distributions;

(e) each Credit Party may make Distributions (directly or indirectly) to Parent or any direct or indirect holders of the Equity Interests of Parent to allow such Persons to pay administrative and overhead expenses allocable to such Credit Party (including franchise and similar Taxes) in the ordinary course of operations;

(f) Parent may make Distributions to former employees, officers, or directors of the Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Debt of such Persons owing to Parent on account of repurchases of the Equity

Interests of Parent held by such Persons; provided, that (i) such Debt was incurred by such Persons solely to acquire Equity Interests of Parent and (ii) either (x) the proceeds of such Debt were contributed back into Parent as a cash equity contribution or (y) the aggregate amount of proceeds of such Debt that were not contributed back into Parent as a cash equity contribution shall not exceed $5,000,000 during the term of this Agreement;

(g) Parent may make Distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons; provided, that the aggregate amount of such redemptions made by Parent plus the amount of Debt outstanding under Section 8.1(k), does not exceed $5,000,000 in the aggregate in any Fiscal Year; and

(h) At any time after the second anniversary of the Effective Date, the Credit Parties may make (i) Distributions up to $30,000,000 in the aggregate in any Fiscal Year, and (ii) additional Distributions if, after giving effect to such Distributions on a pro forma basis, the Consolidated Total Leverage Ratio of the Credit Parties as of the most recently ended Applicable Measuring Period is equal to or less than 2.50 to 1.00, provided that, in each case under this clause (h), (x) the Agent shall have received a Cash Certification and (y) both immediately prior and after giving effect to any such Distribution, no Event of Default shall have occurred and be continuing.

8.6	[Reserved].

8.7 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 8.7 hereof;

(c) sales on open account in the ordinary course of business;

(d) intercompany loans or intercompany Investments made by any Credit Party to or in any Guarantor or any Borrower; provided that, intercompany loans that exceed $500,000 in the aggregate shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(e) Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) loans and advances to employees, officers and directors of any Credit Party for moving, entertainment, travel and other similar expenses in the ordinary course of business;

(g) Permitted Acquisitions;

(h) Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 8.1) or the proceeds of such Equity Interests of the Parent (or any direct or indirect parent thereof), provided that such issuance of Equity Interests would not constitute a Change of Control;

(i) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $1,000,000 at any one time outstanding;

(j) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(k) advances, loans or extensions of trade credit made in the ordinary course of business;

(l) Investments consisting of extensions of credit in the nature of Accounts or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(m) deposits of cash made in the ordinary course of business to secure performance of operating leases;

(n) Investments that are funded 100% with the Net Cash Proceeds of an issuance of the Equity Interests (other than Disqualified Equity Interests) of Parent or its direct or indirect parent company after the Effective Date (other than any Cure Proceeds) that are contributed to a Credit Party, provided that (i) at the time of such Investment, no Event of Default has occurred and is continuing or would exist immediately after giving effect thereto and (ii) such issuance of Equity Interests would not constitute a Change of Control;

(o) loans by any Credit Party to employees, officers, and directors of any Credit Party for the purpose of purchasing Equity Interests in the Parent so long as (i) the proceeds of such loans are used in their entirety to purchase such Equity Interests in the Parent and (ii) all of the proceeds of such loans are concurrently contributed to the Borrowers as a cash equity contribution by the Parent; provided, that, notwithstanding the foregoing clause (ii), the Credit Parties may make such loans which are not contributed back into the Parent as a cash equity contribution by such Parent in an aggregate principal amount not to exceed $5,000,000 during the term of this Agreement;

(p) other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $15,000,000 plus the Cumulative Amount at any time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.8 Transactions with Affiliates. Except as set forth in Schedule 8.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except:

(a) transactions with Affiliates that are the Borrowers or Guarantors;

(b) any Investments made pursuant to Section 8.7(d);

(c) transactions otherwise expressly permitted under this Agreement to be entered into among Affiliates of the Credit Parties;

(d) so long as it has been approved by such Credit Party’s disinterested board of directors in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Credit Party;

(e) the Acquisition and the payment of all fees and expenses related to the Acquisition;

(f) payments and compensation to any future, current or former employee, director, officer, manager or consultant (or their respective Affiliates) of the Borrowers, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan that are, in each case, approved by the board of directors of Parent in good faith;

(g) any lease entered into between the Borrower or any Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the board of directors of Parent in good faith;

(h) [reserved];

(i) the payment of expenses and indemnities paid to Rice Acquisition or its Affiliates during such period so long as such expense and indemnities (i) do not exceed $10,000,000 in any Fiscal Year and (ii) are only paid and accrued as otherwise allowed under this Agreement.

(j) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arm’s length transaction from unrelated third parties.

8.9 Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be, provided that if, at the time that a Credit Party acquires fixed or capital assets, such Credit Party intends to sell to and then lease such assets from another Person pursuant to a financing arrangement that would be permitted under Section 8.1(c), such transaction will not constitute a violation of this Section 8.9 so long as such transaction is consummated within ninety (90) days following the acquisition of such assets.

8.10 Limitations on Other Restrictions. Except for this Agreement or any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary (other than Assai Energy, LLC) of a Borrower to pay or make dividends or distributions in cash or kind to any Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (ii) restrict or prevent any Credit Party from granting the Agent, for the benefit of the Lenders, Liens upon, security interests in and pledges of their respective assets, except:

(a) to the extent such restrictions exist in documents creating Liens permitted by Section 8.2(b) hereunder;

(b) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.7 and applicable solely to such joint venture and Equity Interests issued thereby;

(c) Restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(d) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(e) customary net worth provisions contained in real property leases entered into by Parent, the Borrowers and the Subsidiaries in the ordinary course of business, so long as the Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent, the Borrowers and the Subsidiaries to meet their ongoing obligations;

(f) apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrowers; and

(g) Customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Subsidiary.

8.11 Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt, except to the extent permitted under the applicable Subordination Agreement.

8.12 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, without the prior written consent of the Agent.

8.13 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party or any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.

8.14 Management Fees. Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate, except to the extent expressly permitted under Section 8.8 hereof.

8.15 Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than December 31 without the prior written consent of the Agent.

8.16 Passive Parent Covenant. Parent shall not, directly or indirectly, (i) enter into any agreement (including any agreement for incurrence or assumption of Debt, any purchase, sale, lease or exchange of any property or the rendering of any service), between itself and any other Person, other than the Loan Documents to which it is a party (collectively, the “Parent Documents”), (ii) engage in any business or conduct any activity (including the making of any Investment or payment) or transfer any of its assets, other than (a) the making of Investments in Archaea Buyer existing on the Effective Date, the performance of its obligations under the Parent Documents in accordance with the terms thereof and the performance of ministerial activities and the payment of taxes and administrative fees, (b) the ownership and/or acquisition of the equity interests of Archaea Buyer, (c) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (d) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent, Archaea Buyer and its Subsidiaries, (e) the performance of its obligations under and in connection with the Loan Documents and the other agreements contemplated hereby and thereby, (f) making any

Distribution permitted by Section 8.5, or any Investment in Archaea Buyer, (g) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (h) providing indemnification to officers and members of the board of directors (or similar governing body) of Parent, (i) activities incidental to the businesses or activities described in clauses (a) through (h) of this paragraph or (iii) consolidate or merge with or into any other Person. Parent shall preserve, renew and keep in full force and effect its existence.

9.	DEFAULTS.

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal on the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loan, (ii) any interest on the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loan within three (3) Business Days after the same shall be due and payable, (iii) any Reimbursement Obligation, or (iv) any Fees within five (5) Business Days after the same shall be due and payable;

(b) non-payment of any other amounts due and owing by a Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five (5) Business Days after the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements of the Borrowers set forth in Sections 7.1, 7.2, 7.4(b) and (e), 7.5, 7.6, 7.7, 7.9, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18 or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days after the earlier to occur of (i) written notice thereof has been given to the Borrowers by the Agent and (ii) delivery by the Borrowers of a notice of such default pursuant to Section 7.7(a);

(e) any representation or warranty (or, if made on the Effective Date, any Certain Funds Representation) made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f) (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of Fifteen Million Dollars ($15,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure, (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Fifteen Million Dollars ($15,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness, or (iii) any default by any Credit Party under any Hedging Agreement which continues beyond any applicable period of cure;

(g) the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of Fifteen Million Dollars ($15,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;

(i) except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of a Borrower which is not a Guarantor or a Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within sixty (60) days;

(j) a Change of Control;

(k) [reserved]; or

(l) any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested in writing by any party thereto (other than any Lender, the Agent, Issuing Lender or Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any material way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any material portion of the Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrowers; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by the Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and each Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 103% the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify the Borrowers or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, Swing Line Advances and Term Loan Advances with respect to which Sections 2.6 and 4.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Base Rate plus two percent (2%); and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of the Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4 Waiver by the Borrowers of Certain Laws. To the extent permitted by applicable law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Each Borrower expressly agrees that this Section may not be waived or modified by the Lenders or the Agent by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Borrowers but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrowers), setoff and apply against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers and any property of the Borrowers from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by the Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to the Agent and the Borrowers of the occurrence thereof; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held for the benefit of the Agent, the Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. The Borrowers hereby grant to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrowers under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

9.7 Equity Cure. Notwithstanding anything to the contrary herein, if the Borrowers fail to comply with any of the covenants set forth in Section 7.9(a) and (b) hereof (any such Default or Event of Default shall be referred to herein as a “Financial Covenant Default”), then the holders of the Equity Interests (other than Disqualified Equity Interests) of Parent may, at their option, cure such Financial Covenant Default by making a cash equity investment in Borrowers (which shall be immediately contributed in cash to Borrowers) (the “Cure Proceeds”), subject to the following:

(a) the Borrowers must deliver a written notification (the “Cure Notice”) to the Agent that they intend to exercise the cure right under this Section 9.7 prior to the date that is ten (10) days after the date on which the Covenant Compliance Report in respect of the applicable fiscal quarter is required to have been delivered pursuant to Section 7.2(a) (the “Cure Notification Date”);

(b) the financial covenants subject to the Financial Covenant Default shall be recalculated giving effect to the following pro forma adjustments: (x) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any period that contains such fiscal quarter, solely for the purpose of measuring compliance with the such financial covenant and not for any other purpose under this Agreement (including, without limitation, for purposes of determining the Consolidated Total Leverage Ratio, any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in this Agreement or any other Loan Document), by an amount equal to the Cure Proceeds and (y) the numerator in the calculation of Consolidated Total Leverage Ratio shall be reduced by an amount equal to the Cure Proceeds commencing with such fiscal quarter;

(c) the Cure Proceeds shall be in an amount no greater than the amount required to cause the Borrowers to be in compliance with Section 7.9(a) or (b), as applicable, for the applicable fiscal quarter;

(d) in the event the aggregate Cure Proceeds received hereunder exceed $10,000,000, 100% of all Cure Proceeds in excess of such amount shall be applied to repay the Indebtedness until paid in full as follows: (i) first, to installments of principal on the Term Loan in the inverse order of their maturities and (ii) next, to outstanding Revolving Credit Advances on a pro rata basis (with a corresponding reduction in the Revolving Credit Aggregate Commitment), until paid in full; and (iii) then, to all other Indebtedness due and owing on a pro rata basis;

(e) the issuance of any Equity Interests made in connection with the payment of the Cure Proceeds shall not result in a Change of Control;

(f) as of the date that the Borrowers exercise the equity cure right under this Section 9.7, no Event of Default (other than the applicable Financial Covenant Defaults) exist; and

(g) the Borrowers may not exercise their rights under this Section 9.7 in consecutive quarters, more than twice in each four quarter period and more than five (5) times during the term of this Agreement.

10.	PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1 Payment Procedure.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrowers of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by the Agent not later than 1:00 p.m. (Detroit time) (or such later time on such date as agreed to by Agent) on the date such payment is required or intended to be made in Dollars in immediately available funds to the Agent at the Agent’s ~~office located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations, for the ratable benefit of the Term Loan Lenders in the case of payments in respect of the Term Loan~~Office. Any payment received by the Agent after 1:00 p.m. (Detroit time) (or such later time on such date as agreed to by Agent) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, ~~or, in respect of Eurodollar-based Advances,~~ to such Lender’s ~~Eurodollar Lending Office~~applicable lending office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b) Unless the Agent shall have been notified in writing by the Borrowers at least two (2) Business Days prior to the date on which any payment to be made by the Borrowers is due that the Borrowers do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrowers have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender or Term Loan Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If the Borrowers have not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.

(c) Subject to the definition of “Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders after the commencement of any remedies hereunder, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to pay principal and interest due under the Revolving Credit (including the Swing Line and any Reimbursement Obligations) and the Term Loan, and to cash collateralize all outstanding Letters of Credit in an amount equal to 103% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit and to pay any obligations owing by any Credit Party under any Hedging Agreements, on a pro rata basis, next, to pay any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.

10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, the Term Loan, and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4 Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.

(a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to the Borrowers or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 13.10.

(c) Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.6 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to cash collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with clause (g) below; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with clause (g) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with their respective Revolving Credit Percentages without giving effect to Section clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) Each Defaulting Lender shall be entitled to receive a Revolving Credit Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Advances funded by it, and (2) its Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to clause (g) below.

(e) Each Defaulting Lender shall be entitled to receive the Letter of Credit Fees described in Section 3.4(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided cash collateral in accordance with clause (g) below. With respect to any Revolving Credit Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause f below, (y) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s and Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(f) If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by the Agent at the request of the Swing Line Lender and/or the Issuing Lender among the Non-Defaulting Lenders in accordance with their respective Percentages of the Revolving Credit, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Lender, plus such Non-Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Non- Defaulting Lender’s Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

(g) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent, the Swing Line Lender or the Issuing Lender (with a copy to the Agent), the Borrowers shall cash collateralize the Swing Line Lender’s and Issuing Lender’s Fronting Exposure, as applicable, with respect to such Defaulting Lender (determined after giving effect to any cash collateral provided by such Defaulting Lender) in an amount not less than an amount determined by the Agent, the Swing Line Lender and the Issuing Lender in their sole discretion, by depositing such amounts into an account controlled by the Agent.

10.5 Erroneous Payments.

(a) If the Agent determines (which determination shall be conclusive and binding, absent manifest error) that the Agent or any of its Affiliates has erroneously, mistakenly or inadvertently transmitted any funds to any Lender (whether or not such transmittal was known by such Lender) (any such funds, whether received as a payment, prepayment, or repayment of principal, interest, fees, distributions, or otherwise, individually and collectively, an “Erroneous Payment”) and the Agent subsequently demands the return of such Erroneous Payment (or any portion thereof), then such Lender shall promptly, but in no event later than two (2) Business Days after such demand, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such demand was made by the Agent, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such amount was received by such Lender to the date such amount is repaid to the Agent in same day funds at the Federal Funds Effective Rate.

(b) To the extent permitted by applicable law, each Lender agrees not to assert any right or claim to any Erroneous Payment (or any portion thereof) and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment (or any portion thereof) (including, without limitation, any defense based on “discharge for value” or any similar doctrine).

(c) This Section 10.5 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.

(d) For purposes of this Section 10.5, the term “Lender” includes each Issuing Lender.

10.6 Certain Payments to the Non-Extending Revolving Credit Lenders and Non-Extending Term Loan Lenders.

(a) Each of the Extending Revolving Credit Lenders hereby acknowledges and agrees that, on the Non-Extended Revolving Credit Maturity Date (i) the Revolving Credit (together with interest and fees applicable thereto) of each Non-Extending Revolving Credit Lender shall become due and payable, (ii) the Revolving Credit Commitment Amount of each Non-Extending Revolving Credit Lender shall terminate and (iii) to the extent provided in Section 3.6, the participating interests of each Non-Extending Revolving Credit Lender in undrawn Letters of Credit and Swingline Loans shall terminate and be reallocated (as set forth therein). Furthermore, such repayments and terminations required to be made to the Non-Extending Revolving Credit Lenders on the Non-Extended Revolving Credit Maturity Date shall not be subject to the pro rata sharing provisions of this Agreement (vis-à-vis) the Extending Revolving Credit Lenders, including without limitation Sections 10.1(a) and 10.3 hereof, unless the Revolving Credit Maturity Date for all of the Revolving Credit Lenders has occurred on or before such date. Upon the foregoing repayment to the Non-Extending Revolving Credit Lenders, the Agent shall distribute to the Extending Revolving Credit Lenders and the Borrowers a revised Annex II (giving effect to the new Percentages resulting therefrom and from any assignments relating thereto), and all outstanding Advances of the Revolving Credit (if any) shall be reallocated among the Extending Revolving Credit Lenders based on such new Percentages.

(b) Each of the Extending Term Loan Lenders hereby acknowledges and agrees that, on the Non-Extended Term Loan Maturity Date (i) the Term Loan (together with interest and fees applicable thereto) of each Non-Extending Term Loan Lender shall become due and payable, and (ii) the Term Loan Amount of each Non-Extending Term Loan Lender shall terminate. Furthermore, such repayments and terminations required to be made to the Non-Extending Term Loan Lenders on the Non-Extended Term Loan Maturity Date shall not be subject to the pro rata sharing provisions of this Agreement (vis-à-vis) the Extending Term Loan Lenders, including without limitation Sections 10.1(a) and 10.3 hereof, unless the Term Loan Maturity Date for all of the Term Loan Lenders has occurred on or before such date. Upon the foregoing repayment to the Non-Extending Term Loan Lenders, the Agent shall distribute to the

Extending Term Loan Lenders and the Borrowers a revised Annex II (giving effect to the new Percentages resulting therefrom and from any assignments relating thereto), and all outstanding Advances of the Term Loan (if any) shall be reallocated among the Extending Term Loan Lenders based on such new Percentages.

11.	YIELD PROTECTION; INCREASED COSTS; MARGIN ADJUSTMENTS; TAXES; BENCHMARK REPLACEMENT.

11.1 Reimbursement of Prepayment Costs. ~~If (i)~~In the ~~Borrowers make any~~event of (a) the payment of any principal ~~with respect to~~of any ~~Eurodollar-based~~Term SOFR Advance or Quoted Rate Advance ~~on any day~~ other than on the last day of the Interest Period applicable thereto (~~whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise~~including as a result of an Event of Default)~~;~~, (~~ii~~b) the ~~Borrowers convert or refund (or attempt to convert or refund)~~conversion of any ~~such~~Term SOFR Advance ~~on any day~~or Quoted Rate Advance other than on the last day of the Interest Period applicable thereto (~~except as described in Section 2.5(e~~including as a result of an Event of Default)~~);~~, (~~iii~~c) the ~~Borrowers fail to borrow, refund or~~failure to borrow, convert, continue or prepay any ~~Eurodollar-based~~Term SOFR Advance or Quoted Rate Advance ~~after~~on the date specified in any notice ~~has been given by the Borrowers to the Agent in accordance with the terms hereof requesting such Advance;~~delivered pursuant hereto, or (~~iv~~d) ~~or if~~ the assignment of any ~~Borrower fails to make any payment of principal in respect of a Eurodollar-based~~Term SOFR Advance or Quoted Rate Advance ~~when due~~other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 13.12) then, in any such event, the Borrowers shall ~~reimburse the Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor~~compensate each Lender for any ~~resulting~~funding or other loss, cost ~~or~~and expense ~~incurred (excluding the loss of any Applicable Margin) by the Agent and Lenders, as the case may be, as a result thereof~~attributable to such event, including~~, without limitation,~~ any ~~such~~ loss, ~~reasonable and invoiced out-of-pocket~~ cost or expense ~~incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by the Borrowers to the Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, i~~farising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any~~, of (a) the~~ amount ~~of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by the Agent and Lenders, as the case may be) which would have accrued to the Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any~~or amounts ~~payable to any~~that such Lender ~~under~~is entitled to receive pursuant to this ~~paragraph~~Section shall be ~~made as though such Lender shall have actually funded or~~

~~committed~~delivered to ~~fund~~ the ~~relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the~~Borrowers’ Representative and shall be conclusive absent manifest error. The Borrowers~~, the Agent and Lenders~~ shall ~~deliver to the Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which~~pay such Lender the amount shown as due on any such certificate ~~shall be conclusively presumed correct, absent manifest error.~~within 10 days after receipt thereof.

11.2	~~Eurodollar Lending Office~~[Reserved]

~~. For any Eurodollar-based Advance, if the Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of the Agent or such Lender, the Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.~~

11.3	~~Circumstances Affecting LIBOR Rate Availability~~Inability to Determine Rates

~~. If for any reason (a) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of any requested Eurodollar-based Advance (including any continuation of, or conversion into, a Eurodollar-based Advance), other than as a result of a Benchmark Transition Event, (b)~~

. Subject to Section 11.11, if, on or prior to the first day of any Interest Period for any Term SOFR Advances:

(a) the Agent ~~shall determine~~determines (which determination shall be conclusive and binding absent manifest error) that ~~adequate and reasonable means do not exist for the ascertaining the LIBOR Rate for such~~“Term SOFR” (or any component thereof) cannot be determined pursuant to the definition thereof, or

(b) the Majority Lenders determine that for any reason in connection with any request for a Term SOFR Advance or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to ~~such~~a proposed Term SOFR Advance~~, other than as a result of a Benchmark Transition Event, or (c) the Majority Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate~~ does not adequately and fairly reflect the cost to ~~the~~such Lenders of ~~making or maintaining~~funding such Advance ~~during such Interest Period, then the Agent (and in the case of clause (c) above, upon notice from~~, and the Majority Lenders~~) will promptly give~~ have provided notice ~~thereof to the Borrowers and the Lenders. Thereafter, until~~of such determination to the Agent ~~notifies the Borrowers that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the~~

~~right of the Borrowers to convert an Advance to or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended, and (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).~~, the Agent will promptly so notify the Borrowers’ Representative and each Lender.

Upon notice thereof by the Agent to the Borrowers’ Representative, (i) any obligation of the Lenders to make Term SOFR Advances, and any right of the Borrowers to continue Term SOFR Advances or to convert Base Rate Advances to Term SOFR Advances, shall be suspended (to the extent of the affected Term SOFR Advances or affected Interest Periods) until the Agent (with respect to clause (b) of this Section 11.3, at the instruction of the Majority Lenders) revokes such notice, (ii) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Advances (to the extent of the affected Term SOFR Advances or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances in the amount specified therein and (iii) any outstanding affected Term SOFR Advances will be deemed to have been converted into Base Rate Advances at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 11.1. Subject to Section 11.11 if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” (or any component thereof) cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by the Agent without reference to clause (c) of the definition of “Base Rate” until the Agent revokes such determination.

11.4	~~Laws Affecting LIBOR Rate Availability~~Illegality

. If~~, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by~~ any Lender determines (which determination shall be conclusive and binding, absent manifest error) that any applicable law has made it unlawful, or that any Governmental Authority ~~charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make~~has asserted that it is unlawful ~~or impossible~~, it would create safety and soundness risks, or it would not be consistent with sound banking practices, for any ~~of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder~~Lender or its applicable lending office to make ~~or~~, maintain ~~any Advance which bears~~or fund Advances whose interest ~~at or~~is determined by reference to SOFR, the ~~LIBOR~~Term SOFR Reference Rate, ~~such Lender shall forthwith give~~Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrowers ~~and to~~(through the Agent~~. Thereafter~~), (a) ~~the obligations~~any obligation of the ~~applicable~~ Lenders to make Term SOFR Advances ~~which bear interest at or by reference to the~~

~~LIBOR Rate~~, and ~~the~~any right of the Borrowers to continue Term SOFR Advances or to convert ~~an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate~~Base Rate Advances to Term SOFR Advances, shall be suspended ~~and thereafter only~~, (b) the interest rate on Base Rate Advances shall ~~be available,~~, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Agent and the Borrowers that the circumstances giving rise to such determination no longer exist and (~~b~~c) ~~if any of the~~the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all Term SOFR Advances to Base Rate Advances (subject to clause (b) of this Section 11.4) on the last day of the Interest Period therefor, if all affected Lenders may ~~not~~ lawfully continue to maintain ~~an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears~~such Term SOFR Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Advances to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest ~~at or by reference to~~on the ~~Base Rate~~amount so converted, together with any additional amounts required pursuant to Section 11.1.

11.5	Increased ~~Cost of Advances Carried at the LIBOR Rate~~Costs

. If any Change in Law shall:

(a) subject any of the Lenders ~~(or any of their respective Eurodollar Lending Offices)~~ to any Taxes (except for (A) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (B) any Taxes indemnified under Section 11.10 hereof) on the Advances, loan principal, Letters of Credit, commitments, or other obligations, or its deposits, reserves other liabilities or capital attributable thereto; or

(b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, liquidity, or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders ~~(or any of their respective Eurodollar Lending Offices)~~ or shall impose on any of the Lenders ~~(or any of their respective Eurodollar Lending Offices)~~ or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of making, converting to, continuing or maintaining any ~~part~~Advance or of ~~the Indebtedness hereunder as an~~maintaining its obligation to make any such Advance ~~which bears interest at~~, or ~~by reference~~ to increase the ~~LIBOR Rate~~cost to any Lender, or to reduce the amount of any sum received or receivable by any ~~of the Lenders under this Agreement in respect of an Advance which bears~~Lender (whether of principal, interest ~~at~~ or ~~by reference to the LIBOR Rate~~any other amount), then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrowers of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, the Borrowers agree to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or unreasonable (as determined solely by such Lender) administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. The Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause the Borrowers to incur additional liability under Section 11.1 hereof, provided that the Agent shall incur no liability whatsoever to the Lenders or the Borrowers in the event it fails to do so. A certificate of the Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.

11.6 Capital Adequacy and Other Increased Costs. If any Change in Law affects or would affect the capital or liquidity requirements of a Lender or the Agent (or any corporation controlling such Lender or the Agent) and such Lender or the Agent, as the case may be, determines that the amount of required capital is increased by, or based upon the existence of such Lender’s or the Agent’s obligations or Advances hereunder, the effect of such Change in Law is to result in such an increase, and such increase has the effect of reducing the rate of return on such Lender’s or the Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or the Agent to be material, then the Agent or such Lender shall notify the Borrowers, and thereafter the Borrowers shall pay to such Lender or the Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or the Agent, additional amounts sufficient to compensate such Lender or the Agent (or such controlling corporation) for any such reduction which such Lender or the Agent determines to be allocable to the existence of such Lender’s or the Agent’s obligations or Advances hereunder, including without limitation any obligations in respect of Letters of Credit. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or the Agent, as the case may be, shall be submitted by such Lender or by the Agent to the Borrowers, reasonably promptly after becoming aware of any event described in this Section 11.6(a) and shall be conclusively presumed to be correct, absent manifest error.

11.7 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrowers.

11.8 [Reserved]

11.9 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 11.9 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to Sections 11.4, 11.5, 11.6 or 3.4(c), for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law (provided that this provision will not apply to any Change in Law of the type referred to in clauses (x), (y) or (z) of the definition thereof) giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

11.10 Taxes.

(a) Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent, timely reimburse it for the payment of, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 11.10, such Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.10, (including by payment of additional amounts pursuant to this Section 11.10), it shall pay to the indemnifying party an amount equal to such refund or indemnification (but only to the extent of additional amounts or indemnification paid under this Section 11.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or withheld and the additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) Each Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Borrower by a Lender (with a copy to the Agent) or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f) Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent the Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.8 hereof relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest effort. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (f).

(g) For purposes of this Section 11.10, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(h) Each party’s obligations under this Section 11.10 and Section 13.13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of a Lender, the termination of Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.11 Benchmark Replacement Setting.

(a) ~~11.11 Effect of~~ Benchmark ~~Transition Event~~Replacement.~~(a)~~ Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior ~~to the Reference Time in respect of~~ any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (~~1) or (2~~a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark ~~(and each reference thereto)~~ for all purposes hereunder and under any Loan Document ~~and~~ in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark ~~(and each reference thereto)~~ for all purposes hereunder and under any other Loan Document ~~and~~ in respect of any Benchmark setting at or after 5:00 p.m. (Detroit~~, Michigan~~ time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

~~(b) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this clause (b), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace such Benchmark (and each reference thereto) for all purposes hereunder or under any Loan Document and in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (b) shall not be effective unless the Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice.~~

(b) ~~(c)~~ Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes (after consultation with the Borrowers but in Agent’s sole discretion) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes from time to time, and any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document (provided that the Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR).

(c) ~~(d)~~ Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any ~~occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related~~ Benchmark Replacement ~~Date,~~and (ii) the ~~implementation of any Benchmark Replacement, (iii) the~~ effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement ~~Conforming Changes, (iv)~~. The Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to ~~clause~~ Section 11.11(~~e~~d) ~~below and (v) the commencement or conclusion of any Benchmark Unavailability Period~~. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 11.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 11.11.

(d) ~~(e)~~ Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or the LIBOR~~Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be ~~no longer~~ representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” or “Term SOFR Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable ~~or~~, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will ~~no longer~~not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” or “Term SOFR Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) ~~(f)~~ Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, ~~any Borrower~~the Borrowers may revoke any pending request for a Term SOFR Advance of, conversion to or continuation of ~~any Eurodollar-based Advance~~Term SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for~~,~~ an advance of or conversion to~~, a~~ Base Rate ~~Advance~~Advances. During ~~any~~a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

~~(g) As used in this Section 11.11:~~

~~“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of this Section 11.11.~~

~~“Benchmark” means, initially, the LIBOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or (b) of this Section 11.11.~~

~~“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:~~

~~(1)~~	~~the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~
~~(2)~~	~~the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;~~
~~(3)~~	~~the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;~~

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (x) Term SOFR and (y) the related Benchmark Replacement Adjustment, as set forth in~~

~~clause (1) of this definition (subject to the immediately preceding proviso). Notwithstanding the foregoing, if the Benchmark Replacement as determined pursuant to clause (1), (2) or (3~~) ~~above would be less than the Applicable Floor, the Benchmark Replacement will be deemed to be the Applicable Floor for the purposes of this Agreement and the other Loan Documents.~~

~~“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1)~~	~~for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:~~
~~(a)~~	~~the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; provided, that if such Benchmark Replacement is set on a daily/overnight basis, then such spread adjustment or method for calculating or determining such spread adjustment shall be based upon a period that is approximately the same length (disregarding any business day adjustments) as the payment period for interest calculated with reference to such Benchmark Replacement, but in no event in excess of three months;~~
~~(b)~~	~~the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; provided, that if such Benchmark Replacement is set on a daily/overnight basis, then such spread adjustment or method for calculating or determining such spread adjustment shall be based upon a period that is approximately the same length (disregarding any business day adjustments) as the payment period for interest calculated with reference to such Benchmark Replacement, but in no event in excess of three months; and~~
~~(2)~~	~~for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or~~

~~determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;~~

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.~~

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Applicable Reference Date”, the definition of “Base Rate”, the definition of “Business Day,” the definition of “Eurodollar-based Advance”, the definition of “Eurodollar-based Rate”, the definition of “Eurodollar-based Interest Period,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).~~

~~“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:~~

~~(1)~~	~~in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published~~ component used in the calculation thereof) permanently or indefinitely ceases to ~~provide all Available Tenors of such Benchmark (or such component thereof);~~

~~(2)~~	~~in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;~~

~~(3)~~	~~in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrowers; or~~

~~(4)~~	~~in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (Detroit, Michigan time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.~~

~~For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination,~~

~~the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).~~

~~“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:~~

~~(1)~~	~~a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);~~

~~(2)~~	~~a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or~~

~~(3)~~	~~a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.~~

~~For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof). Further, the parties hereto acknowledge that, by virtue of the announcements on March 5, 2021 by the ICE Benchmark Administration and the U.K. Financial Conduct Authority, a Benchmark Transition Event has occurred with respect to the LIBOR Rate Benchmark for purposes of this definition and that no additional notice of such event shall be required hereunder~~.

~~“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has~~

~~occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 11.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 11.11.~~

~~“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

~~“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.~~

~~“Early Opt-in Election” means, if the then-current Benchmark is the LIBOR Rate, the occurrence of:~~

~~(1)~~	~~a notification by the Agent to (or the request by the Borrowers to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate including SOFR, a term SOFR or any other rate based upon SOFR as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2)~~	~~the joint election by the Agent and the Borrowers to trigger a fallback from the LIBOR Rate and the provision by the Agent of written notice of such election to the Lenders.~~

~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

~~“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, at or about 11:00 a.m. (London, England time) (or soon thereafter as practical) on the Applicable Reference Date, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Agent in its reasonable discretion.~~

~~“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or, in each case, any successor thereto.~~

~~“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.~~

~~“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).~~

~~“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

~~“Term SOFR Notice” means a notification by the Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” means the determination by the Agent that (a) either (i) Term SOFR has been selected or recommended for use by the Relevant Governmental Body or (ii) at least five currently outstanding U.S. dollar-denominated syndicated credit facilities utilize a term SOFR-based rate as an available benchmark rate, (b) the administration of Term SOFR is feasible for the Agent, and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 11.11 that is not Term SOFR.~~

~~“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.~~

12.	AGENT.

12.1 Appointment of the Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

12.2 Deposit Account with the Agent or any Lender. Each Borrower authorizes the Agent, in the Agent’s sole discretion, upon notice to the Borrowers to charge its general deposit account(s), if any, maintained with the Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 Scope of the Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of the Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. The Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4	Successor Agent.

(a) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d)(i) or clause (d)(ii) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by at least 30 days prior written notice in writing to the Borrowers and such Person (the expiration of such notice period shall be referred to as the “Removal Effective Date”) remove such Person as Agent and appoint a successor in accordance with clause (b) below.

(b) The Agent may resign as such at any time upon at least thirty (30) days prior notice to the Borrowers and each of the Lenders (the expiration of such notice period shall be referred to as the “Resignation Effective Date”). If the Agent at any time shall resign or if the office of the Agent shall become vacant for any other reason (including removal of the Agent pursuant to clause (a) above), Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to the Borrowers (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and the Agent shall deliver or cause to be delivered to any Successor Agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s Resignation Effective Date or the removed Agent’s Removal Effective Date, as applicable, the resigning or removed Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, the Borrowers, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning or removed Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning or removed Agent hereunder until such appointment by the Majority Lenders and, if applicable, the Borrowers, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning or removed Agent as if originally named. The resigning or removed Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning or removed Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning or removed Agent shall be discharged from its duties and obligations, in its capacity as the Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation or removal hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning or removed Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

12.5 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender and based on the financial statements of the Borrowers and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of the Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.6 Authority of the Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which the Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7 Indemnification of the Agent. The Lenders agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrowers, but without limiting any obligation of the Borrowers to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by the Borrowers, but without limiting the obligation of the Borrowers to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by the Borrowers for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or the Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), the Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrowers hereunder.

12.9 The Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, the Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which the Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

12.11	Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize and direct the Agent to the full extent set forth in Section 13.10(d) hereof, (1) to release or terminate any Lien granted to or held by the Agent upon any Collateral (a) upon the Payment in Full of all Indebtedness; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement (without giving effect to any consent or amendment the primary purpose of which is to permit the release of all or substantially all of the Collateral); (c) constituting Excluded Assets or property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.10; (2) to subordinate the Lien granted to or held by the Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b) hereof; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than a Borrower or a Subsidiary of a Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

12.12 The Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

12.13 The Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, the Borrowers shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

12.14 Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the

Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 Subordination Agreements. Each Lender hereby irrevocably appoints, designates, directs and authorizes Agent to enter into any subordination or intercreditor agreement pertaining to any Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 12.15). Each Lender further agrees to be bound by the terms and conditions of each subordination or intercreditor agreement pertaining to any Subordinated Debt. Each Lender hereby authorizes Agent to issue blockages notices in connection with any Subordinated Debt at the direction of Majority Lenders (it being agreed and understood that Agent will not act unilaterally to issue such blockage notices).

12.16 Indebtedness in respect of Lender Products and Hedging Agreements. Except as otherwise expressly set forth herein, no Lender that obtains the benefits of the provisions of Section 10.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 12 to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Indebtedness arising under Lender Products and Hedging Agreements unless the Agent has received written notice of such Indebtedness, together with such supporting documentation as the Agent may request, from the applicable Lender.

12.17	No Reliance on the Agent’s Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with a Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

12.18 Flood Laws. Comerica Bank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. Comerica Bank, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Comerica Bank reminds each Lender and each participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

12.19	Lenders’ ERISA Representations.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) Such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan, the Revolving Credit, the Letters of Credit, the commitments hereunder or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan, the Revolving Credit, the Letters of Credit, the commitments hereunder and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loan, the Revolving Credit, the Letters of Credit, the commitments hereunder and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loan, the Revolving Credit, the Letters of Credit, the commitments hereunder and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan, the Revolving Credit, the Letters of Credit, the commitments hereunder and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loan, the Revolving Credit, the Letters of Credit, the commitments hereunder and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

13.	MISCELLANEOUS.

13.1	Accounting Principles; Divisions.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. If at any time any change (or implementation of a previously agreed upon change) in GAAP would affect the computation of any financial ratio or requirement (including any negative covenant “basket”) set forth in any Loan Document, and either Borrowers or the Majority Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b) For all purposes under the Loan Documents, in connection with any Division, (a) if any asset, right, obligation or liability of any Dividing Person becomes the asset, right, obligation or liability of a Division Successor, then it shall be deemed to have been transferred from the Dividing Person to the Division Successor, and (b) any Division Successor shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

13.2 Consent to Jurisdiction. The Borrowers, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Texas state court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrowers, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Texas state court. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to this Agreement or to the Notes. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Texas by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Each Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Governing Law. This Agreement, the Notes and the other Loan Documents, except where otherwise expressly specified therein to be governed by local law, shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to its conflict of laws provisions that would result in the application of the laws of another state). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4 Interest. The Agent, Lenders, Credit Parties and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay for the use, forbearance, demand or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither Borrowers, any other Credit Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Indebtedness shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, demanded, charged, or received under applicable law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Agent and Lenders expressly disavow any intention to contract for, demand, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Indebtedness is accelerated. If (a) the maturity of any Indebtedness is accelerated for any reason, (b) any Indebtedness is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) the Agent or any Lender or any other holder of any or all of the Indebtedness shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Indebtedness to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Indebtedness or, at such Lender’s or holder’s option, promptly returned to Borrowers or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, the Agent, Lenders, Credit Parties (and any other payors thereof) shall to the greatest extent permitted under applicable Law, be entitled to elect in their sole discretion to (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Indebtedness in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Law. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable law permits greater interest, the Law permitting the greatest interest shall apply. As used in this Section the term “applicable law” means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

13.5	Closing Costs and Other Costs; Indemnification.

(a) The Parent and the Borrowers shall pay or reimburse (a) the Agent and its Affiliates for payment of, on demand, all reasonable and documented costs and expenses, including, by way of description and not limitation, reasonable and documented out-of-pocket attorney fees (but limited to one primary counsel and, as reasonably required by Agent, one local counsel in each relevant material jurisdiction and, in the case of an actual conflict of interest where the party affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected party) and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by the Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by the Borrowers, and (b) the Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by the Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against the Borrowers or any other Credit Party, or otherwise incurred by the Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against the Agent, its Affiliates, or any Lender which would not have been asserted were it not for the Agent’s or such Affiliate’s or Lender’s relationship with the Borrowers hereunder or otherwise, shall also be paid by the Borrowers. All of said amounts required to be paid by the Borrowers hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by the Agent, at the Base Rate, plus two percent (2%).

(b) The Borrowers agree to indemnify and hold the Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable and documented attorney fees and disbursements (but limited to one primary counsel and, as reasonably required by Agent, one local counsel in each relevant material jurisdiction), incurred by the Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, INCLUDING, WITHOUT LIMITATION, LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES IN ANY WAY OR TO THE EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT, LENDERS OR THEIR AFFILIATES excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of (i) the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b) and (ii) disputes between and among any parties seeking to be indemnified under this Section 13.5(b) to the extent such disputes do not arise from any act or omission of the Credit Parties or their Affiliates.

(c) The Borrowers agree to defend, indemnify and hold harmless the Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable and invoiced attorney’s fees (but limited to one counsel and, if deemed necessary by the Agent, one firm of local counsel in each relevant material jurisdiction and such other additional counsel as may be appointed in the event of a conflict of interest) and consultants fees, investigation and laboratory fees, environmental studies required by the Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) Borrowers’ complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrowers shall have no obligations under this Section 13.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of (i) the gross negligence or willful misconduct of the Agent or such Lender, as the case may be, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) disputes between and among any parties seeking to be indemnified under this Section 13.5(c) to the extent such disputes do not arise from any act or omission of the Credit Parties or their Affiliates. The obligations of the Borrowers under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities the Borrowers may have to the Agent or any of the Lenders at common law or pursuant to any other agreement.

13.6	Notices.

(a) Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Annex III or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of the Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to any Borrower shall be deemed to be a notice to all of the Credit Parties.

(b) Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrowers may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

13.7 Further Action. The Borrowers, from time to time, upon written request of the Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.8 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by the Borrowers of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.

(c) No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section 13.8 or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (g) of this Section 13.8 (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

(d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i) each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan be less than $5,000,000; and

(ii) the parties to any assignment shall execute and deliver to the Agent an Assignment Agreement substantially (as determined by the Agent) in the form attached hereto as Exhibit F (with appropriate insertions acceptable to the Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms and is recorded in the Register maintained by the Agent under clause (h) of this Section 13.8, and the Agent has confirmed that the assignment satisfies the requirements of this Section 13.8, the Borrowers and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Promptly, upon request, the Borrowers shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(e) The Borrowers and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents to any Person (other than a natural person or to a Borrower or any of such Borrower’s Affiliates or

Subsidiaries or to any Disqualified Institution); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof;

(iii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters requiring the consent of each of the Lenders under Section 13.10(b) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, the Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender; and

(iv) each participant shall provide the relevant tax form required under Section 13.13.

(f) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. This Section 13.8(f) and Section 13.8(h) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), Section 165(j), Section 871(h)(2), Section 881(c)(2) and Section 4701 of the Code and any related Treasury regulations (or any relevant or successor provisions of the Code or of such Treasury regulations).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(h) The Borrowers hereby designate the Agent, and Agent agrees to serve, as the Borrowers’ non-fiduciary agent solely for purposes of this Section 13.8(h) to maintain at its principal office in the United States a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount (and stated interest) of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender (but only with respect to any entry relating to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrowers of the making of any entry in the Register or any change in such entry.

(i) The Borrowers authorize each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof or shall otherwise agree to be bound by the terms thereof.

(j) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

13.10 Amendment and Waiver.

(a) Except as otherwise expressly provided in Sections 2.13, 2.14, 4.10 and 4.11, no amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers, the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

(b)	Notwithstanding anything to the contrary herein,

(i)  no amendment, waiver or consent shall increase the stated amount of or extend any Lender’s commitment hereunder without such Lender’s consent; provided, that any waiver of, or any consent to a departure from, a condition precedent, a Default or an Event of Default, a mandatory prepayment or a mandatory reduction of Commitments shall not constitute an increase or extension of any Commitment of any Lender;

(ii)  no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders holding Indebtedness directly affected thereby, do any of the following:

(A) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder; provided, that (I) only the written consent of the Majority Lenders shall be necessary to amend Section 9.2(e) or to waive any obligation of the Borrowers to pay interest at the rate set forth therein, in each case, in respect of the Indebtedness subject thereto, and (II) only the written consent of the Majority Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or to reduce any Fee,

(B) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder (except with respect to the payments required under Sections 2.10(b) and 4.8), and

(C) change any of the provisions of this Section 13.10 or the definitions of “Majority Lenders”, “Majority Revolving Credit Lenders”, “Majority Term Loan Lenders” (except as set forth in Sections 2.14 or 4.11), or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; provided that (I) changes to the definition of “Majority Revolving Credit Lenders” shall only require the written consent of each Revolving Credit Lender, and (II) changes to the definition of “Majority Term Loan Lenders” shall only require the written consent of each Term Loan Lender;

(iii) no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:

(A) except as expressly permitted in Section 12.11(b), (I) release all or substantially all of the Collateral in any transaction or series of related transactions (provided that neither the Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or (II) release any material guaranty provided by any Person in favor of the Agent and the Lenders in any transaction or series of related transactions, provided however that the Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents (without giving effect to any consent or amendment the primary purpose of which is to permit the release of all or substantially all of the Collateral) or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise),

(B) increase the maximum duration of Interest Periods permitted hereunder; or

(C) modify Sections 10.2 or 10.3 hereof or any other provision of this Agreement that expressly governs the pro rata sharing of payments or the application of payments of proceeds from Collateral, in each case, in any manner that would alter the pro rata sharing of payments or other amounts or the order of application required hereunder;

(D) (I) contractually subordinate any Indebtedness (including any guaranty thereof) to any other Debt (whether under this Agreement or otherwise); or (II) contractually subordinate the Agent’s Lien (on behalf of the holders of the Indebtedness) on all or substantially all, or any material portion, of the Collateral granted under the Loan Documents to any other Lien, unless each adversely affected Lender has received a bona fide written offer (disclosing all material terms) and a reasonable opportunity to fund or otherwise provide its pro rata portion (based on the amount of the Indebtedness adversely affected thereby held by each such Lender) of such senior Lien financing, on substantially the same terms (including, without limitation, interest and fees, other than any reasonable and customary arrangement or similar fees or third party expense reimbursements) as offered to the other providers of such senior Lien financing; provided that, notwithstanding subclauses (I) and (II) of this clause (D), neither the Agent nor any Lender shall be prohibited from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing in the context of a bankruptcy or insolvency proceeding, or

(E) release any Borrower from, or permit any Borrower to assign or transfer, any of its rights or obligations under this Agreement or any other Loan Document;

(iv) any amendment, waiver or consent that will (A) reduce the principal of, or interest on, the Swing Line Note, (B) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note or (C) otherwise affect the rights and duties of the Swing Line Lender under this Agreement or any other Loan Document, shall require the written concurrence of the Swing Line Lender;

(v) any amendment, waiver or consent that will affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of the Issuing Lender; and

(vi) any amendment, waiver, or consent that will affect the rights or duties of the Agent under this Agreement or any other Loan Document, shall require the written concurrence of the Agent.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Percentage of any Commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis).

(d) The Agent shall, promptly, upon reasonable written request of the Borrowers, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon Payment in Full of all Indebtedness; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.10; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than a Borrower or a Subsidiary of a Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) the Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

(e) Notwithstanding anything to the contrary herein (i) the Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency, and (ii) the Agent may make Benchmark Replacement Conforming Changes in accordance with Section 11.11.

(f) Notwithstanding the foregoing, no amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 13.10 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment and restatement, shall have no commitment or other obligation to maintain or extend credit under this Agreement (as so amended and restated), including, without limitation, any obligation to participate in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment and restatement, shall have received payment in full of all Indebtedness owing to such Lender under the Loan Documents (other than any Indebtedness owing to such Lender in connection with Lender Products or under any Hedging Agreements). From and after the effectiveness of any such amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto, except that any such Lender shall retain the benefits of indemnification provisions hereof which, by the terms hereof would survive the termination of this Agreement.

(g) Each of the parties hereto acknowledges and agrees that notwithstanding anything to the contrary set forth herein, no MIRE Event may be closed (x) until the date that is (i) if there are no Mortgaged Properties in a Flood Hazard Zone, ten (10) Business Days or (ii) if there are any Mortgaged Properties in a “special flood hazard area”, thirty (30) days, in each case, after the Agent or Borrowers have delivered to the Lenders the following documents in respect of such real property: (A) a completed flood hazard determination from a third party vendor; (B) if such real property is located in a “special flood hazard area”, (1) a notification to the applicable Credit Parties of that fact and, if applicable, notification to the applicable Credit Parties that flood insurance coverage is not available and (2) evidence of the receipt by the applicable Credit Parties of such notice; and (3) if required by applicable Flood Laws, evidence of required flood insurance with respect to which flood insurance has been made available under applicable Flood Laws; provided that, subject to clause (y) below, any such MIRE Event may be closed prior to the expiration of such period if the Agent shall have received confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction or (y) if any part of such property is located in a Flood Hazard Zone and flood insurance coverage is not available.

13.11 Confidentiality. Each of the Agent, the Lenders, the Swing Line Lender and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their respective Subsidiaries or the credit facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender, Swing Line Lender, Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers who did not acquire such information as a result of a breach of this Section. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Agent, any Lender, Swing Line Lender or Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.12	Mitigation Obligations; Substitution or Removal of Lenders.

(a) If any Lender has demanded compensation under Sections 3.4(c), 11.5 or 11.6, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder (or issuing or maintaining, or participating in, any Letters of Credit hereunder) or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.4(c), 11.5 or 11.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) With respect to any Lender (i) that has demanded compensation under Sections 3.4(c), 11.5 or 11.6 and has declined or is unable to designate a different lending office in accordance with Section 13.12(a), (ii) that has become a Defaulting Lender, (iii) that has failed to consent to a requested amendment, waiver or modification to any Loan Document that requires the consent of all Lenders or all affected Lenders in accordance with Section 13.10 and as to which the Majority Lenders have already consented, or (iv) that has become a Non-Extending Revolving Credit Lender under Section 2.14 hereof or a Non-Extending Term Loan Lender under Section 4.11 hereof (in each case, an “Affected Lender”), then the Agent or (upon notice to the Agent) the Borrowers may, at the Borrowers’ sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement and the other Loan Documents, including, without limitation, its Commitments, to an Eligible Assignee (which may be one or more of the Lenders); provided that in the case of clause (iv) above, such assignee, whether or not an existing Lender, shall be an Extending Revolving Credit Lender or an Extending Term Loan Lender, as applicable, for all purposes (such Eligible Assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from the Borrowers requiring it to do so, for an aggregate price equal to the sum of the outstanding principal amount of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation then due to the Affected Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loan of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.12(b), (I) the Borrowers or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8, (II) in the case of any such assignment resulting from a demand for compensation under clause (i) above, such assignment will result in a reduction in such compensation or payments thereafter, and (III) in the case of any assignment resulting from a Lender failing to consent under clause (iii) above, the applicable assignee shall have consented to the applicable amendment, waiver or modification. A Lender shall not be required to make any such assignment pursuant to this Section 13.12(b) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment cease to apply.

Notwithstanding anything in this Section 13.12(b) to the contrary, (i) any Lender that acts as an Issuing Lender may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Agent may not be replaced hereunder.

13.13	Withholding Taxes.

(a) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (a)(ii)(A), (a)(ii)(B) and (a)(ii)(D) of this Section 13.13) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such

Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), whichever of the following is applicable:

(i)   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such

Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), FATCA shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.

(b) Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income Tax withholding when made (or subject to withholding at a higher rate than that applied to such payments), such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount (if any) actually withheld by the Agent, provided that, following any such payment, such Lender shall retain all of its rights and remedies against the Borrowers with respect thereto.

For purposes of this Section 13.13, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

13.14 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A

JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.15 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with the Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.

13.16 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance and Term Loan Rate Requests, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) AND THE OTHER LOAN DOCUMENTS (INCLUDING THE EXHIBITS AND SCHEDULES HERETO AND THERETO) REPRESENT THE ENTIRE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13.17 Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.18 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.19 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.20 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.21	Electronic Transmissions.

(a) Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrowers and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.21, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.

(c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates, nor any Borrower or any of their respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates, or any Borrower or any of their respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Borrowers and their Subsidiaries, and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. The Agent and the Lenders agree that the Borrowers have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.22 Advertisements. The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.

13.23 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrowers and the Lenders, as applicable, set forth in Sections 3.9, 3.10, 10.5, 11.10, 12.7, 13.5 and 13.13 hereof (together with any other indemnities of any Credit Party or Lender contained elsewhere in this Agreement or in any of the other Loan Documents) shall survive the Payment in Full of the Indebtedness and the termination of this Agreement and the other Loan Documents, including any commitment to extend credit thereunder.

13.24 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.25 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)   the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii)   a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

13.26 Joint and Several Liability.

Each Borrower agrees as follows:

(a) It is jointly and severally, directly, and primarily liable to Lenders for payment in full of the Indebtedness and that such liability is independent of the duties, obligations and liabilities of each Borrower. This Agreement, the Notes and each other Loan Document are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of this Agreement, the Notes and the other Loan Documents by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Indebtedness or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the Indebtedness or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Indebtedness or any part thereof; (d) accept partial payments on the Indebtedness; (e) receive and hold additional security or guaranties for the Indebtedness or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Lenders in their sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Indebtedness or any part thereof; (h) settle, release on terms satisfactory to Lenders or by operation of applicable laws, or otherwise liquidate or enforce any Indebtedness and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Indebtedness, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Indebtedness.

(b) Upon the occurrence and during the continuance of any Event of Default, Lenders may enforce this Agreement, the Notes and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Lenders at any time may have or hold in connection with the Indebtedness, and it shall not be necessary for Agent, or any Lender, to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement, the Notes and the other Loan Documents. Each Borrower expressly waives any right to require Agent, or any Lender, to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that Agent, on behalf of the Lenders, may proceed against Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.

(c) Agent may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions. Each Borrower agrees that Agent and any Borrower and any affiliate of any Borrower may deal with each other in connection with the Indebtedness or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement, the Notes or the other Loan Documents.

(d) To the maximum extent permitted by applicable law and to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Borrower with respect to the Indebtedness, (b) the unenforceability or invalidity of any security or guaranty for the Indebtedness or lack of perfection or continuing perfection or failure of priority of any security for the Indebtedness, (c) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Indebtedness), (d) any failure of the Agent to marshal assets in favor of Agent, on behalf of the Lenders, or any Borrower or any other person, (e) any failure of Agent to give notice of sale or other disposition of collateral to any Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) any failure of Lenders to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Indebtedness, including any failure of Agent to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Indebtedness, (g) any act or omission of Agent or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Indebtedness or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (i) any failure of Agent to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Agent of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Agent or any Lender for any reason, or (o) any action taken by Agent or any Lender that is authorized by this Agreement or any other provision of any Loan Document. Until such time as all of the Indebtedness have been fully, finally, and indefeasibly paid in full in cash: (i) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower with respect to the Indebtedness; and (ii) in addition, each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower. Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Indebtedness, and all notices of acceptance of this Agreement or the other Loan Documents or of the existence, creation or incurring of new or additional Indebtedness.

(e) In the event that all or any part of the Indebtedness at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Agent, on behalf of the Lenders, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of this Agreement and the other Loan Documents, or the validity or enforceability of any liens of Lenders, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

(f) Without limiting the generality of any other waiver or other provision set forth in this Agreement, each Borrower waives all rights and defenses that such Borrower may have because the Indebtedness is secured by real property. This means, among other things:

(i) Agent, on behalf of the Lenders, may collect from any Borrower without first foreclosing on any real or personal property pledged as Collateral by any other Borrower to secure the Indebtedness.

(ii) If Agent, on behalf of the Lenders, forecloses on any real property pledged as Collateral by any Borrower:

(A) the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(B) Agent, on behalf of the Lenders, may collect from any Borrower even if Agent, on behalf of Lenders, by foreclosing on the real property pledged as Collateral, has destroyed any right that Borrower may have to collect from any other Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Indebtedness is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(g) To the fullest extent permitted by applicable law, to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any defenses to the enforcement of this Agreement and the other Loan Documents or any rights of Lenders created or granted hereby or to the recovery by Lenders against any Borrower or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrowers and may preclude Borrowers from obtaining reimbursement or contribution from other Borrowers. To the fullest extent permitted by applicable law, each Borrower expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY LENDERS, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE INDEBTEDNESS, HAS DESTROYED SUCH BORROWER’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE OTHER BORROWERS BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO SECTION 580d OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, OR OTHERWISE.

13.27 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein shall give or be construed to give any person or entity, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable rights hereunder.

[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,

as Administrative Agent, Issuing Lender, Swing Line Lender, Joint Lead Arranger, Sole Bookrunner and a Lender

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

CITIZENS BANK, N.A., as a Lender and Joint Lead Arranger

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

BANK OF MONTREAL, CHICAGO BRANCH, as a Lender and Co-Syndication Agent

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and Co-Syndication Agent

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

M&T BANK INCORPORATED, as a Lender and Co-Syndication Agent

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

CITIBANK, N.A., as a Lender and Co-Syndication Agent

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

BARCLAYS BANK PLC, as a Lender

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

WELLS FARGO BANK, N.A., as a Lender

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

CADENCE BANK, N.A., as a Lender

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

BANCO DE SABADELL, S.A., MIAMI

BRANCH, as a Lender

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

FLAGSTAR BANK, FSB, as a Lender

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

EAST WEST BANK, as a Lender

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

BORROWERS:

ARCHAEA ENERGY OPERATING LLC

By:
Name:
Its:

PARENT:

LFG HOLDINGS LLC

By:
Name:
Its:

Signature Page to Revolving Credit and Term Loan Agreement

Annex I

Applicable Margin Grid

Revolving Credit and Term Loan Facility

Basis for Pricing	Basis Points per Annum
Revolving Credit ~~Eurodollar~~Term SOFR Margin	275
Revolving Credit Base Rate Margin	175
Revolving Credit Facility Fee	50
Letter of Credit Fees (exclusive of facing fees)	275
Term Loan ~~Eurodollar~~Term SOFR Margin	325
Term Loan Base Rate Margin	225